As filed with the Securities and Exchange Commission on September 20, 2018

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
INTELLIPHARMACEUTICS
INTERNATIONAL INC.

(Exact name of Registrant as specified in its charter)

Not Applicable
(Translation of Registrant’s name into English)

Canada	2834	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Intellipharmaceutics
International Inc.
30 Worcester Road
Toronto, Ontario
Canada, M9W 5X2
(416) 798-3001
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Corporation Service Company
1090 Vermont Avenue N.W.
Washington, D.C. 20005
(800) 927-9800
(Name, address, and telephone number of agent for service)

_________________________
With copies to:

Richard DiStefano, Esq. Brian North, Esq. Buchanan Ingersoll & Rooney PC 640 Fifth Avenue New York, New York 10019-6102 Telephone: (212) 440-4455 Facsimile: (212) 440-4401	Tina M. Woodside, Esq. Gowling WLG (Canada) LLP Suite 1600, 1 First Canadian Place 100 King Street West Toronto, Ontario M5X 1G5 Telephone: (416) 369-4584 Facsimile: (416) 862-7661	Jeffrey Fessler, Esq. Sheppard Mullin Richter & Hampton LLP 30 Rockefeller Plaza, 39th Floor New York, New York 10112 Telephone: (212) 653-8700 Facsimile: (212) 653-8701

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company  ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Proposed Maximum Aggregate Offering Price (1)(2)(3)	Amount of Registration Fee(2)

Units, each Unit consisting of one common share, no par value (“Common Shares”), and one warrant (“Warrant”) to purchase one Common Share(3)	$15,000,000	$1,867.50
(i) Common Shares included in the Units(4)	—	—
(ii) Warrants included in the Units(4)	—	—
Pre-Funded Units, each Pre-Funded Unit consisting of one pre-funded warrant (“Pre-Funded Warrant”) to purchase one Common Share and one Warrant to purchase one Common Share(3)	—	—
(i) Pre-Funded Warrants included in the Pre-Funded Units(4)	—	—
(ii) Warrants included in the Pre-Funded Units(4)	—	—
Common Shares underlying Pre-Funded Warrants included in the Pre-Funded Units(3)	—	—
Underwriter’s Warrants (5)	—	—
Common Shares issuable upon exercise of Underwriter’s Warrants(6)	$1,125,000	$140.06
Total	$16,125,000	$2,007.56

(1) Estimated solely for purposes of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “U.S. Securities Act”). Includes the aggregate offering price of additional Common Shares and/or Warrants to purchase Common Shares that the underwriter has the right to purchase.

(2) Pursuant to Rule 416 under the U.S. Securities Act, (i) the securities being registered hereunder include such indeterminate number of additional Common Shares as may, from time to time, become issuable by reason of stock splits, stock dividends, recapitalizations or other similar transactions and (ii) if prior to completion of the distribution of the securities covered hereby, all the securities of a class which includes the registered securities are combined by a reverse stock split into a lesser amount of securities of the same class, the amount of undistributed securities of such class deemed to be covered hereby shall be proportionately reduced.

(3) The proposed maximum aggregate offering price of the Units proposed to be sold in the offering will be reduced on a dollar-for-dollar basis based on the offering price of any Pre-Funded Units offered and sold in the offering, and the proposed maximum aggregate offering price of the Pre-Funded Units to be sold in the offering will be reduced on a dollar-for-dollar basis based on the offering price of any Units sold in the offering. Accordingly, the proposed maximum aggregate offering price of the Units and Pre-Funded Units (including the Common Shares issuable upon exercise of the Pre-Funded Warrants included in the Pre-Funded Units), if any, is $15,000,000.

(4) No additional registration fee is payable pursuant to Rule 457(i) under the U.S. Securities Act.

(5) No additional registration fee is payable pursuant to Rule 457(g) under the U.S. Securities Act.

(6) Represents warrants to purchase a number of Common Shares equal to 6% of the Common Shares sold in this offering (including the number of Common Shares issuable upon exercise of the Pre-funded Warrants) at an exercise price equal to 125% of the offering price per unit.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the U.S. Securities Act or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a) of the U.S. Securities Act, may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the Securities and Exchange Commission declares our registration statement effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated September 20, 2018

PRELIMINARY PROSPECTUS

INTELLIPHARMACEUTICS INTERNATIONAL INC.

Up to Units (each Unit contains one Common Share and one Warrant to purchase one Common Share)

Up to  Pre-Funded Units (each Pre-Funded Unit contains one Pre-Funded Warrant to purchase one Common Share and one Warrant to purchase one Common Share)

(Up to   Common Shares Underlying the Warrants) and

(Up to   Common Shares Underlying the Pre-Funded Warrants)

We are offering up to Units (“Units”), each Unit consisting of one common share, no par value (“Common Shares”), and one warrant (the “Warrant”) to purchase one Common Share. Each Warrant contained in a Unit has an exercise price of $   per Common Share. The Warrants contained in the Units will be exercisable immediately and will expire   . We are also offering the Common Shares that are issuable from time to time upon exercise of the Warrants contained in the Units.

We are also offering to each purchaser whose purchase of Units in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% of our outstanding Common Shares immediately following the consummation of this offering, the opportunity to purchase, if the purchaser so chooses, pre-funded units (“Pre-Funded Units”), each Pre-Funded Unit consisting of one pre-funded warrant (“Pre-Funded Warrant”) to purchase one Common Share and one Warrant to purchase one Common Share, in lieu of Units that would otherwise result in the purchaser’s beneficial ownership exceeding 4.99% of our outstanding Common Shares (or at the election of the purchaser, 9.99%). Each Pre-Funded Warrant contained in a Pre-Funded Unit will be exercisable for one Common Share. The purchase price of each Pre-Funded Unit will equal the price per Unit being sold to the public in this offering minus $0.01, and the exercise price of each Pre-Funded Warrant included in the Pre-Funded Unit will be $0.01 per Common Share. The Pre-Funded Warrants will be exercisable immediately and expire when exercised in full. This offering also relates to the Common Shares issuable upon exercise of any Pre-Funded Warrants contained in the Pre-Funded Units sold in this offering. Each Warrant contained in a Pre-Funded Unit has an exercise price of $  per Common Share. The Warrants contained in the Pre-Funded Units will be exercisable immediately and will expire     . We are also offering the Common Shares that are issuable from time to time upon exercise of the Warrants contained in the Pre-Funded Units.

For each Pre-Funded Unit we sell, the number of Units we are offering will be decreased on a one-for-one basis. Units and the Pre-Funded Units will not be issued or certificated. The Common Shares or Pre-Funded Warrants, as the case may be, and the Warrants can only be purchased together in this offering but the securities contained in the Units or Pre-Funded Units will be issued separately.

Our Common Shares are listed for trading on the Toronto Stock Exchange (the “TSX”), and on the Nasdaq Capital Market (“Nasdaq”), under the symbol “IPCI.” On September 18, 2018, the closing sale price of our Common Shares as reported by the TSX and Nasdaq was Cdn$3.30 and $2.51, respectively. At a special meeting of shareholders held on August 15, 2018, our shareholders granted our board of directors (the “Board of Directors” or “Board”) the discretionary authority to implement a reverse stock split, known as a share consolidation under Canadian law, of our Common Shares on the basis of a ratio to be selected by the Board within a range between five pre-consolidation Common Shares for one post-consolidation Common Share and fifteen pre-consolidation Common Shares for one post-consolidation Common Share. On September 10, 2018, the Board of Directors fixed a reverse stock split ratio of ten pre-consolidation shares for one post-consolidation Common Share (the “reverse split”) to be effective upon filing articles of amendment with the Director under the Canada Business Corporations Act (the “CBCA”). On September 12, 2018, we filed the articles of amendment which implemented the reverse split, and our Common Shares began trading on each of Nasdaq and TSX on a post-reverse split basis under our existing trade symbol “IPCI” at the open of market on September 14, 2018. All historical references to Common Shares, warrants and options outstanding prior to September 12, 2018 and the related exercise prices and conversion prices in this prospectus have been adjusted to reflect the effect of the reverse split. We have assumed a public offering price of $   per Unit and $   per Pre-Funded Unit. The actual offering price per Unit and Pre-Funded Unit, and the exercise price of the Warrants, as applicable, will be determined by negotiation between us and the underwriter based on market conditions at the time of pricing, and may be at a discount to the current market price of our Common Shares. We do not intend to apply for listing of the Pre-Funded Warrants or the Warrants on any securities exchange or other nationally recognized trading system. There is no established public trading market for the Pre-Funded Warrants or the Warrants, and we do not expect a market to develop. Without an active trading market, the liquidity of the Pre-Funded Warrants and the Warrants will be limited.

You should rely only on the information contained herein or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information.

Investing in our securities involves risks. See “Risk Factors” beginning on page 6 of this prospectus and in the documents incorporated by reference into this prospectus for a discussion of risks that should be considered in connection with an investment in our securities.

	Per Unit	Per Pre-Funded Unit	Total
Public offering price	$	$	$
Underwriting discounts and commissions (8%)(1)	$	$	$
Proceeds, before expenses, to us (2)	$	$	$

(1) We have also agreed to pay the underwriter a management fee equal to 1% of the gross proceeds raised in this offering, a non-accountable expense allowance of $35,000 and reimbursement for legal fees and expenses in the amount of up to $100,000. For a description of the additional compensation to be received by the underwriter see “Underwriting” on page 47 of this prospectus.

(2) Excludes potential proceeds from the exercise of the Warrants or the Pre-Funded Warrants being offered pursuant to this prospectus.

The offering is being underwritten on a firm commitment basis. We have granted the underwriter the option to purchase up to   additional Common Shares at a purchase price of $ per share and/or Warrants to purchase up to an aggregate of   Common Shares at a purchase price of $0.01 per Warrant with an exercise price of $ per Common Share, less the underwriting discounts and commissions. The underwriter may exercise its option at any time and from time to time within 30 days from the date of this prospectus. If the underwriter exercises the option in full, the total underwriting discounts and commissions payable by us will be $ , and the total proceeds to us, before expenses, will be $ , excluding potential proceeds from the exercise of the Warrants included in such option.

The Company’s registered office and head office is located at 30 Worcester Road, Toronto, Ontario, Canada, M9W 5X2.

We are a foreign private issuer under United States (“U.S.”) securities laws. The financial statements incorporated herein by reference have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

The enforcement by investors of civil liabilities under U.S. federal securities laws may be affected adversely by the fact that the Company is incorporated under the laws of Canada, that all of its officers and directors are residents of Canada, that some or all of the experts named in the registration statement are residents of a foreign country, and that a substantial portion of the assets of the Company and said persons are located outside the United States.

NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) NOR ANY STATE SECURITIES COMMISSION OR CANADIAN SECURITIES REGULATOR HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

_________________________

Delivery of the securities offered hereby is expected to be made on or about , 2018.

_________________________

Sole Book-Running Manager

H.C. Wainwright & Co.

The date of this prospectus is , 2018

ABOUT THIS PROSPECTUS

The registration statement we filed with the SEC includes exhibits that provide more detail of the matters discussed in this prospectus. You should read this prospectus, the related exhibits filed with the SEC, and the documents incorporated by reference herein before making your investment decision. You should rely only on the information provided in this prospectus and the documents incorporated by reference herein or any amendment thereto. In addition, this prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the heading “Where You Can Find More Information: Incorporation by Reference.” Information contained in later-dated documents incorporated by reference will automatically supplement, modify or supersede, as applicable, the information contained in this prospectus or in earlier-dated documents incorporated by reference.

We have not, and the underwriter has not, authorized anyone to provide any information or to make any representations other than those contained in this prospectus, the documents incorporated by reference herein or in any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby, and only under circumstances and in jurisdictions where it is lawful to do so. This prospectus does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation. The information contained in this prospectus, the documents incorporated by reference herein or in any applicable free writing prospectus is current only as of its date, regardless of its time of delivery or any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date.

For investors outside the United States: We have not, and the underwriter has not, done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities and the distribution of this prospectus outside the United States.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference into this prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreement, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

References to “$,” “U.S. $” or “dollars” are to U.S. dollars, and all references to “Cdn$” or “C$” are to the lawful currency of Canada. In this prospectus, where applicable, and unless otherwise indicated, amounts are converted from U.S. dollars to Canadian dollars and vice versa by applying the closing spot rate of exchange of the Bank of Canada on September 18, 2018. See “Exchange Rate Information.” The financial statements of the Company incorporated herein by reference are reported in U.S. dollars and have been prepared in accordance with U.S. GAAP, and except as otherwise indicated, all other information is also presented in U.S. dollars.

Any reference in this prospectus to our “products” includes a reference to our product candidates and future products we may develop.

Whenever we refer to any of our current product candidates (including additional product strengths of products we are currently marketing) and future products we may develop, no assurances can be given that we, or any of our strategic partners, will successfully commercialize or complete the development of any of such product candidates or future products under development or proposed for development, that regulatory approvals will be granted for any such product candidate or future product, or that any approved product will be produced in commercial quantities or sold profitably.

In this prospectus, any prospectus supplement, and/or the documents incorporated by reference herein or therein, we refer to information regarding potential markets for our products, product candidates and other industry data. We believe that all such information has been obtained from reliable sources that are customarily relied upon by companies in our industry. However, we have not independently verified any such information.

Unless the context otherwise requires, references in this prospectus to (i) share amounts, per share data, share prices, exercise prices and conversion rates have been adjusted to reflect the effect of the 1-for-10 reverse split which became effective on each of Nasdaq and TSX at the open of market on September 14, 2018, (ii) “consolidation” or “share consolidation” are intended to refer to such reverse split, and (iii) “pre-consolidation” and “post-consolidation” are intended to refer to “pre-reverse split” and “post-reverse split”, respectively.

TRADEMARKS

Intellipharmaceutics™, Hypermatrix™, Drug Delivery Engine™, IntelliFoam™, IntelliGITransporter™, IntelliMatrix™, IntelliOsmotics™, IntelliPaste™, IntelliPellets™, IntelliShuttle™, Rexista™, nPODDDS™ , PODRAS™ and Regabatin™ are our trademarks. These trademarks are important to our business. Although we may have omitted the “TM” trademark designation for such trademarks in this prospectus or in any prospectus supplement, all rights to such trademarks are nevertheless reserved. Unless otherwise noted, other trademarks used in this prospectus are the property of their respective holders.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus or incorporated by reference herein. This summary is not complete and may not contain all of the information that you should consider before deciding whether or not you should purchase the securities offered hereunder. You should read this entire prospectus carefully, including the section entitled “Risk Factors” beginning on page 6 of this prospectus and the section entitled “Risks Factors” in our annual report on Form 20-F for the fiscal year ended November 30, 2017, and all other information included or incorporated herein by reference in this prospectus before you decide whether to purchase our securities.

Our Company

We are a pharmaceutical company specializing in the research, development and manufacture of novel and generic controlled-release and targeted-release oral solid dosage drugs. Our patented Hypermatrix™ technology is a multidimensional controlled-release drug delivery platform that can be applied to the efficient development of a wide range of existing and new pharmaceuticals. Based on this technology platform, we have developed several drug delivery systems and a pipeline of products (some of which have received U.S. Food and Drug Administration, or FDA, approval) and product candidates in various stages of development, including abbreviated new drug applications, or ANDAs, filed with the FDA (and one Abbreviated New Drug Submission, or ANDS, filed with Health Canada) in therapeutic areas that include neurology, cardiovascular, gastrointestinal tract, or GIT, diabetes and pain.

We also have new drug application, or NDA, 505(b)(2) specialty drug product candidates in our development pipeline. These include our oxycodone hydrochloride extended-release tablets (previously referred to as Rexista™), or Oxycodone ER, an abuse deterrent oxycodone based on our proprietary nPODDDS™ novel Point Of Divergence Drug Delivery System (for which an NDA has been filed with the FDA), and Regabatin™ XR (pregabalin extended-release capsules). The NDA 505(b)(2) pathway (which relies in part upon the approving agency’s findings for a previously approved drug) both accelerates development timelines and reduces costs in comparison to NDAs for new chemical entities. An advantage of our strategy for development of NDA 505(b)(2) drugs is that our product candidates can, if approved for sale by the FDA, potentially enjoy an exclusivity period which may provide for greater commercial opportunity relative to the generic ANDA route.

Recent Developments

Reverse Stock Split

As more fully described below (under “Nasdaq Notices and Nasdaq Hearings Panel Grant of Request for Continued Listing”), in order to qualify for continued listing on Nasdaq, we have to meet certain continued listing criteria, including a closing bid price of at least $1.00 for a minimum of 10 consecutive business days. In connection with the minimum bid price requirement, at a special meeting of shareholders held on August 15, 2018, our shareholders granted our Board of Directors discretionary authority to implement a reverse split of our outstanding Common Shares, on the basis of a ratio to be selected by the Board within a range between five pre-consolidation Common Shares for one post-consolidation Common Share and fifteen pre-consolidation Common Shares for one post-consolidation Common Share.

On September 10, 2018, the Board of Directors fixed a reverse split ratio of ten pre-consolidation shares for one post-consolidation Common Share. On September 12, 2018, we filed articles of amendment with the Director under the CBCA to effectuate the reverse split, and our Common Shares began trading on each of Nasdaq and TSX on a post-reverse split basis under our existing trade symbol “IPCI” at the open of market on September 14, 2018.

Nasdaq Notices and Nasdaq Hearings Panel Grant of Request for Continued Listing

While we are currently not in compliance with the requirements for the continued listing of our Common Shares on Nasdaq, as described below, we have until September 28, 2018 to satisfy those requirements. This offering and the reverse split are important parts of our plan to regain compliance with Nasdaq’s requirements for the continued listing of our Common Shares.

In September 2017, we were notified by Nasdaq that we were not in compliance with the minimum market value of listed securities required for continued listing on Nasdaq. Nasdaq Listing Rule 5550(b) requires listed securities to maintain a minimum market value of $35.0 million, among other alternatives, including minimum shareholders’ equity of $2.5 million. A failure to meet the minimum market value requirement exists if the deficiency continues for a period of 30 consecutive business days. Based on the market value of our Common Shares for the 30 consecutive business days from August 8, 2017, we did not satisfy the minimum market value of listed securities requirement. By rule, we were provided 180 calendar days, or until March 19, 2018, to regain compliance with that requirement. To regain compliance, our Common Shares were required to have a market value of at least $35.0 million for a minimum of 10 consecutive business days prior to March 19, 2018, which we were unable to satisfy. In the alternative, if the minimum market value requirement for continued listing is not met, an issuer may maintain continued listing under Nasdaq Listing Rule 5550(b) if it has shareholders’ equity of at least $2.5 million.

On April 20, 2018, we received notice that the Nasdaq Listings Qualification staff (the “Nasdaq Staff”) had determined to delist our Common Shares as a result of our failure to meet either the minimum market value of listed securities requirement or the minimum shareholders’ equity requirement for continued listing. However, any delisting action by the Nasdaq Staff was stayed pending the ultimate conclusion of the Company’s hearing before a Nasdaq Hearings Panel (the “Panel”).

In addition to not meeting the minimum market value of listed securities or minimum shareholders’ equity requirements, we were separately notified in December 2017 that our Common Shares no longer satisfied the minimum $1.00 per share bid requirement under Nasdaq Listing Rule 5550(a)(2).

We attended a hearing before the Panel on May 17, 2018, and subsequently received formal notice that the Panel had granted our request for continued listing until September 28, 2018, by which date we are required to evidence compliance with the requirements for continued listing on Nasdaq. Specifically, on or before September 28, 2018, the Panel has required that: (i) our Common Shares evidence a closing bid price of at least $1.00 per share for a minimum of ten consecutive business days, (ii) we evidence shareholders’ equity of at least $2.5 million, and (iii) we provide the Panel with updated financial projections demonstrating our ability to maintain compliance with the minimum shareholders’ equity requirement over the following 12 months.

There is no assurance that we will be able to regain or maintain compliance with the Nasdaq listing requirements or, if we do regain compliance, that we will be able to maintain such compliance over the long term. If we are unable to do so, our Common Shares may be delisted from Nasdaq and the liquidity and market price of our Common Shares may be adversely impacted as a result. If our Common Shares are delisted from Nasdaq, they may trade in the over-the-counter system, which may be a less liquid market. In such case, our shareholders’ ability to trade, or obtain quotations of the market value of, our Common Shares could be severely limited because of lower trading volumes and transaction delays. See “—Risk Factors--Our Common Shares will be delisted from the Nasdaq Capital Market if we do not satisfy certain requirements of the Nasdaq Hearing Panel by September 28, 2018.”

FDA Meeting

In February 2018, we and the FDA discussed a previously-announced Complete Response Letter for Oxycodone ER, including issues related to the blue dye in the product candidate. Based on the meeting, the product candidate will no longer include the blue dye. The blue dye was intended to act as an additional deterrent if Oxycodone ER is abused and serve as an early warning mechanism to flag potential misuse or abuse. The FDA confirmed that the removal of the blue dye is unlikely to have any impact on formulation quality and performance. As a result, we will not be required to repeat in vivo bioequivalence studies and pharmacokinetic studies submitted in the Oxycodone ER NDA. The FDA also indicated that, from an abuse liability perspective, Category 1 studies will not have to be repeated on Oxycodone ER with the blue dye removed.

In May 2018, we announced that we had commenced our Category 2 and 3 human abuse liability studies for our Oxycodone ER product candidate to support its abuse-deterrent label claims for the intranasal route of administration. We also announced that planned studies to support abuse-deterrent label claims for the oral route of abuse were scheduled to commence. Both studies are now underway.

There can be no assurance that our products will be successfully commercialized or produce significant revenues for us. Also, there can be no assurance that we will not be required to conduct further studies for our Oxycodone ER product candidate, that the FDA will approve any of our requested abuse-deterrence label claims or that the FDA will ultimately approve the NDA for the sale of our Oxycodone ER product in the U.S. market, or that it will ever be successfully commercialized, that we will be successful in submitting any additional ANDAs or NDAs with the FDA or ANDSs with Health Canada, that the FDA or Health Canada will approve any of our current or future product candidates for sale in the U.S. market and Canadian market, or that they will ever be successfully commercialized and produce significant revenue for us.

Our Corporate Information

We were formed under the CBCA by certificate and articles of arrangement dated October 22, 2009. Our registered principal office is located at 30 Worcester Road, Toronto, Ontario, Canada M9W 5X2. Our telephone number is (416) 798-3001 and our facsimile number is (416) 798-3007. Our website address is http://www.intellipharmaceutics.com. Information on or accessed through our website is not incorporated into this prospectus and is not a part of this prospectus. Our Common Shares are listed for trading on the TSX and on Nasdaq under the symbol “IPCI.”

THE OFFERING

Units offered by us in this offering:	Up to Units, each consisting of one Common Share and one Warrant to purchase one Common Share
Pre-Funded Units offered by us in this offering:
We are also offering to each purchaser whose purchase of Units in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% of our outstanding Common Shares immediately following the consummation of this offering, the opportunity to purchase, if the purchaser so chooses, Pre-Funded Units (each Pre-Funded Unit consisting of one Pre-Funded Warrant to purchase one Common Share and one Warrant to purchase one Common Share) in lieu of Units that would otherwise result in the purchaser’s beneficial ownership exceeding 4.99% of our outstanding Common Shares (or at the election of the purchaser, 9.99%). Each Pre-Funded Warrant contained in a Pre-Funded Unit will be exercisable for one Common Share. The purchase price of each Pre-Funded Unit will equal the price per Unit being sold to the public in this offering minus $0.01, and the exercise price of each Pre-Funded Warrant included in the Pre-Funded Unit will be $0.01 per Common Share. The Pre-Funded Warrants will be exercisable immediately and expire when exercised in full. This offering also relates to the Common Shares issuable upon exercise of any Pre-Funded Warrants contained in the Pre-Funded Units sold in this offering. For each Pre-Funded Unit we sell, the number of Units we are offering will be decreased on a one-for-one basis. Because we will issue a Warrant as part of each Unit or Pre-Funded Unit, the number of Warrants sold in this offering will not change as a result of a change in the mix of the Units and Pre-Funded Units sold.

Warrants offered by us in this offering: Offering price: Option to purchase additional securities:

Warrants to purchase an aggregate of up to Common Shares. Each Unit and each Pre-Funded Unit includes a Warrant to purchase one Common Share. Each Warrant contained in a Unit or Pre-Funded Unit has an exercise price of $ per Common Share, will be immediately separable from the Common Shares or Pre-Funded Warrant, as the case may be, will be exercisable immediately and will expire.

$   per Unit
$   per Pre-Funded Unit

The underwriter has the option to purchase up to   additional Common Shares at a purchase price of $ per share and/or Warrants to purchase up to an aggregate of Common Shares at a purchase price of $0.01 per Warrant with an exercise price of $ per Common Share, less the underwriting discounts and commissions. The underwriter may exercise its option at any time and from time to time within 30 days from the date of this prospectus.

Common Shares outstanding before this offering:	4,353,678 Common Shares
Common Shares to be outstanding after this offering:	Common Shares (assuming no sale of any Pre-Funded Units), or Common Shares if the underwriter exercises its option to purchase additional Units in full (assuming no sale of any Pre-Funded Units).

Use of proceeds:
We estimate that the net proceeds to us from this offering will be approximately $  million ($ million if the underwriter’s option to purchase additional Units is exercised in full), based on an assumed public offering price per Unit of $  , the last reported sale price of our Common Shares on Nasdaq on September  , 2018, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. We currently intend to use the net proceeds from this offering for general corporate purposes, which may include working capital, capital expenditures, research and development, accounts payable, and other commercial expenditures. We expect from time to time to evaluate the acquisition of products and technologies for which a portion of the net proceeds may be used, although we currently are not planning or negotiating any such transactions. See “Use of Proceeds” beginning on page 46.

Nasdaq and TSX symbol/listing:
Our Common Shares are listed under the symbol “IPCI.” We do not intend to apply for listing of the Pre-Funded Warrants or the Warrants on any securities exchange or other nationally recognized trading system. There is no established public trading market for the Pre-Funded Warrants or the Warrants, and we do not expect a market to develop. See “Recent Developments” above for important information about the listing of our Common Shares on Nasdaq.

Risk Factors:
Investing in our securities involves substantial risks. You should carefully review and consider the “Risk Factors” section of this prospectus for a discussion of factors to consider before deciding to invest in our securities.

The number of Common Shares shown above to be outstanding after this offering is based on 4,353,678 shares outstanding as of September 18, 2018 and excludes, as of that date:

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an aggregate of 561,316 Common Shares issuable upon the exercise of outstanding options, with a weighted average exercise price of U.S. $31.50 per Common Share;

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up to 150,455 additional Common Shares that have been reserved for issuance in connection with future grants under our stock option plan;

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an aggregate of 824,570 Common Shares issuable upon the exercise of outstanding Common Share purchase warrants, with a weighted average exercise price of U.S. $9.92 per Common Share;

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an aggregate of 10,279 deferred share units granted to non-management directors (to defer receipt of all or a portion of their Board fees until termination of the Board service and to receive such fees in the form of Common Shares at that time);

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an aggregate of 45,000 Common Shares issuable upon the conversion of an unsecured convertible debenture in the principal amount of U.S. $1.5 million (the “2013 Debenture”), of which U.S. $1.35 million remains outstanding, held by Drs. Isa and Amina Odidi, who are directors, executive officers and principal shareholders of our Company;

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an aggregate of 166,666 Common Shares issuable upon the conversion of an unsecured convertible debenture in the principal amount of $500,000 (the “2018 Debenture”), all of which remains outstanding, held by Drs. Isa and Amina Odidi, who are directors, executive officers and principal shareholders of our Company;

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   Common Shares issuable upon exercise of the Pre-Funded Warrants offered hereby at an exercise price of $0.01 per share;

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   Common Shares issuable upon exercise of the Warrants offered hereby at an exercise price of $ per share; and

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   Common Shares issuable upon exercise of the Underwriter’s Warrants offered hereby at an exercise price of $ per share.

Unless otherwise indicated, all information contained in this prospectus (i) assumes no exercises by the underwriter of its option to purchase additional securities, and no sale of any Pre-Funded Warrants; and (ii) reflects a 1-for-10 reverse split of our issued and outstanding Common Shares effected on September 12, 2018, and the corresponding adjustment of Common Share prices and related exercise prices and conversion prices.

RISK FACTORS

Our past experience may not be indicative of future performance, and as noted elsewhere in this prospectus and documents incorporated by reference into this prospectus, we have included forward-looking statements about our business, plans and prospects that are subject to change. In addition to the other risks or uncertainties contained in this prospectus and documents incorporated by reference into this prospectus, the following risks may affect our operating results, financial condition and cash flows. If any of these risks occurs, either alone or in combination with other factors, our business, financial condition or operating results could be adversely affected. Moreover, readers should note this is not an exhaustive list of the risks we face. Some risks are unknown or not quantifiable, and other risks that we currently perceive as immaterial may ultimately prove more significant than expected. Statements about plans, predictions or expectations should not be construed to be assurances of performance or promises to take a given course of action. Before making an investment decision, you should carefully consider these risks, including those set forth below and those described in the “Risk Factors” section of our Annual Report on Form 20-F, as filed with the SEC on March 1, 2018, which is incorporated by reference into this prospectus, as well as any amendment or update to our risk factors reflected in subsequent filings with the SEC, and you should also carefully consider any other information we include or incorporate by reference in this prospectus.

Any of the risks we describe below or in the information incorporated herein by reference in this prospectus could cause our business, financial condition or operating results to suffer. The market price of our Common Shares could decline if one or more of these risks and uncertainties develop into actual events. You could lose all or part of your investment.

Risks Relating to our Company

Our business is capital intensive and requires significant investment to conduct research and development, clinical and regulatory activities necessary to bring our products to market, which capital may not be available in amounts or on terms acceptable to us, if at all.

Our business requires substantial capital investment in order to conduct the research and development (“R&D”), clinical and regulatory activities necessary and to defend against patent litigation claims in order to bring our products to market and to establish commercial manufacturing, marketing and sales capabilities. As of November 30, 2017, we had a cash balance of $1.9 million. As of May 31, 2018, our cash balance was $1.4 million. While we expect to satisfy certain short term capital needs from cash on hand and profit transfer payments from our commercial partners, we need to obtain additional funding as we further the development of our product candidates. Potential sources of capital may include payments from licensing agreements, cost savings associated with managing operating expense levels, other equity and/or debt financings, and/or new strategic partnership agreements which fund some or all costs of product development. We intend to utilize the equity markets to bridge any funding shortfall and to provide capital to continue to advance our most promising product candidates. Our future operations are highly dependent upon our ability to source additional capital to support advancing our product pipeline through continued R&D activities and to fund any significant expansion of our operations. Our ultimate success will depend on whether our product candidates receive approval by the FDA or Health Canada and whether we are able to successfully market our approved products. We cannot be certain that we will receive FDA or Health Canada approval for any of our current or future product candidates, that we will reach the level of sales and revenues necessary to achieve and sustain profitability or that we can secure other capital sources on terms or in amounts sufficient to meet our needs, or at all. Our cash requirements for R&D during any period depend on the number and extent of the R&D activities we focus on. At present, we are working principally on our Oxycodone ER 505(b)(2), PODRAS™ technology, additional 505(b)(2) product candidates for development in various areas, and selected generic product candidate development projects. Our development of Oxycodone ER will require significant expenditures, including costs to defend against the Purdue litigation (as described in the “Legal Proceedings” section). For our Regabatin™ XR 505(b)(2) product candidate, Phase III clinical trials can be capital intensive, and will only be undertaken consistent with the availability of funds and a prudent cash management strategy. We anticipate some investment in fixed assets and equipment over the next several months, the extent of which will depend on cash availability.

Effective September 28, 2017, the maturity date for the 2013 Debenture was extended to October 1, 2018. The Company currently expects to repay the current outstanding principal amount of $1,350,000 on or about October 1, 2018, if the Company then has cash available.

The availability of equity or debt financing will be affected by, among other things, the results of our R&D, our ability to obtain regulatory approvals, our success in commercializing approved products with our commercial partners and the market acceptance of our products, the state of the capital markets generally, strategic alliance agreements and other relevant commercial considerations. In addition, if we raise additional funds by issuing equity securities, our then-existing security holders will likely experience dilution, and the incurring of indebtedness would result in increased debt service obligations and could require us to agree to operating and financial covenants that would restrict our operations. In the event that we do not obtain sufficient additional capital, it will raise substantial doubt about our ability to continue as a going concern, realize our assets, and pay our liabilities as they become due. Our cash outflows are expected to consist primarily of internal and external R&D, legal and consulting expenditures to advance our product pipeline and selling, general and administrative expenses to support our commercialization efforts. Depending upon the results of our R&D programs, the impact of the Purdue litigation and the availability of financial resources, we could decide to accelerate, terminate, or reduce certain projects, or commence new ones. Any failure on our part to successfully commercialize approved products or raise additional funds on terms favorable to us, or at all, may require us to significantly change or curtail our current or planned operations in order to conserve cash until such time, if ever, that sufficient proceeds from operations are generated, and could result in us not taking advantage of business opportunities, in the termination or delay of clinical trials or us not taking any necessary actions required by the FDA or Health Canada for one or more of our product candidates, in curtailment of our product development programs designed to identify new product candidates, in the sale or assignment of rights to our technologies, products or product candidates, and/or our inability to file ANDAs, ANDSs or NDAs, at all or in time to competitively market our products or product candidates.

We have a history of operating losses, which may continue in the foreseeable future.

We have incurred net losses from inception through May 31, 2018 and had an accumulated deficit of $77,882,323 as of such date and have incurred additional losses since such date. As we engage in the development of products in our pipeline, we may continue to incur further losses. There can be no assurance that we will ever be able to achieve or sustain profitability or positive cash flow. In addition to the other factors described in this prospectus, our ultimate success will depend on how many of our product candidates receive approval by the FDA or Health Canada and whether we are able to successfully market approved products. We cannot be certain that we will be able to receive FDA or Health Canada approval for any of our current or future product candidates, or that we will reach the level of sales and revenues necessary to achieve and sustain profitability. If we are unsuccessful in commercializing our products and/or securing sufficient financing, we may need to cease or curtail our operations.

Approvals for our product candidates may be delayed or become more difficult to obtain if the FDA changes its approval requirements.

The FDA may institute changes to its ANDA approval requirements, which may make it more difficult or expensive for us to obtain approval for our new generic products. For instance, in July 2012, the Generic Drug User Fee Amendments of 2012, or GDUFA, were enacted into law. The GDUFA legislation implemented substantial fees for new ANDAs, Drug Master Files, product and establishment fees. In return, the program is intended to provide faster and more predictable ANDA reviews by the FDA and more timely inspections of drug facilities. For the FDA’s fiscal year 2018, the user fee rate is $171,823 for new ANDAs. For the FDA’s fiscal year 2018, the FDA will also charge an annual facility user fee of $226,087 plus a new general program fee of $159,079. Under GDUFA, generic product companies face significant penalties for failure to pay the new user fees, including rendering an ANDA not “substantially complete” until the fee is paid. It is currently uncertain the effect the new fees will have on our ANDA process and business. However, any failure by us or our suppliers to pay the fees or to comply with the other provisions of GDUFA may adversely impact or delay our ability to file ANDAs, obtain approvals for new generic products and generate revenues and thus may have a material adverse effect on our business, results of operations and financial condition.

We operate in a highly litigious environment.

From time to time, we may be exposed to claims and legal actions in the normal course of business. There has been substantial litigation in the pharmaceutical industry concerning the manufacture, use and sale of new products that are the subject of conflicting patent rights. When we file an ANDA or 505(b)(2) NDA for a bioequivalent version of a drug, we may, in some circumstances, be required to certify to the FDA that any patent which has been listed with the FDA as covering the branded product has expired, the date any such patent will expire, or that any such patent is invalid or will not be infringed by the manufacture, sale or use of the new drug for which the application is submitted. Approval of an ANDA is not effective until each listed patent expires, unless the applicant certifies that the patents at issue are not infringed or are invalid and so notifies the patent holder and the holder of the branded product. A patent holder may challenge a notice of non-infringement or invalidity by suing for patent infringement within 45 days of receiving notice. Such a challenge prevents FDA approval for a period which ends 30 months after the receipt of notice, or sooner if an appropriate court rules that the patent is invalid or not infringed. From time to time, in the ordinary course of business, we face and have faced such challenges and may continue to do so in the future.

As of the date of this prospectus, we are not aware of any pending or threatened material litigation claims against us, other than as described in this prospectus under the caption “Legal Proceedings”. Litigation to which we are, or may be, subject could relate to, among other things, our patent and other intellectual property rights or such rights of others, business or licensing arrangements with other persons, product liability or financing activities. Such litigation could include an injunction against the manufacture or sale of one or more of our products or potential products or a significant monetary judgment, including a possible punitive damages award, or a judgment that certain of our patent or other intellectual property rights are invalid or unenforceable or infringe the intellectual property rights of others. If such litigation is commenced, our business, results of operations, financial condition and cash flows could be materially adversely affected.

We may be subject to intellectual property claims that could be costly and could disrupt our business.

Third parties may claim we have infringed their patents, trademarks, copyrights or other rights. We may be unsuccessful in defending against such claims, which could result in the inability to protect our intellectual property rights or liability in the form of substantial damages, fines or other penalties such as injunctions precluding our manufacture, importation or sales of products. The resolution of a claim could also require us to change how we do business or enter into burdensome royalty or license agreements; provided, however, we may not be able to obtain the necessary licenses on acceptable terms, or at all. Insurance coverage may be denied or may not be adequate to cover every claim that third parties could assert against us. Even unsuccessful claims could result in significant legal fees and other expenses, diversion of management’s time and disruptions in our business. Any of these claims could also harm our reputation. Any of the foregoing may have a material adverse effect upon our business and financial condition.

We are a defendant in litigation and are at risk of additional similar litigation in the future that could divert management’s attention and adversely affect our business and could subject us to significant liabilities.

We are a defendant in the litigation matters described under the heading “Legal Proceedings.” The defense of such litigation may increase our expenses and divert our management’s attention and resources, and any unfavorable outcome could have a material adverse effect on our business and results of operations. Any adverse determination in such litigation, or any settlement of such litigation matters could require that we make significant payments. In addition, we may be the target of other litigation in the future. Any negative outcome in any ongoing or future litigation may have a material adverse effect on our business and financial condition.

Our significant shareholders have the ability to exercise significant influence over certain corporate actions.

Drs. Amina and Isa Odidi, our President, Chief Operating Officer and Co-Chief Scientific Officer and our Chairman, Chief Executive Officer and Co-Chief Scientific Officer, respectively, and principal shareholders of our Company, and Odidi Holdings Inc., a privately-held company controlled by Drs. Amina and Isa Odidi, owned in the aggregate approximately 13.28% of our issued and outstanding Common Shares as of September 18, 2018 (and collectively beneficially owned in the aggregate approximately 23.5% of our Common Shares, including Common Shares issuable upon the exercise of outstanding options and the conversion of the 2013 Debenture and 2018 Debenture that are exercisable or convertible within 60 days of the date hereof). As a result, these principal shareholders have the ability to exercise significant influence over all matters submitted to our shareholders for approval.

We may be classified as a “passive foreign investment company” for U.S. income tax purposes, which could have significant and adverse tax consequences to U.S. investors.

The possible classification of our Company as a passive foreign investment company, or PFIC, for U.S. federal income tax purposes could have significant and adverse tax consequences for U.S. Holders (as defined below) of our Common Shares and Warrants. It may be possible for U.S. Holders of Common Shares, but not holders of Warrants with respect to periods prior to exercise, to mitigate certain of these consequences by making an election to treat us as a “qualified electing fund” or “QEF” under Section 1295 of the Internal Revenue Code (the “Code”) (a “QEF Election”) or a mark-to-market election under Section 1296 of the Code. A non-U.S. corporation generally will be a PFIC if, for a taxable year (a) 75% or more of the gross income of such corporation for such taxable year consists of specified types of passive income or (b) on average, 50% or more of the assets held by such corporation either produce passive income or are held for the production of passive income, based on the fair market value of such assets (or on the adjusted tax basis of such assets, if such non-U.S. corporation is not publicly traded and either is a “controlled foreign corporation” under Section 957(a) of the Code, or makes an election to determine whether it is a PFIC based on the adjusted basis of the assets).

The determination of whether we are, or will be, a PFIC for a taxable year depends, in part, on the application of complex U.S. federal income tax rules, which are subject to various interpretations. Although the matter is not free from doubt, we believe that we were not a PFIC during our 2017 taxable year and will not likely be a PFIC during our 2018 taxable year. Because PFIC status is based on our income, assets and activities for the entire taxable year, and our market capitalization, it is not possible to determine whether we will be characterized as a PFIC for the 2018 taxable year until after the close of the taxable year. The tests for determining PFIC status are subject to a number of uncertainties. These tests are applied annually, and it is difficult to accurately predict future income, assets and activities relevant to this determination. In addition, because the market price of our Common Shares is likely to fluctuate, the market price may affect the determination of whether we will be considered a PFIC. There can be no assurance that we will not be considered a PFIC for any taxable year (including our 2018 taxable year). Absent one of the elections described above, if we are a PFIC for any taxable year during which a U.S. Holder holds our Common Shares, we generally will continue to be treated as a PFIC with respect to those holders regardless of whether we cease to meet the PFIC tests in one or more subsequent years. Accordingly, no assurance can be given that we will not constitute a PFIC in the current (or any future) tax year or that the Internal Revenue Service (the “IRS”) will not challenge any determination made by us concerning our PFIC status.

If we are a PFIC, the U.S. federal income tax consequences to a U.S. Holder of the ownership and disposition of our Common Shares will depend on whether such U.S. Holder makes a QEF or mark-to-market election. A U.S. Holder may only make a QEF election if we agree to provide certain tax information to such holder annually. At this time, we do not intend to provide U.S. Holders with such information as may be required to make a QEF election effective.

Unless otherwise provided by the IRS, a U.S. holder of our Common Shares is generally required to file an informational return annually to report its ownership interest in the Company during any year in which we are a PFIC. If we are a PFIC for one or more years in which a U.S. Holder holds a Warrant prior to exercise, it is possible that such holder could recognize gain on the sale, exchange or disposition of that Warrant that it would not otherwise recognize if we were not a PFIC and any U.S. income tax imposed on the holder with respect to the inclusion of such gain or the inclusion of a pro rata share of our income in his, her or its income following exercise of such Warrant could result in an interest charge payable on such holder’s tax liability that is calculated back to the first year in which such holder held that Warrant in which we were considered to be a PFIC.

The foregoing only speaks to the United States federal income tax considerations as to the Code in effect on the date of this prospectus.

Loss of key scientists and/or failure to attract qualified personnel could limit our growth and negatively impact our operations.

We are dependent upon the scientific expertise of Dr. Isa Odidi, our Chairman Chief Executive Officer and Co-Chief Scientific Officer , and Dr. Amina Odidi, our President, Chief Operating Officer and Co-Chief Scientific Officer. Although we employ other qualified scientists, Drs. Isa and Amina Odidi are our only employees with the knowledge and experience necessary for us to continue the development of controlled-release products. We do not maintain key-person life insurance on any of our officers or employees. Although we have employment agreements with key members of our management team, each of our employees may terminate his or her employment at any time. The success of our business depends, in large part, on our continued ability to attract and retain highly qualified management, scientific, manufacturing and sales and marketing personnel, on our ability to successfully integrate new employees, and on our ability to develop and maintain important relationships with leading research and medical institutions and key distributors. If we lose the services of our executive officers or other qualified personnel or are unable to attract and retain qualified individuals to fill these roles or develop key relationships, our business, financial condition and results of operations could be materially adversely affected.

We may be subject to product liability claims for which we may not have or be able to obtain adequate insurance coverage.

The testing and marketing of pharmaceutical products entails an inherent risk of product liability. Liability exposures for pharmaceutical products can be extremely large and pose a material risk. In some instances, we may be or may become contractually obligated to indemnify third parties for such liability. Our business may be materially and adversely affected by a successful product liability claim or claims in excess of any insurance coverage that we may have. Further, even if claims are not successful, the costs of defending such claims and potential adverse publicity could be harmful to our business.

While we currently have, and in some cases are contractually obligated to maintain, insurance for our business, property and our products as they are administered in bioavailability/bioequivalence studies, first and third party insurance is increasingly costly and narrow in scope. Therefore, we may be unable to meet such contractual obligations or we may be required to assume more risk in the future. If we are subject to third party claims or suffer a loss or damage in excess of our insurance coverage, we may be required to bear that risk in excess of our insurance limits. Furthermore, any first or third party claims made on our insurance policy may impact our ability to obtain or maintain insurance coverage at reasonable costs or at all in the future. Any of the foregoing may have a material adverse effect on our business and financial condition.

We are subject to currency rate fluctuations that may impact our financial results.

Although our financial results are reported in U.S. dollars and our revenues are payable in U.S. dollars, a majority of our expenses are payable in Canadian dollars. Our financial condition may be affected by movements of the U.S. dollar against the Canadian dollar. There may be instances where we have net foreign currency exposure. Any fluctuations in exchange rates may have an adverse effect on our financial results.

Our operations may be adversely affected by risks associated with international business.

We may be subject to certain risks that are inherent in an international business, including:

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varying regulatory restrictions on sales of our products to certain markets and unexpected changes in regulatory requirements;

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tariffs, customs, duties, and other trade barriers;

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difficulties in managing foreign operations and foreign distribution partners;

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longer payment cycles and problems in collecting accounts receivable;

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political risks;

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foreign exchange controls that may restrict or prohibit repatriation of funds;

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export and import restrictions or prohibitions, and delays from customs brokers or government agencies;

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seasonal reductions in business activity in certain parts of the world; and

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potentially adverse tax consequences.

Depending on the countries involved, any or all of the foregoing factors could materially harm our business, financial condition and results of operations.

We cannot ensure the availability of raw materials.

Certain raw materials necessary for the development and subsequent commercial manufacture of our product candidates may be proprietary products of other companies. While we attempt to manage the risk associated with such proprietary raw materials through contractual provisions in supply contracts, by management of inventory and by continuing to search for alternative authorized suppliers of such materials or their equivalents, if our efforts fail, or if there is a material shortage, contamination, and/or recall of such materials, the resulting scarcity could adversely affect our ability to develop or manufacture our product candidates. In addition, many third party suppliers are subject to governmental regulation and, accordingly, we are dependent on the regulatory compliance of, as well as on the strength, enforceability and terms of our various contracts with, these third party suppliers.

Further, the FDA requires identification of raw material suppliers in applications for approval of drug products. If raw materials are unavailable from a specified supplier, the supplier does not give us access to its technical information for our application or the supplier is not in compliance with FDA or other applicable requirements, FDA approval of the supplier could delay the manufacture of the drug involved. Any inability to obtain raw materials on a timely basis, or any significant price increases which cannot be passed on to our customers, could have a material adverse effect on our business, results of operations, financial condition and cash flows.

There has been an increased public awareness of the problems associated with the potential for abuse of opioid-based medications.

There has been increasing legislative attention to opioid abuse in the U.S., including passage of the 2016 Comprehensive Addiction and Recovery Act and the 21st Century Cures Act, which, among other things, strengthens state prescription drug monitoring programs and expands educational efforts for certain populations. These laws could result in fewer prescriptions being written for opioid drugs, which could impact future sales of our Oxycodone ER and related opioid product candidates.

Federal, state and local governmental agencies have increased their level of scrutiny of commercial practices of companies marketing and distributing opioid products, resulting in investigations, litigation and regulatory intervention affecting other companies. A number of counties and municipalities have filed lawsuits against pharmaceutical wholesale distributors, pharmaceutical manufacturers and retail chains related to the distribution of prescription opioid pain medications. Policy makers and regulators are seeking to reduce the impact of opioid abuse on families and communities and are focusing on policies aimed at reversing the potential for abuse. In furtherance of those efforts, the FDA has developed an Action Plan and has committed to enhance safety labeling, require new data, strengthen post-market requirements, update the Risk Evaluation and Mitigation Strategy program, expand access to and encourage the development of abuse-deterrent formulations and alternative treatments, and re-examine the risk-benefit profile of opioids to consider the wider public health effects of opioids, including the risk of misuse. Several states also have passed laws and have employed other clinical and public health strategies to curb prescription drug abuse, including prescription limitations, increased physician education requirements, enhanced monitoring programs, tighter restrictions on access, and greater oversight of pain clinics. This increasing scrutiny and related governmental and private actions, even if not related to a product that we intend to manufacture and commercialize, could have an unfavorable impact on the overall market for opioid-based products such as our Oxycodone ER product candidate, or otherwise negatively affect our business.

We have limited manufacturing, sales, marketing or distribution capability and rely upon third parties.

While we have our own manufacturing facility in Toronto, we rely on third-party manufacturers to supply pharmaceutical ingredients, and we will be reliant upon a third-party manufacturer to produce certain of our products and product candidates. Third-party manufacturers may not be able to meet our deadlines or adhere to quality standards and specifications. Our reliance on third parties for the manufacture of pharmaceutical ingredients and finished products creates a dependency that could severely disrupt our research and development, our clinical testing, and ultimately our sales and marketing efforts if such third party manufacturers fail to perform satisfactorily, or do not adequately fulfill their obligations. If our manufacturing operation or any contracted manufacturing operation is unreliable or unavailable, we may not be able to move forward with our intended business operations and our entire business plan could fail. There is no assurance that our manufacturing operation or any third-party manufacturers will be able to meet commercialized scale production requirements in a timely manner or in accordance with applicable standards or current Good Manufacturing Process.

Competition in our industry is intense, and developments by other companies could render our products and product candidates obsolete.

Many of our competitors, including medical technology, pharmaceutical or biotechnology and other companies, universities, government agencies, or research organizations, have substantially greater financial and technical resources and production and marketing capabilities than we have. They also may have greater experience in conducting bioequivalence studies, preclinical testing and clinical trials of pharmaceutical products, obtaining FDA and other regulatory approvals, and ultimately commercializing any approved products. Therefore, our competitors may succeed in developing and commercializing technologies and products that are more effective than the drug delivery technologies we have developed or we are developing or that will cause our technologies or products to become obsolete or non-competitive. In addition, such competitors may obtain FDA approval for products faster than us. Any of the foregoing could render our products obsolete and uncompetitive, which would have a material adverse effect on our business, financial condition and results of operations. Even if we commence further commercial sales of our products, we will be competing against the greater manufacturing efficiency and marketing capabilities of our competitors, areas in which we have limited or no experience.

We rely on collaborative arrangements with third parties that provide manufacturing and/or marketing support for some or all of our products and product candidates. Even if we find a potential partner, we may not be able to negotiate an arrangement on favorable terms or achieve results that we consider satisfactory. In addition, such arrangements can be terminated under certain conditions and do not assure a product’s success. We also face intense competition for collaboration arrangements with other pharmaceutical and biotechnology companies.

Although we believe that our ownership of patents for some of our drug delivery products will limit direct competition for such products, we must also compete with established existing products and other technologies, products and delivery alternatives that may be more effective than our products and proposed products. In addition, we may not be able to compete effectively with other commercially available products or drug delivery technologies.

We rely on commercial partners, and may rely on future commercial partners, to market and commercialize our products and, if approved, our product candidates, and one or more of those commercial partners may fail to develop and effectively commercialize our current, and any future, products.

Our core competency and strategic focus is on drug development and we now, and may in the future, utilize strategic commercial partners to assist in the commercialization of our products and our product candidates, if approved by the FDA. If we enter into strategic partnerships or similar arrangements, we will rely on third parties for financial resources and for commercialization, sales and marketing. Our commercial partners may fail to develop or effectively commercialize our current, and any future products, for a variety of reasons, including, among others, intense competition, lack of adequate financial or other resources or focus on other initiatives or priorities. Any failure of our third-party commercial partners to successfully market and commercialize our products and product candidates would diminish our revenues.

Our business can be impacted by wholesaler buying patterns, increased generic competition and, to a lesser extent, seasonal fluctuations, which may cause our operating results to fluctuate.

We believe that the revenues derived from our generic Focalin XR® capsules and generic Seroquel XR® tablets are subject to wholesaler buying patterns, increased generic competition negatively impacting price, margins and market share consistent with industry post-exclusivity experience and, to a lesser extent, seasonal fluctuations in relation to generic Focalin XR® capsules (as these products are indicated for conditions including attention deficit hyperactivity disorder which we expect may see increases in prescription rates during the school term and declines in prescription rates during the summer months). Accordingly, these factors may cause our operating results to fluctuate.

Our business and operations are increasingly dependent on information technology and accordingly we would suffer in the event of computer system failures, cyber-attacks or a deficiency in cyber-security.

Our internal computer systems, and those of a current and/or future drug development or commercialization partner of ours, may be vulnerable to damage from cyber-attacks, computer viruses, malware, natural disasters, terrorism, war, telecommunication and electrical failures. The risk of a security breach or disruption, particularly through cyber-attacks, including by computer hackers, foreign governments, and cyber terrorists, has generally increased as the number, intensity and sophistication of attempted attacks and intrusions have increased. If such an event were to occur and cause interruptions in our operations or those of a drug development or commercialization partner, it could result in a material disruption of our product development programs. For example, the loss of clinical trial data from completed or ongoing or planned clinical trials could result in delays in our regulatory approval efforts and significantly increase our costs to recover or reproduce the data. To the extent that any disruption or security breach results in a loss of or damage to our data or applications, or inappropriate disclosure of confidential or proprietary information, we could incur significant liability and damage to our reputation. In addition, further development of our drug candidates could be adversely affected.

Market acceptance of our products will be limited if users of our products are unable to obtain adequate reimbursement from third-party payers.

Government health administration authorities, private health insurers and other organizations generally provide reimbursement for products like ours, and our commercial success will depend in part on whether appropriate reimbursement levels for the cost of our products and related treatments are obtained from government authorities, private health insurers and other organizations, such as health maintenance organizations and managed care organizations. Even if we succeed in bringing any of our products to market, third-party payers may not provide reimbursement in whole or in part for the use of such products.

Significant uncertainty exists as to the reimbursement status of newly approved health care products. Some of our product candidates, such as our once-daily Oxycodone ER, are intended to replace or alter existing therapies or procedures. These third-party payers may conclude that our products are less safe, less effective or less economical than those existing therapies or procedures. Therefore, third-party payers may not approve our products for reimbursement. We may be required to make substantial pricing concessions in order to gain access to the formularies of large managed-care organizations. If third party payers do not approve our products for reimbursement or fail to reimburse them adequately, sales will suffer as some physicians or their patients may opt for a competing product that is approved for reimbursement or is adequately reimbursed. Even if third-party payers make reimbursement available, these payers’ reimbursement policies may adversely affect our ability and our potential marketing and distribution partners’ ability to sell our products on a profitable basis.

Our products and product candidates, if approved for sale, may not  gain acceptance among physicians, patients and the medical community, thereby limiting our potential to generate revenue.

Even if we are able to obtain regulatory approvals for our product candidates, the success of any of our products will be dependent upon market acceptance by physicians, healthcare professionals and third-party payers and our profitability and growth will depend on a number of factors, including:

●
demonstration of safety and efficacy;

●
changes in the practice guidelines and the standard of care for the targeted indication;

●
relative convenience and ease of administration;

●
the prevalence and severity of any adverse side effects;

●
the availability of alternative products from competitors;

●
the prices of our products relative to those of our competitors;

●
pricing, reimbursement and cost effectiveness, which may be subject to regulatory control;

●
the number of competitive product entries, and the nature and extent of any aggressive pricing and rebate activities that may follow;

●
the timing of our market entry;

●
the ability to market our products effectively at the retail level;

●
the acceptance of our products by government and private formularies; and

●
the availability of adequate third-party insurance coverage or reimbursement.

If any product candidate that we develop does not provide a treatment regimen that is as beneficial as, or is perceived as being as beneficial as, the current standard of care or otherwise does not provide patient benefit, that product candidate, if approved for commercial sale by the FDA or other regulatory authorities, likely will not achieve market acceptance. Our ability to effectively promote and sell any approved products will also depend on pricing and cost-effectiveness, including our ability to produce a product at a competitive price and our ability to obtain sufficient third-party coverage or reimbursement. If any product candidate is approved but does not achieve an adequate level of acceptance by physicians, patients and third-party payers, our ability to generate revenues from that product would be substantially reduced. In addition, our efforts to educate the medical community and third-party payers on the benefits of our product candidates may require significant resources, may be constrained by FDA rules and policies on product promotion, and may never be successful.

Risks Relating to this Offering and our Securities

Our management will have broad discretion in allocating the net proceeds of this offering and may use the proceeds in ways with which you disagree.

Our management has significant flexibility in applying the net proceeds we expect to receive in this offering. Because the net proceeds are not required to be allocated to any specific product, investment or transaction, and therefore you cannot determine at this time the value or propriety of our application of those proceeds, you and other shareholders may not agree with our decisions. In addition, our use of the proceeds from this offering may not yield a significant return or any return at all for our shareholders. The failure by our management to apply these funds effectively could have a material adverse effect on our business, results of operations or financial condition. See “Use of Proceeds” for a further description of how management intends to apply the proceeds from this offering.

You will experience immediate dilution in the book value of your investment.

Because the effective price per Common Share included in the Units or issuable upon exercise of the Pre-Funded Warrants included in the Pre-Funded Units being offered may be higher than the net tangible book value per Common Share, you will experience dilution to the extent of the difference between the effective public offering price per Common Share you pay in this offering and the net tangible book value per Common Share immediately after this offering. Our net tangible book value as of May 31, 2018, was approximately $(1.03) million, or $(0.24) per Common Share. Net tangible book value per share is equal to our total tangible assets minus total liabilities, all divided by the number of Common Shares outstanding. See “Dilution” on page 19 for a more detailed discussion of the dilution you will incur in this offering.

In addition to this offering, subject to market conditions and other factors, it is likely that we will pursue additional financings in the future, as we continue to develop our business. In future years, we will likely need to raise significant additional capital to finance our operations and to fund bioequivalence studies and clinical trials for the advancement of product development, as well as for regulatory submissions and the development, manufacture and marketing of other products under development and new product opportunities. Accordingly, we may conduct substantial future offerings of equity or debt securities. The exercise of outstanding options and warrants and future equity issuances, including future public offerings or future private placements of equity securities and any additional Common Shares issued in connection with acquisitions, will result in dilution to investors. In addition, the market price of our Common Shares could fall as a result of resales of any of these Common Shares due to an increased number of Common Shares available for sale in the market.

There is no public market for the Warrants or the Pre-Funded Warrants.

There is no established public trading market for the Warrants or the Pre-Funded Warrants, and we do not expect a market to develop. In addition, we do not intend to apply to list the Warrants or the Pre-Funded Warrants on any national securities exchange or other nationally recognized trading system, including Nasdaq. Without an active market, the liquidity of the Warrants or the Pre-Funded Warrants will be limited.

The Warrants and the Pre-Funded Warrants in this offering are speculative in nature.

Neither the Warrants nor the Pre-Funded Warrants in this offering confer any rights of Common Share ownership on its holders, such as voting rights or the right to receive dividends, but rather merely represent the right to acquire Common Shares at a fixed price during a fixed period of time. Specifically, commencing on the date of issuance, holders of the Warrants may exercise their right to acquire Common Shares and pay an exercise price of $ per Common Share, subject to certain adjustments, prior to the expiration of the Warrants.

Moreover, following this offering, the market value of the Warrants and the Pre-Funded Warrants, if any, is uncertain and there can be no assurance that the market value of the Warrants or the Pre-Funded Warrants will equal or exceed their imputed offering price.

There is no public market for the Warrants or the Pre-Funded Warrants to purchase shares of our Common Shares included in the Units and the Pre-Funded Units being offered by us in this offering.

There is no established public trading market for the Warrants or the Pre-Funded Warrants included in the Units and the Pre-Funded Units being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to apply to list the Warrants or the Pre-Funded Warrants on any national securities exchange or other nationally recognized trading system, including Nasdaq. Without an active market, the liquidity of the Warrants and the Pre-Funded Warrants will be limited.

Sales of a significant number of our Common Shares in the public markets, or the perception that such sales could occur, could depress the market price of the Common Shares.

Sales of a substantial number of our Common Shares or securities convertible or exchangeable into Common Shares in the public markets could depress the market price of the Common Shares and impair our ability to raise capital through the sale of additional equity securities. We cannot predict the effect that future sales of Common Shares would have on the market price of our Common Shares.

In order to raise additional capital, we intend to offer additional Common Shares or other securities convertible into or exchangeable for our Common Shares. In addition, a substantial portion of our Common Shares are currently freely trading without restriction under the U.S. Securities Act, having been registered for resale or held by their holders for over six months and are eligible for sale under Rule 144. If the holders of our registered Common Shares choose to sell such shares in the public market or if holders of our convertible securities exercise or convert their securities and sell the underlying Common Shares in the public market, or if holders of currently restricted Common Shares choose to sell such shares in the public market, the prevailing market price of our Common Shares may decline. The sale of shares issued upon the exercise of our securities convertible into or exchangeable for our Common Shares could also further dilute the holdings of our then-existing shareholders. In addition, future public sales by holders of our Common Shares could impair our ability to raise capital through equity offerings.

Upon completion of this offering, based on our shares outstanding as of May 31, 2018, we will have    Common Shares outstanding (post reverse-split) based on the issuance and sale of Units in this offering, assuming no sale of any Pre-Funded Units. Of these shares, shares are subject to a contractual lock-up with the underwriter for this offering for a period of 90 days following this offering. These shares can be sold, subject to any applicable volume limitations under federal securities laws, after the earlier of the expiration of, or release from, the 90-day lock-up period. The balance of our outstanding Common Shares, including any Common Shares included in the Units, and Common Shares issuable upon the exercise of the Warrants or the Pre-Funded Warrants, other than shares acquired by our current shareholders who are also subject to the contractual lock-up, may be resold in the public market immediately without restriction, unless owned or purchased by our affiliates.

As of September 18, 2018, there are currently Common Shares issuable upon the exercise of outstanding options and warrants and deferred share units and the conversion of the 2013 Debenture and 2018 Debenture into an aggregate of approximately 211,666 Common Shares, excluding the securities offered hereby. To the extent any of our options and warrants are exercised and the 2013 Debenture or the 2018 Debenture is converted, a shareholder’s percentage ownership will be diluted and our stock price could be further adversely affected. Moreover, the market price of the shares could drop significantly if the holders of these shares sell them or if the market perceives that the holders intend to sell these shares.

The market price of our Common Shares could decline as a result of sales of Common Shares or securities that are convertible into or exchangeable for, or that represent the right to receive, our Common Shares after this offering or the perception that such sales could occur.

Our Common Shares will be delisted from the Nasdaq Capital Market if we do not satisfy certain requirements of the Nasdaq Hearing Panel by September 28, 2018.

On April 20, 2018, we received notice of the determination of the Nasdaq Staff to delist our Common Shares as a result of the failure to meet either the minimum market value requirement or the minimum shareholders’ equity requirement for continued listing. After an appeal before the Nasdaq Hearings Panel (the “Panel”), the Panel approved our request for continued listing, subject to our compliance with the following by September 28, 2018:

●
Our Common Shares having a closing bid price of over $1.00 for ten consecutive trading days;

●
A shareholders’ equity position of over $2.5 million; and

●
Providing the Panel with updated financial projections demonstrating our ability to maintain compliance with the $2.5 million shareholders’ equity requirement for the coming year.

There is no assurance that we will be able to satisfy these requirements or that, if we do, we will be able to maintain such compliance with Nasdaq’s requirements. If we are unable to do so, our Common Shares will no longer be listed on Nasdaq or another U.S. national securities exchange and the liquidity and market price of our Common Shares may be adversely affected. If our Common Shares are delisted from Nasdaq, they may trade in the U.S. on the over-the-counter market, which is a less liquid market. In such case, our shareholders’ ability to trade, or obtain quotations of the market value of, our Common Shares would be severely limited because of lower trading volumes and transaction delays. These factors could contribute to lower prices and larger spreads in the bid and ask prices for our securities. In addition, delisting could harm our ability to raise capital through alternative financing sources on terms acceptable to us, or at all, and may result in the potential loss of confidence by investors, employees and fewer business development opportunities.

If our Common Shares are not listed on a national securities exchange, compliance with applicable state securities laws may be required for subsequent offers, transfers and sales of the Common Shares and warrants offered hereby.

Because our Common Shares are currently listed on Nasdaq, we are not required to register or qualify in any state the subsequent offer, transfer or sale of the Common Shares. If our Common Shares are delisted from Nasdaq and are not eligible to be listed on another national securities exchange, subsequent transfers of our Common Shares offered hereby by U.S. holders may not be exempt from state securities laws. In such event, it will be the responsibility of the holder of Common Shares to register or qualify the Common Shares for any subsequent offer, transfer or sale in the United States or to determine that any such offer, transfer or sale is exempt under applicable state securities laws.

On September 12, 2018, we effectuated a reverse split of our outstanding Common Shares in order to meet the Nasdaq minimum bid price requirement; however, no assurance can be given that the reverse split will increase our share price.

In order to maintain our continued listing on Nasdaq, we have to meet certain continued listing criteria by September 28, 2018, including a closing bid price of at least $1.00 for a minimum of ten consecutive trading days. In connection with the minimum bid price requirement, on August 15, 2018, at a special meeting of shareholders, our shareholders granted our Board of Directors discretionary authority to implement a reverse split of our Common Shares on the basis of a ratio to be selected by the Board within a range between 5 pre-consolidation Common Shares for 1 post-consolidation Common Share and 15 pre-consolidation Common Shares for 1 post-consolidation Common Share. On September 12, 2018, we filed articles of amendment with the Director under the CBCA pursuant to which ten pre-consolidation Common Shares were consolidated into one post-consolidation Common Share. Our common shares began trading on each of Nasdaq and TSX on a post-reverse split basis at the open of market on September 14, 2018.

The reverse split could result in a significant devaluation of our market capitalization and trading price of the Common Shares. We expect that the reverse split of the outstanding Common Shares will increase the market price of the Common Shares. However, no assurance can be given that the reverse split will lead to a sustained increase in the trading price or the trading market for our Common Shares or that the market price per share of our Common Shares after the reverse split will rise in proportion to the reduction in the number of pre-split Common Shares outstanding before the reverse split, or that the market price per share post-reverse split will remain in excess of the $1.00 minimum closing bid price as required by the Nasdaq Marketplace Rules or that we will otherwise meet the requirements for continued trading on Nasdaq.

The market price of our Common Shares may be based on our performance and other factors, some of which are unrelated to the number of shares outstanding. If the trading price of our Common Shares declines, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would occur in the absence of the reverse split. Furthermore, the liquidity of the Common Shares could be adversely affected by the reduced number of shares outstanding after the reverse split and this could have an adverse effect on the market price of the Common Shares. If the market price of the Common Shares declines subsequent to the effectiveness of the reverse split, this will detrimentally impact our market capitalization and the market value of our public float. The reverse split may result in some shareholders owning “odd lots” of less than 100 Common Shares on a post-reverse split basis that may be more difficult to sell or require greater transaction costs per share to sell. As a result of the reverse split, certain shareholders may no longer have any equity interest in us and therefore would not participate in our future earnings or growth, if any. The reverse split may not help generate additional investor interest. There can be no assurance that the reverse split will result in a per share price that will attract or satisfy the investing guidelines of institutional investors or investment funds. As a result, the trading liquidity of our Common Shares may not necessarily improve.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING INFORMATION

Certain statements included and incorporated by reference in this prospectus constitute “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995 and/or “forward-looking information” under the Securities Act (Ontario). These statements include, without limitation, statements expressed or implied regarding our expectations regarding the completion of this offering, the expected gross proceeds, the expected use of proceeds and the expected closing of the offering, our expectations regarding the one-for-ten reverse split, our ability to realize any anticipated benefits from the reverse split, our plans, goals and milestones, status of developments or expenditures relating to our business, plans to fund our current activities, and statements concerning our partnering activities, health regulatory submissions, strategy, future operations, future financial position, future sales, revenues and profitability, projected costs, and market penetration. In some cases, you can identify forward-looking statements by terminology such as “appear,” “unlikely,” “target,” “may,” “will,” “should,” “expects,” “plans,” “plans to,” “anticipates,” “believes,” “estimates,” “predicts,” “confident,” “prospects,” “potential,” “continue,” “intends,” “look forward,” “could,” “would,” “projected,” “goals”, “set to,” “seeking,” or the negative of such terms or other comparable terminology. We made a number of assumptions in the preparation of our forward-looking statements. You should not place undue reliance on our forward-looking statements, which are subject to a multitude of known and unknown risks and uncertainties that could cause actual results, future circumstances or events to differ materially from those stated in or implied by the forward-looking statements.

Risks, uncertainties and other factors that could affect our actual results include, but are not limited to, the effects of general economic conditions, securing and maintaining corporate alliances, our estimates regarding our capital requirements, and the effect of capital market conditions and other factors, including the current status of our product development programs, on capital availability, the estimated proceeds (and the expected use of any proceeds) we may receive from this or any other offering of our securities, the potential dilutive effects of this or any future financing, potential liability from and costs of defending pending or future litigation, our ability to maintain compliance with the continued listing requirements of the principal markets on which our securities are traded, including risks or uncertainties related to our ability to implement our plan to comply with Nasdaq’s continued listing standards, our programs regarding research, development and commercialization of our product candidates, the timing of such programs, the timing, costs and uncertainties regarding obtaining regulatory approvals to market our product candidates and the difficulty in predicting the timing and results of any product launches, the timing and amount of profit-share payments from our commercial partners, and the timing and amount of any available investment tax credits. Other factors that could cause actual results to differ materially include but are not limited to:

●
the actual or perceived benefits to users of our drug delivery technologies, products and product candidates as compared to others;

●
our ability to establish and maintain valid and enforceable intellectual property rights in our drug delivery technologies, products and product candidates;

●
the scope of protection provided by intellectual property rights for our drug delivery technologies, products and product candidates;

●
recent and future legal developments in the United States and elsewhere that could make it more difficult and costly for us to obtain regulatory approvals for our product candidates and negatively affect the prices we may charge;

●
increased public awareness and government scrutiny of the problems associated with the potential for abuse of opioid-based medications, pursuing growth through international operations could strain our resources;

●
our limited manufacturing, sales, marketing or distribution capability and our reliance on third parties for such;

●
the actual size of the potential markets for any of our products and product candidates compared to our market estimates;

●
our selection and licensing of products and product candidates;

●
our ability to attract distributors and/or commercial partners with the ability to fund patent litigation and with acceptable product development, regulatory and commercialization expertise and the benefits to be derived from such collaborative efforts;

●
sources of revenues and anticipated revenues, including contributions from distributors and commercial partners, product sales, license agreements and other collaborative efforts for the development and commercialization of product candidates;

●
our ability to create an effective direct sales and marketing infrastructure for products we elect to market and sell directly;

●
the rate and degree of market acceptance of our products;

●
delays in product approvals that may be caused by changing regulatory requirements;

●
the difficulty in predicting the timing of regulatory approval and launch of competitive products;

●
the difficulty in predicting the impact of competitive products on volume, pricing, rebates and other allowances;

●
the number of competitive product entries, and the nature and extent of any aggressive pricing and rebate activities that may follow;

●
the inability to forecast wholesaler demand and/or wholesaler buying patterns;

●
seasonal fluctuations in the number of prescriptions written for our generic Focalin XR® capsules, and our generic Seroquel XR® tablets, which may produce substantial fluctuations in revenue;

●
the timing and amount of insurance reimbursement regarding our products;

●
changes in laws and regulations affecting the conditions required by the FDA for approval, testing and labeling of drugs including abuse or overdose deterrent properties, and changes affecting how opioids are regulated and prescribed by physicians;

●
changes in laws and regulations, including Medicare and Medicaid, affecting among other things, pricing and reimbursement of pharmaceutical products;

●
the effect of recently-enacted changes in U.S. federal income tax laws, including, but not limited to, limitations on the deductibility of business interest, limitations on the use of net operating losses and application of the base erosion minimum tax, on our U.S. corporate income tax burden;

●
the success and pricing of other competing therapies that may become available;

●
our ability to retain and hire qualified employees;

●
the availability and pricing of third-party sourced products and materials;

●
challenges related to the development, commercialization, technology transfer, scale-up, and/or process validation of manufacturing processes for our products or product candidates;

●
the manufacturing capacity of third-party manufacturers that we may use for our products;

●
potential product liability risks;

●
the recoverability of the cost of any pre-launch inventory should a planned product launch encounter a denial or delay of approval by regulatory bodies, a delay in commercialization, or other potential issues;

●
the successful compliance with FDA, Health Canada and other governmental regulations applicable to us and our third-party manufacturers’ facilities, products and/or businesses;

●
our reliance on commercial partners, and any future commercial partners, to market and commercialize our products and, if approved, our product candidates;

●
difficulties, delays or changes in the FDA approval process or test criteria for ANDAs and NDAs;

●
challenges in securing final FDA approval for our product candidates, including our Oxycodone ER product candidate in particular, if a patent infringement suit is filed against us with respect to any particular product candidates (such as in the case of Oxycodone ER), which could delay the FDA’s final approval of such product candidates;

●
healthcare reform measures that could hinder or prevent the commercial success of our products and product candidates;

●
the FDA may not approve requested product labeling for our product candidate(s) having abuse-deterrent properties and targeting common forms of abuse (oral, intra-nasal and intravenous);

●
risks associated with cyber-security and the potential for vulnerability of our digital information or the digital information of a current and/or future drug development or commercialization partner of ours; and

●
risks arising from the ability and willingness of our third-party commercialization partners to provide documentation that may be required to support information on revenues earned by us from those commercialization partners.

Additional risks and uncertainties relating to us and our business can be found in the “Risk Factors” section of this prospectus, as well as in our other public filings incorporated by reference herein. The forward-looking statements reflect our current views with respect to future events, and are based on what we believe are reasonable assumptions as of the date hereof, and we disclaim any intention and have no obligation or responsibility, except as required by law, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Nothing contained in this document should be construed to imply that the results discussed herein will necessarily continue into the future or that any conclusion reached herein will necessarily be indicative of our actual operating results.

EXCHANGE RATE INFORMATION

The following table sets out the high and low rates of exchange for one U.S. dollar expressed in Canadian dollars in effect at the end of each of the following periods; the average rate of exchange for those periods; and the rate of exchange in effect at the end of each of those periods, each based on the closing rate published by the Bank of Canada.

	Period-End	Average for Period	Low	High
	(Cdn dollar per U.S. dollar)
Year Ended November 30:
2013	1.0620	1.0241	0.9837	1.0620
2014	1.1440	1.0971	1.0587	1.1440
2015	1.3353	1.2603	1.1328	1.3418
2016	1.3429	1.3276	1.2536	1.4559
2017	1.2888	1.3030	1.2128	1.3743
Month Ended:
January 31, 2018	1.2293	1.2427	1.2293	1.2535
February 28, 2018	1.2809	1.2586	1.2288	1.2809
March 31, 2018	1.2894	1.2932	1.2830	1.3088
April 30, 2018	1.2836	1.2733	1.2552	1.2908
May 31, 2018	1.2948	1.2873	1.2775	1.3020
June 30, 2018	1.3168	1.3129	1.2913	1.3310
July 31, 2018	1.3017	1.3130	1.3017	1.3255
August 31, 2018	1.3055	1.3041	1.2917	1.3152
September 1 to 18, 2018	1.2992	1.3098	1.2992	1.3188

On September 18, 2018, the closing rate for Canadian dollars in terms of the United States dollar, as reported by the Bank of Canada, was U.S. $1.00=Cdn$1.2992 or Cdn$1.00=U.S. $0.7697.

DILUTION

If you invest in Common Shares in this offering, your interest will be diluted to the extent of the difference between the effective public offering price per Common Share included in the Units or issuable upon the exercise of the Pre-Funded Warrants and the pro forma as adjusted net tangible book value per Common Share after this offering. As of May 31, 2018, our historical net tangible book value was approximately $(1.03) million, or $(0.24) per Common Share, based on 4,353,678 Common Shares outstanding as of May 31, 2018 (post-reverse split). Our historical net tangible book value per share represents the amount of our total tangible assets reduced by the amount of our total liabilities, divided by the total number of Common Shares outstanding as of May 31, 2018.

After giving effect to our sale in this offering of   Units at an assumed public offering price per Unit of $  , the last reported sale price of our Common Shares on Nasdaq on , 2018, assuming no sale of any Pre-Funded Units in this offering, and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, and excluding the proceeds, if any, from the exercise of the Warrants issued in this offering, our pro forma as adjusted net tangible book value as of May 31, 2018 would have been $  million, or $  per share. This represents an immediate increase of pro forma net tangible book value of $  per share to our existing shareholders and an immediate dilution of pro forma net tangible book value of $  per share to investors purchasing Units in this offering. The following table illustrates this per share dilution.

Assumed public offering price per Common Share included in each Unit		$
Net tangible book value (deficit) per share as of May 31, 2018 before giving effect to this offering	$
Decrease in net tangible book value per share attributable to investors purchasing in this offering
As adjusted net tangible book value per share as of May 31, 2018 after giving effect to this offering
Dilution per share to investors purchasing in this offering		$

Each $0.25 increase or decrease in the assumed public offering price per Unit of $  , the last reported sale price of our Common Shares on Nasdaq on , 2018, would increase or decrease the net proceeds to us from this offering by $  million, increase or decrease our pro forma as adjusted net tangible book value per share after this offering by approximately $ , and increase or decrease the dilution per share to new investors purchasing in this offering by $ , assuming that the number of Units offered by us, as set forth on the cover page of this prospectus, remains the same, assuming no sale of any Pre-Funded Units, after deducting the estimated underwriter discounts and commissions and estimated offering expenses payable by us, and excluding the proceeds, if any, from the exercise of the Warrants issued pursuant to this offering. We may also increase or decrease the number of Units offered in this offering. Each increase or decrease of   Units offered by us would increase or decrease the net proceeds to us by approximately $  million, increase or decrease our pro forma as adjusted net tangible book value per share after this offering by $ , and increase or decrease the dilution per share to new investors purchasing in this offering by $ , assuming the assumed public offering price per Unit of $ remains the same, assuming no sale of any Pre-Funded Units, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, and excluding the proceeds, if any, from the exercise of the Warrants issued pursuant to this offering. The as-adjusted information discussed above is illustrative only and will be adjusted based on the actual public offering price and other terms of this offering as determined between us and the underwriter at pricing.

If the underwriter exercises its option to purchase additional Units in full, and assuming no sale of any Pre-Funded Units in this offering, the pro forma as adjusted net tangible book value per share after this offering would be $  per share, the increase in pro forma net tangible book value per share to existing shareholders would be $  per share and the dilution to new investors purchasing Units in this offering would be $  per share.

The above discussion and table are based on 4,353,678 Common Shares outstanding as of May 31, 2018, actual, and      Common Shares outstanding as of May 31, 2018, pro forma, and excludes:

●
an aggregate of 561,316 Common Shares issuable upon the exercise of outstanding options, with a weighted average exercise price of U.S. $31.50 per Common Share;

●
up to 150,455 additional Common Shares that have been reserved for issuance in connection with future grants under our stock option plan;

●
an aggregate of 824,570 Common Shares issuable upon the exercise of outstanding Common Share purchase warrants, with a weighted average exercise price of U.S. $9.92 per Common Share;

●
an aggregate of 10,279 deferred share units granted to non-management directors (to defer receipt of all or a portion of their Board fees until termination of the Board service and to receive such fees in the form of Common Shares at that time);

●
an aggregate of 45,000 Common Shares issuable upon the conversion of the 2013 Debenture;

●
an aggregate of 166,666 Common Shares issuable upon the conversion of the 2018 Debenture;

●
Common Shares issuable upon exercise of the Pre-Funded Warrants offered hereby at an exercise price of $0.01 per share;

●
Common Shares issuable upon exercise of the Warrants offered hereby at an exercise price of $  per share; and

●
Common Shares issuable upon exercise of the Underwriter’s Warrants offered hereby at an exercise price of $  per share.

To the extent that outstanding options or warrants are exercised, investors purchasing Common Shares in this offering will experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our shareholders.

MANAGEMENT

The name and province/state of residence of each of our directors and officers as of the date of this prospectus, the position presently held, principal occupation, and the year each director first became an officer or director of the Company or its predecessor, IntelliPharmaCeutics Ltd., or IPC Ltd., are set forth below. Each director is elected to serve until the next annual meeting of our shareholders or until his or her successor is elected or appointed or until such director’s death, resignation or removal. Officers are appointed annually and serve at the discretion of the Board of Directors.

Name and Province of Residence	Position held with the Company	Officer/Director Since
Dr. Isa Odidi Ontario, Canada	Chairman of the Board, Chief Executive Officer and Co-Chief Scientific Officer	September 2004
Dr. Amina Odidi Ontario, Canada	President, Chief Operating Officer, Co-Chief Scientific Officer and Director	September 2004
Andrew Patient Ontario, Canada	Chief Financial Officer	September 2017
Dr. Eldon R. Smith(1)(2)(3) Alberta, Canada	Director	October 2009
Bahadur Madhani(1)(2)(3) Ontario, Canada	Director	March 2006
Shawn Graham(3) New Brunswick, Canada	Director	May 2018
Kenneth Keirstead(1)(2)(3) New Brunswick, Canada	Director	January 2006

(1) Member of the Audit Committee

(2) Member of the Compensation Committee

(3) Member of the Corporate Governance Committee

John Allport served as the Company’s Vice President, Legal Affairs and Licensing and as a director from September 2004 until his resignation effective May 17, 2017. Mr. Allport entered into a consulting agreement with the Company effective May 17, 2017 to provide ongoing services to the Company on an as-needed basis. Michael Campbell served as General Counsel and Corporate Secretary of the Company from July 10, 2017 until his resignation effective February 22, 2018.

Family Relationships

Except Drs. Isa Odidi and Amina Odidi who are spouses to each other, there are no other family relationships among any of our officers and directors.

Isa Odidi, Ph.D., MBA - Chairman, CEO, Co-Chief Scientific Officer and Executive Director

Dr. Isa Odidi has served as Chairman of the Board of the Company and Chief Executive Officer and Co-Chief Scientific Officer of the Company since September 2004. In 1998, Dr. Odidi co-founded Intellipharmaceutics Inc., the predecessor of publicly-traded Intellipharmaceutics International Inc. From 1995 to 1998, Dr. Odidi held positions, first as Director, then as Vice President of Research of Drug Development and New Technologies, at Biovail Corporation International, (now Valeant Pharmaceutical International, Inc.), a drug delivery company. Dr. Odidi currently holds a Chair as Professor of Pharmaceutical Technology at the Toronto Institute of Pharmaceutical Technology in Canada and is an Adjunct Professor at the Institute for Molecular Medicine in California. Dr. Odidi holds a bachelor of science degree in pharmacy from Ahmadu Bello University, Nigeria, a master of science in pharmaceutical technology, Ph.D. pharmaceutics from the University of London, and his MBA from Joseph L. Rotman School of Management, University of Toronto. He is also a graduate of the Western Executive Program, Ivey School of Business at the University of Western Ontario. Dr. Odidi was recently awarded an Honorary Doctor of Science degree (Honoris causa) from the University of Benin, Nigeria.

Amina Odidi, Ph.D. - President, COO, Co-Chief Scientific Officer and Executive Director

Dr. Amina Odidi has served as President, Chief Operating Officer and Co-Chief Scientific Officer of the Company since September 2004. In 1998, Dr. Odidi co-founded Intellipharmaceutics Inc., the predecessor of publicly-traded Intellipharmaceutics International Inc. She has extensive experience developing and applying proprietary technologies to the development of controlled-release drug products for third-party pharmaceutical companies. She has invented or co-invented various proprietary controlled deliverydevices for the delivery of pharmaceutical, nutriceutical, biological, agricultural and chemical agents. In the past she has worked for the pharmaceutical and health care industry. Dr. Odidi has co-authored eight articles, papers and textbooks. Dr. Odidi holds a bachelor of science in pharmacy, a master of science in biopharmaceutics, and a Ph.D. in pharmaceutics from the University of London.

Andrew Patient, CPA, CA - Chief Financial Officer

Andrew Patient has served as the Chief Financial Officer of the Company since September 2017. Mr. Patient has more than 20 years' experience with both Nasdaq- and TSX-listed companies, and has deep expertise in all facets of business, including operations, trade, finance, regulatory and business development, both nationally and internationally. In December 2011, Mr. Patient became CFO at Merus Labs International Inc. (“Merus”), a Nasdaq and TSX dual-listed specialty pharmaceutical company that owns, markets and distributes prescription medications. During a five-year period, Mr. Patient helped grow Merus from a one-drug domestic platform to a 12-drug, 36 country international platform. At Merus, Mr. Patient oversaw several significant acquisitions, and implemented a low-cost operating model with a light infrastructure footprint. Mr. Patient was responsible for all accounting, finance and treasury functions, including external regulatory reporting, investor relations, and negotiating and executing key agreements for distribution and sales of products. Mr. Patient has been a Chartered Accountant (Ontario) since 1995.

Bahadur Madhani, CM – Non-Executive Director

Bahadur Madhani, an accountant by training, has been a director since March 2006. Since 1983, Mr. Madhani's principal occupation has been President and CEO of Equiprop Management Limited, a Canadian property management company of which he is the principal shareholder. At present, he is also on the Board of the YMCA of Toronto and YMCA Canada. He was previously a member of the advisory board of Quebecor Ontario. He has also served as Chairman of United Way of Toronto, Chairman of the YMCA of greater Toronto, and Chairman of the Nelson Mandela Children's Fund of Canada. Mr. Madhani was awarded membership in the Order of Canada in 2001.

Eldon Smith, OC, MD, FRCPC – Non-Executive Director

Dr. Eldon Smith has been a director of the Company since October 2009. He is President and CEO of Eldon R. Smith and Associates Ltd., a private healthcare consulting company. He is also professor emeritus at the University of Calgary, where he served as the Dean of the Faculty of Medicine subsequent to being Head of the Department of Medicine and the Division of Cardiology. Dr. Smith is past President of theCanadian Cardiovascular Society and served as Chairman of the Scientific Review Committee of the Heart and Stroke Foundation of Canada. Dr. Smith was appointed as an Officer of the Order of Canada in November 2005. In October 2006, Dr. Smith was appointedby the Honorable Tony Clement, Minister of Health, to chair the Steering Committee responsible for developing a new Heart-Health strategy to fight heart disease in Canada. Dr. Smith currently serves on the boards of Canadian Natural Resources Limited and Aston Hill Financial Inc., and Resverlogix Corp.

Kenneth Keirstead – Non-Executive Director

Kenneth Keirstead has served as a director of the Company since January 2006. Mr. Keirstead is educated in clinical biochemistry and business administration. He has worked in the health care delivery and pharmaceutical industries for over 45 years. Since 1998, Mr. Keirstead's principal occupation has been Executive Manager of the Lyceum Group, a Canadian consulting services company primarily active in the health care field, of which he is the founder. In addition, he was President and CEO of Sanofi Winthrop Canada Inc., General Manager of Squibb Medical Systems International, President of Chemfet International and President of Quinton Instruments, among other positions. He has published studies and reports on health care and related services.

Shawn R. Graham – Non-Executive Director

Shawn Graham has been a director of the Company since May 2018. Mr. Graham is the President and CEO of G&R Holdings Inc., which assists companies with developing and implementing global projects and business alliance strategies with a special focus on globalizing with China. From October 2006 until October 2010, Mr. Graham served as 31st Premier of Province of New Brunswick. He is a former Chair of the Council of The Federation, Co-chair of Northeastern Governors and Eastern Canadian Premiers, and Co-chair of a Pan-Canadian trade mission to China. He is currently a member of the advisory board of the faculty of business, University of New Brunswick, Saint John as well as a national board member to Ducks Unlimited Canada. Mr. Graham has been awarded an Honorary Doctor of Laws Degree from the University of New Brunswick.

Committees of the Board of Directors

Audit Committee

The Audit Committee of the Board monitors our financial activities, policies, and internal control procedures. The Audit Committee assists the Board in fulfilling its oversight responsibility to shareholders, potential shareholders, the investment community, and others with respect to the Company's financial statements, financial reporting process, systems of internal accounting and disclosure controls, performance of the external auditors, and risk assessment and management. The Audit Committee has the power to conduct or authorize investigations into any matters within its scope of responsibilities, with full access to all books, records, facilities and personnel of the Company, its auditors and its legal advisors. In connection with such investigations or otherwise in the course of fulfilling its responsibilities under the Audit Committee Charter, the Audit Committee has the authority to independently retain special legal, accounting, or other consultants to advise it.

The Audit Committee also discusses with the Company's independent auditor the overall scope and plans for their audit. The Audit Committee meets with the independent auditor, with and without management present, to discuss the results of their examination, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting. The Board has adopted a written charter setting forth the authority and responsibilities of the Audit Committee, which is available on our website at https://ir.intellipharmaceutics.com.

Compensation Committee

The Compensation Committee of the Board is a standing committee of the Board whose primary function is to assist the Board in fulfilling its responsibilities relating to the development, review and periodic approval of the Company's compensation philosophy that attracts and retains key executives and employees, while supporting the overall business strategy and objectives and links compensation with business objectives and organizational performance. In addition, the Compensation Committee is responsible for:

●     evaluating and approving all compensation of executive officers including salaries, bonuses and equity compensation that are required to be determined;

●     reviewing the Company's option plan, the employee restricted share unit plan and the deferred share unit plan on an annual basis;

●     reviewing and making recommendations to the Board on compensation payable to senior officers of the Company to be hired subsequent to the adoption of the Charter; and

●     producing a report annually on executive officer compensation for inclusion in the proxy circular of the Company.

The Board has adopted a written charter setting forth the authority and responsibilities of the Compensation Committee, which is available on our website at https://ir.intellipharmaceutics.com.

Corporate Governance Committee

The Corporate Governance Committee of the Board is a standing committee of the Board whose primary function is to assisting the Board in dealing with the corporate governance matters as well as monitoring and making recommendations with respect to the following matters:

●     shareholder and investor issues including the adoption of shareholders rights plans and related matters;

●     policies regarding management serving on outside boards;

●     the Company's Code of Business Conduct and Ethics and compliance therewith, including the granting of any waivers from the application of the Code;

●     the Company's Stock Trading Policy and compliance therewith, including reviewing systems for ensuring that all directors and officers of the Company who are required to file insider reports pursuant to the Policy do so;

●     the Company's Corporate Disclosure Policy and compliance therewith;

●     succession planning key management positions on an annual basis;

●     considering minimum stock holding requirements for directors and senior executives;

●     reviewing and approving the charters of all Board committees on an annual basis;

●     reviewing, reporting and if deemed appropriate recommending to the Board the status of Director compensation in relation to other comparable companies;

●     monitoring and making recommendations to management as are considered appropriate regarding the conduct of the Company's business and affairs in a socially responsible manner;

●     considering and making recommendations to the Board on such conflicts of interest, if any, as arise in the conduct of business;

●     monitoring and communicating with management and other committees to ensure timely and qualitative reporting; and

●     such other matters related to the corporate governance of the Company, if any, as may be requested from time to time by the Board.

The Board has adopted a written charter setting forth the authority and responsibilities of the Compensation Committee, which is available on our website at https://ir.intellipharmaceutics.com.

Executive Compensation

The following table sets forth all direct and indirect compensation for, or in connection with, services provided to the Company for the fiscal years ended November 30, 2017 and November 30, 2016 in respect of the Chief Executive Officer of the Company, the Chief Financial Officers (current and former), and two other officers of the Company who earned greater than $150,000 in total compensation in the fiscal year ended November 30, 2017 and November 30, 2016 (“Named Executive Officers”).

Name and principal position	Year	Salary	Share-based awards	Option-based awards(1)	Annual incentive plans(2)	All other compensation (3)	Total compensation
Dr. Isa Odidi, Chairman, Chief Executive Officer and Co-Chief Scientific Officer	2017	343,430	-	1,609,573	-	13,676	1,966,680
	2016	340,464	-	703,016	340,464	13,558	1,397,502
Dr. Amina Odidi, President, Chief Operating Officer and Co-Chief Scientific Officer	2017	343,430	-	1,609,573	-	13,676	1,966,680
	2016	340,464	-	703,016	340,464	13,558	1,397,502
John Allport, Former VP Legal Affairs & Licensing(4)	2017	59,676	-	-	-	7,408	67,084
	2016	109,220	-	50,346	56,493	13,558	229,617
Domenic Della Penna, Former Chief Financial Officer(5)	2017	189,662	-	-	-	10,257	199,919
	2016	225,972	-	64,076	112,986	13,558	416,592
Andrew Patient, Chief Financial Officer(5)	2017	54,395	-	19,800	-	3,419	77,614
	2016	-	-	-	-	-	-

Notes:

(1) Represents Black-Scholes value of vesting Common Share option grants.

(2) Bonus awarded at the discretion of the Board.

(3) “All other compensation” includes car allowances and other miscellaneous benefits.

(4) Mr. Allport, a consultant to the Company, served as the Company’s Vice President, Legal Affairs and Licensing and as a director from September 2004 until his resignation effective on May 17, 2017.

(5) Mr. Della Penna served as the Company’s Chief Financial Officer from November 24, 2014 until his resignation effective on September 6, 2017.

(6) Mr. Patient was appointed as Chief Financial Officer of the Company effective September 6, 2017.

Director Compensation

The following table sets forth all amounts of compensation provided to the non-executive directors (except for Mr. Graham who was elected to the Board in May 2018) for the Company’s most recently completed fiscal year.

Name	Fees earned	Share-based awards(1)	Option-based awards(2)	Non-equity incentive plan compensation	All other compensation	Total

Eldon Smith	-	$C40,000	$C18,442	-	-	$C58,442
Kenneth Keirstead	$C40,000	-	$C18,442	-	-	$C58,442
Bahadur Madhani	$C45,000	-	$C18,442	-	-	$C63,442

Notes:

(1) Deferred share units that were earned. Does not include Deferred share units earned in the previous financial year and granted in the most recently completed financial year.

(2) Option-based awards for fiscal year 2017 were issued on November 30, 2017.

Incentive Plan Awards

The following table sets forth all awards outstanding at the end of the most recently completed financial year, including awards granted before the most recently completed financial year.

Name	Number of securities underlying unexercised options	Option exercise price	Option expiration date
Drs. Isa Odidi and Amina Odidi(1)	276,394	$US36.20	Sept. 10, 2018
Dr. Isa Odidi	30,000 7,500 5,000 7,000 9,000 7,000	C$32.70 C$18.10 C$42.90 C$25.20 C$24.20 C$11.50	Feb. 16, 2022 Apr. 13. 2020 Feb. 28, 2019 Nov. 30, 2020 Aug. 31, 2021 Nov. 30, 2022
Dr. Amina Odidi	30,000 7,500 5,000 7,000 9,000 7,000	C$32.70 C$18.10 C$42.90 C$25.20 C$24.20 C$11.50	Feb. 16, 2022 Apr. 13. 2020 Feb. 28, 2019 Nov. 30, 2020 Aug. 31, 2021 Nov. 30, 2022
Andrew Patient, Chief Financial Officer(2)	6,000 1,500	C$12.70 C$11.50	Oct. 20, 2027 Nov. 30, 2022
John Allport(3)	25,000 2,500 5,000 4,000 5,500	C$32.70 C$18.10 C$42.90 C$25.20 C$24.20	Feb. 16. 2022 Apr. 13, 2020 Feb. 28, 2019 Nov. 30, 2020 Aug. 31, 2021
Eldon Smith	1,000 2,500 3,750 3,750 2,000 3,500 4,000	C$28.80 C$18.10 C$32.20 C$42.90 C$25.20 C$24.20 C$1150	Oct. 22, 2019 Apr. 13, 2020 Nov. 30, 2019 Feb. 28, 2019 Nov. 30, 2020 Aug. 31, 2021 Nov. 30, 2022
Kenneth Keirstead	1,000 2,500 3,750 3,750 2,000 3,500 4,000	C$28.80 C$18.10 C$32.20 C$42.90 C$25.20 C$24.20 C$11.50	Oct. 22, 2019 Apr. 13, 2020 Nov. 30, 2019 Feb. 28, 2019 Nov. 30, 2020 Aug. 31, 2021 Nov. 30, 2022
Bahadur Madhani	1,000 2,500 3,750 3,750 2,000 3,500 4,000	C$28.80 C$18.10 C$32.20 C$42.90 C$25.20 C$2420 C$11.50	Oct. 22, 2019 Apr. 13, 2020 Nov. 30, 2019 Feb. 28, 2019 Nov. 30, 2020 Aug. 31, 2021 Nov. 30, 2022
Notes:

(1) These option-based awards are held jointly.

(2) Mr. Patient was appointed as Chief Financial Officer of the Company effective September 6, 2017.

(3) Mr. Allport, a consultant to the Company, served as the Company’s Vice President Legal Affairs and Licensing and as a director from September 2004, until his resignation May 17, 2017.

Employment Agreements

The employment agreement with Dr. Isa Odidi, the Chief Executive Officer  and Co-Chief Scientific Officer of the Company, effective September 1, 2004 entitles Dr. Isa Odidi to receive a base salary of U.S.$200,000 per year, which is paid in Canadian dollars, and is increased annually by 20% of the prior year’s base salary. In addition, he is entitled to: (a) participate in the Company’s option plan; (b) participate in all employee benefit plans and programs, except for the Company’s deferred share unit plan; and (c) a car allowance of up to U.S.$1,000 per month. The initial term of the employment agreement was until September 30, 2007, at which time, pursuant to the terms of the agreement, the agreement was deemed to be extended automatically for an additional three-year period, or until September 30, 2010, on the same terms and conditions. The agreement will continue to be extended automatically for successive additional three-year periods on the same terms unless the Company gives Dr. Odidi written notice at least two years prior to the date on which the agreement would otherwise be extended. See “Termination and Change of Control Benefits” below. Dr. Odidi’s employment agreement was amended on August 1, 2007 and June 8, 2009 to include intellectual property, non-competition and non-solicitation provisions. In April 2010, Dr. Isa Odidi’s employment agreement was amended effective as of December 1, 2009, to eliminate the right to annual increases in his base salary of 20% each year and to roll back his base salary effective December 1, 2009 to the level payable under the employment agreement for the period from September 2008 to August 2009, or C$452,000 per year. Pursuant to such amendment, Dr. Isa Odidi’s base salary is subject to increase on an annual basis at the discretion of the Board, and Dr. Isa Odidi is eligible to receive a bonus based on his performance and that of the Company, as determined by the Board

The employment agreement with Dr. Amina Odidi, the President, Chief Operating Officer and Co-Chief Scientific Officer of the Company, effective September 1, 2004 entitles Dr. Amina Odidi to receive a base salary of U.S.$200,000 per year, which is paid in Canadian dollars, and is increased annually by 20% of the prior year’s base salary. In addition, she is entitled to: (a) participate in the option plan; (b) participate in all employee benefit plans and programs, except for the deferred share unit plan; and (c) a car allowance of up to U.S.$1,000 per month. The initial term of the employment agreement was until September 30, 2007, at which time, pursuant to the terms of the agreement, the agreement was deemed to be extended automatically for an additional three-year period, or until September 30, 2010, on the same terms and conditions. The agreement will continue to be extended automatically for successive additional three-year periods on the same terms unless the Company gives Dr. Odidi written notice at least two years prior to the date on which the agreement would otherwise be extended. See “Termination and Change of Control Benefits” below. Dr. Odidi’s employment agreement was amended on August 1, 2007 and June 8, 2009 to include intellectual property, non-competition and non-solicitation provisions. In April 2010, Dr. Amina Odidi’s employment agreement was amended effective as of December 1, 2009, to eliminate the right to annual increases in her base salary of 20% each year and to roll back her base salary effective December 1, 2009 to the level payable under the employment agreement for the period from September 2008 to August 2009, being C$452,000 per year. Pursuant to such amendment, Dr. Amina Odidi’s base salary is subject to increase on an annual basis at the discretion of the Board, and Dr. Amina Odidi is eligible to receive a bonus based on her performance and that of the Company, as determined by the Board.

In addition, the Company entered into a separate acknowledgement and agreement with Drs. Isa and Amina Odidi dated October 22, 2009 to be bound by the performance-based stock option agreement dated September 10, 2004 pursuant to which Drs. Isa and Amina Odidi are entitled to purchase up to 276,394 of the Company’s Common Shares. These options were not granted under the Company’s option plan. These options vest upon the Company attaining certain milestones related to the FDA filings and approvals for the Company’s products and product candidates. The options are exercisable at a price of $36.20 per share and expired in September 2014. Effective March 27, 2014, the Company’s shareholders approved a two year extension of the performance-based stock option expiry date to September 2016. Effective April 19, 2016, the Company’s shareholders approved a further two year extension of the performance-based stock option expiry date to September 2018. Effective May 15, 2018, the Company’s shareholders approved a further two year extension of the performance-based stock option expiry date to September 2020.

The employment agreement with Andrew Patient, the Chief Financial Officer of the Company, dated August 30, 2017, effective September 6, 2017, entitles Mr. Patient to receive a base salary of C$300,000 per year, which is paid in Canadian dollars. In addition, he is entitled to: (a) participate in the option plan; (b) participate in all employee benefit plans and programs; and (c) a car allowance of C$1,500 per month. The agreement provides for automatic renewal on December 31 each year from year to year in absence of notice of termination from the Company at least 90 days prior to the end of the then applicable term. Mr. Patient’s employment agreement contains intellectual property, non-competition and non-solicitation provisions.

Pension Plan Benefits

The Company does not provide a defined benefit pension plan or a defined contribution pension plan for any of its Named Executive Officers, nor does it have a deferred compensation pension plan for any of its Named Executive Officers. There are no amounts set aside or accrued by the Company or its subsidiaries to provide pension, retirement or similar benefits.

Termination and Change of Control Benefits

Dr. Isa Odidi and Dr. Amina Odidi

The employment agreement with each of Dr. Isa Odidi and Dr. Amina Odidi (collectively the “Odidis”), by virtue of it being a fixed-term agreement with automatic renewal provisions, effectively provides for payments to the Odidis following termination of the employment agreement unless the agreement has been terminated in accordance with its terms. As a result, if either of the Odidis had been terminated on the last business day of the Company’s most recently completed fiscal year, it is estimated that an amount of up to approximately C$2.2 million would be payable to each of the Odidis, which is the amount that would have been payable through to September 30, 2022, at each of the Odidis’ current annual base salary level. Given their nature as fixed term employment agreements, if notice is properly provided to not renew the agreement following the term ending September 30, 2022, then the amount payable upon termination to the Odidis will decrease to the point where no amount would be payable upon termination as at September 30, 2022. Any termination of the employment of the Odidis must be undertaken by and is subject to the prior approval of the Board. There are no payments applicable under the employment agreements of the Odidis relating to a change of control of the Company.

Andrew Patient

If Andrew Patient’s employment agreement is terminated without cause, Mr. Patient shall be entitled to three months’ base salary, plus six weeks’ base salary for every full year of service, up to a combined maximum of twelve months. If such termination occurs within six months of a change of control of the Company, Mr. Patient shall be entitled to thirteen months’ base salary, plus six weeks’ base salary for every full year of service, up to a combined maximum of eighteen months.

THE COMPANY

History and Development of the Company

The Company was formed under the CBCA by certificate and articles of arrangement dated October 22, 2009.

Our registered principal office is located at 30 Worcester Road, Toronto, Ontario, Canada M9W 5X2. Our telephone number is (416) 798-3001 and our facsimile number is (416) 798-3007.

Our agent for service in the United States is Corporation Service Company at 1090 Vermont Avenue N.W., Washington, D.C. 20005.

On October 19, 2009, the shareholders of IPC Ltd. and Vasogen Inc., or Vasogen, approved the IPC Arrangement Agreement that resulted in the October 22, 2009 court-approved merger of IPC Ltd. and another U.S. subsidiary of Intellipharmaceutics, Inc. coincident with an arrangement pursuant to which a predecessor of the Company combined with 7231971 Canada Inc., a new company that acquired substantially all of the assets and certain liabilities of Vasogen, including the proceeds from its non-dilutive financing transaction with Cervus LP. The completion of that transaction that occurred on October 22, 2009 resulted in the formation of the Company, which is governed by the CBCA. The Common Shares of the Company are traded on the TSX and Nasdaq. See “Prospectus Summary—Recent Developments—Nasdaq Notices and Nasdaq Hearings Panel Grant of Request for Continued Listing” and “—Risk Factors--Our Common Shares will be delisted from the Nasdaq Capital Market if we do not satisfy certain requirements of the Nasdaq Hearing Panel by September 28, 2018” in this prospectus for important information about the listing of our Common Shares on Nasdaq.

In this prospectus, any prospectus supplement, and/or the documents incorporated by reference herein or therein, unless the context otherwise requires, the terms “we,” “us,” “our,” “Intellipharmaceutics,” and the “Company” refer to Intellipharmaceutics International Inc. and its subsidiaries.

Business Overview

We are a pharmaceutical company specializing in the research, development and manufacture of novel and generic controlled-release and targeted-release oral solid dosage drugs. Our patented Hypermatrix™ technology is a multidimensional controlled-release drug delivery platform that can be applied to the efficient development of a wide range of existing and new pharmaceuticals. Based on this technology platform, we have developed several drug delivery systems and a pipeline of products (some of which have received FDA approval) and product candidates in various stages of development, including ANDAs filed with the FDA and one ANDS filed with Health Canada and one NDA filing, in therapeutic areas that include neurology, cardiovascular, gastrointestinal tract, diabetes and pain.

In November 2005, we entered into a license and commercialization agreement, as amended on August 12, 2011 and September 24, 2013 (the “Par Agreement”), with Par Pharmaceutical, Inc. (“Par”), pursuant to which we granted Par an exclusive, royalty-free license to make and distribute in the U.S. all strengths of our generic Focalin XR® (dexmethylphenidate hydrochloride extended-release) capsules for a period of ten years from the date of commercial launch which was November 19, 2013. Under the Par Agreement, we made a filing with the FDA for approval to market generic Focalin XR® capsules in various strengths in the U.S. (the “Company ANDA”), and are the owner of that Company ANDA, as approved in part by the FDA. We retain the right to make and distribute all strengths of the generic product outside of the U.S. Calendar quarterly profit-sharing payments for its U.S. sales under the Company ANDA are payable by Par to us as calculated pursuant to the Par Agreement. Within the purview of the Par Agreement, Par also applied for and owns an ANDA pertaining to all marketed strengths of generic Focalin XR® (the “Par ANDA”), and is now approved by the FDA to market generic Focalin XR® capsules in all marketed strengths in the U.S. As with the Company ANDA, calendar quarterly profit-sharing payments are payable by Par to us for its U.S. sales of generic Focalin XR® under the Par ANDA as calculated pursuant to the Par Agreement.

We received final approval from the FDA in November 2013 under the Company ANDA to launch the 15 and 30 mg strengths of our generic Focalin XR® capsules. Commercial sales of these strengths were launched immediately by our commercialization partner in the U.S., Par.

In January 2017, Par launched the 25 and 35 mg strengths of its generic Focalin XR® capsules in the U.S., and in May 2017, Par launched the 10 and 20 mg strengths, complementing the 15 and 30 mg strengths of our generic Focalin XR® marketed by Par. The FDA granted final approval under the Par ANDA for its generic Focalin XR® capsules in the 5, 10, 15, 20, 25, 30, 35 and 40 mg strengths, and subsequently, Par launched the remaining 5 and 40 mg strengths. Under the Par Agreement, we receive quarterly profit share payments on Par’s U.S. sales of generic Focalin XR®. We currently expect revenues from sales of the generic Focalin XR® capsules to improve over the longer term; however, results for the next several quarters are expected to continue to be impacted by ongoing competitive pressures in the generic market. There can be no assurance whether revenues from this product will improve going forward or that any recently launched strengths will be successfully commercialized. We depend significantly on the actions of our marketing partner, Par, in the prosecution, regulatory approval and commercialization of our generic Focalin XR® capsules and on its timely payment to us of the contracted calendar quarterly payments as they come due.

In February 2017, we received final approval from the FDA for our ANDA for metformin hydrochloride extended-release tablets in the 500 and 750 mg strengths. This product is a generic equivalent for the corresponding strengths of the branded product Glucophage® XR sold in the U.S. by Bristol-Myers Squibb. The Company is aware that several other generic versions of this product are currently available that serve to limit the overall market opportunity for this product. We are continuing to evaluate options to realize commercial returns on this product, particularly in international markets. There can be no assurance that our metformin hydrochloride extended-release tablets for the 500 and 750 mg strengths will be successfully commercialized.

In February 2016, we received final approval from the FDA of our ANDA for generic Keppra XR® (levetiracetam extended-release) tablets for the 500 and 750 mg strengths. Our generic Keppra XR® is a generic equivalent for the corresponding strengths of the branded product Keppra XR® sold in the U.S. by UCB, Inc., and is indicated for use in the treatment of partial onset seizures associated with epilepsy. We are aware that several other generic versions of this product are currently available that serve to limit the overall market opportunity. We are actively exploring the best approach to maximize our commercial returns from this approval and are looking at several international markets where, despite lower volumes, product margins are typically higher than in the U.S. There can be no assurance that our generic Keppra XR® for the 500 and 750 mg strengths will be successfully commercialized.

In October 2016, we received tentative approval from the FDA for our ANDA for quetiapine fumarate extended-release tablets in the 50, 150, 200, 300 and 400 mg strengths, and in May 2017, our ANDA received final FDA approval for all of these strengths. Our approved product is a generic equivalent for the corresponding strengths of the branded product Seroquel XR® sold in the U.S. by AstraZeneca Pharmaceuticals LP, or AstraZeneca. Pursuant to a settlement agreement between us and AstraZeneca dated July 30, 2012, we were permitted to launch our generic versions of the 50, 150, 200, 300 and 400 mg strengths of generic Seroquel XR® on November 1, 2016, subject to FDA final approval of our ANDA for those strengths. The Company manufactured and shipped commercial quantities of all strengths of generic Seroquel XR® to our marketing and distribution partner Mallinckrodt LLC (“Mallinckrodt”), and Mallinckrodt launched all strengths in June 2017. In October 2016, we announced a license and commercial supply agreement with Mallinckrodt, or (“Mallinckrodt Agreement”), granting Mallinckrodt an exclusive license to market, sell and distribute in the U.S. the following extended-release drug product candidates (the “licensed products”) which have either been launched (generic Seroquel XR®) or for which we have ANDAs filed with the FDA:

●
Quetiapine fumarate extended-release tablets (generic Seroquel XR®) – approved and launched;

●
Desvenlafaxine extended-release tablets (generic Pristiq®) – ANDA under FDA review; and

●
Lamotrigine extended-release tablets (generic Lamictal® XR™) – ANDA under FDA review.

Under the terms of the ten-year agreement with Mallinckrodt, we received a non-refundable upfront payment of $3 million in October 2016. In addition, the agreement also provides for a long-term profit sharing arrangement with respect to these licensed products (which includes up to $11 million in cost recovery payments that are payable on future sales of licensed product). We have agreed to manufacture and supply the licensed products exclusively for Mallinckrodt on a cost plus basis. The Mallinckrodt Agreement contains customary terms and conditions for an agreement of this kind, and is subject to early termination in the event we do not obtain FDA approvals of the Mallinckrodt licensed products by specified dates, or pursuant to any one of several termination rights of each party. Upon the expiration of the initial term, and absent any early termination actions, the Mallinckrodt Agreement will be automatically renewed for additional and consecutive terms of one year (the 12-month period coinciding with Mallinckrodt’s regularly established fiscal months), absent notice of non-renewal given by one party to the other at least 180 days prior to the end of the initial or renewal term.

Our goal is to leverage our proprietary technologies and know-how in order to build a diversified portfolio of revenue generating commercial products. We intend to do this by advancing our products from the formulation stage through product development, regulatory approval and manufacturing. We believe that full integration of development and manufacturing will help maximize the value of our drug delivery technologies, products and product candidates. We also believe that out-licensing sales and marketing to established organizations, when it makes economic sense, will improve our return from our products while allowing us to focus on our core competencies. We expect our expenditures for the purchase of production, laboratory and computer equipment and the expansion of manufacturing and warehousing capability to be higher as we prepare for the commercialization of ANDAs, one NDA and one ANDS that are pending FDA and Health Canada approval, respectively.

Our Strategy

Our Hypermatrix™ technologies are central to the development and manufacture of novel and generic controlled-release and targeted-release oral solid dosage drugs. The Hypermatrix™ technologies are a multidimensional controlled-release drug delivery platform that we believe can be applied to the efficient development of a wide range of existing and new pharmaceuticals. We believe that the flexibility of these technologies allows us to develop complex drug delivery solutions within an industry-competitive timeframe. Based on this technology platform, we have developed several drug delivery systems and a pipeline of products (some of which have received FDA approval) and product candidates in various stages of development, including ANDAs filed with the FDA and one ANDS filed with Health Canada and one NDA filing, in therapeutic areas that include neurology, cardiovascular, GIT, diabetes and pain. We expect that certain, but not all, of the products in our pipeline may be developed from time to time for third parties pursuant to drug development agreements with those third parties, under which our commercialization partner may pay certain of the expenses of development, make certain milestone payments to us and receive a share of revenues or profits if the drug is developed successfully to completion, the control of which would generally be in the discretion of our drug development partner.

The principal focus of our development activities previously targeted difficult-to-develop controlled-release generic drugs which follow an ANDA regulatory path. Our current development effort is increasingly directed towards improved difficult-to-develop controlled-release drugs which follow an NDA 505(b)(2) regulatory pathway. We have increased our research and development emphasis towards specialty new product development, facilitated by the 505(b)(2) regulatory pathway, by advancing the product development program for both Oxycodone ER and Regabatin™. We have also identified several additional 505(b)(2) product candidates for development in various indication areas including cardiovascular, dermatology, pulmonary disease and oncology. The technology that is central to our abuse deterrent formulation of our Oxycodone ER is the novel Point of Divergence Drug Delivery System (“nPODDDS™”). nPODDDS™ is designed to provide for certain unique drug delivery features in a product. These include the release of the active substance to show a divergence in a dissolution and/or bioavailability profile. The divergence represents a point or a segment in a release timeline where the release rate, represented by the slope of the curve, changes from an initial rate or set of rates to another rate or set of rates, the former representing the usually higher rate of release shortly after ingesting a dose of the drug, and the latter representing the rate of release over a later and longer period of time, being more in the nature of a controlled-release or sustained action. It is applicable for the delivery of opioid analgesics in which it is desired to discourage common methods of tampering associated with misuse and abuse of a drug, and also dose dumping in the presence of alcohol. It can potentially retard tampering without interfering with the bioavailability of the product.

In addition, our Paradoxical OverDose Resistance Activating System, or PODRAS™, delivery technology was initially introduced to enhance our Oxycodone ER product candidate. The PODRAS™ delivery technology platform was designed to prevent overdose when more pills than prescribed are swallowed intact. Preclinical studies of prototypes of oxycodone with PODRAS technology suggest that, unlike other third-party abuse-deterrent oxycodone products in the marketplace, if more tablets than prescribed are deliberately or inadvertently swallowed, the amount of drug active released over 24 hours may be substantially less than expected. However, if the prescribed number of pills is swallowed, the drug release should be as expected. Certain aspects of our PODRAS technology are covered by U.S. Patent Nos. 9,522,119, 9,700,515, 9,700,516 and 9,801,939 and Canadian Patent No. 2,910,865 issued by the U.S. Patent and Trademark Office and the Canadian Intellectual Property Office in respect of “Compositions and Methods for Reducing Overdose” in December 2016, July 2017 and October 2017, respectively. The issuance of these patents provides us with the opportunity to accelerate our PODRAS™ development plan by pursuing proof of concept studies in humans. We intend to incorporate this technology in future product candidates, including Oxycodone ER and other similar pain products, as well as pursuing out-licensing opportunities.

The NDA 505(b)(2) pathway (which relies in part upon the FDA’s findings for a previously approved drug) both accelerates development timelines and reduces costs in comparison to NDAs for new chemical entities.

An advantage of our strategy for development of NDA 505(b)(2) drugs is that our product candidates can, if approved for sale by the FDA, potentially enjoy an exclusivity period which may provide for greater commercial opportunity relative to the generic ANDA route.

The market we operate in is created by the expiration of drug product patents, challengeable patents and drug product exclusivity periods. There are three ways that we employ our controlled-release technologies, which we believe represent substantial opportunities for us to commercialize on our own or develop products or out-license our technologies and products:

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For branded immediate-release (multiple-times-per-day) drugs, we can formulate improved replacement products, typically by developing new, potentially patentable, controlled-release once-a-day drugs. Among other out-licensing opportunities, these drugs can be licensed to and sold by the pharmaceutical company that made the original immediate-release product. These can potentially protect against revenue erosion in the brand by providing a clinically attractive patented product that competes favorably with the generic immediate-release competition that arises on expiry of the original patent(s). The regulatory pathway for this approach requires NDAs via a 505(b)(2) application for the U.S. or corresponding pathways for other jurisdictions where applicable.

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Some of our technologies are also focused on the development of abuse-deterrent and overdose preventive pain medications. The growing abuse and diversion of prescription “painkillers,” specifically opioid analgesics, is well documented and is a major health and social concern. We believe that our technologies and know-how are aptly suited to developing abuse-deterrent pain medications. The regulatory pathway for this approach requires NDAs via a 505(b)(2) application for the U.S. or corresponding pathways for other jurisdictions where applicable.

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For existing controlled-release (once-a-day) products whose active pharmaceutical ingredients (“APIs”) are covered by drug molecule patents about to expire or already expired, or whose formulations are covered by patents about to expire, already expired or which we believe we do not infringe, we can seek to formulate generic products which are bioequivalent to the branded products. Our scientists have demonstrated a successful track record with such products, having previously developed several drug products which have been commercialized in the U.S. by their former employer/clients. The regulatory pathway for this approach requires ANDAs for the U.S. and ANDSs for Canada.

We intend to collaborate in the development and/or marketing of one or more products with partners, when we believe that such collaboration may enhance the outcome of the project. We also plan to seek additional collaborations as a means of developing additional products. We believe that our business strategy enables us to reduce our risk by (a) having a diverse product portfolio that includes both branded and generic products in various therapeutic categories, and (b) building collaborations and establishing licensing agreements with companies with greater resources thereby allowing us to share costs of development and to improve cash-flow. There can be no assurance that we will be able to enter into additional collaborations or, if we do, that such arrangements will be commercially viable or beneficial.

Competitive Environment

We are engaged in a business characterized by extensive research efforts, rapid technological developments and intense competition. Our competitors include medical technology, pharmaceutical, biotechnology and other companies, universities and research institutions. All of these competitors currently engage in, have engaged in or may engage in the future, in development, manufacturing, marketing and commercialization of new pharmaceuticals and existing pharmaceuticals, some of which may compete with our present or future products and product candidates.

Our drug delivery technologies may compete with existing drug delivery technologies, as well as new drug delivery technologies that may be developed or commercialized in the future. Any of these drugs and drug delivery technologies may receive government approval or gain market acceptance more rapidly than our products and product candidates. As a result, our products and product candidates may become non-competitive or obsolete.

We believe that our ability to successfully compete will depend on, among other things, the efficacy, safety and reliability of our products and product candidates, the timing and scope of regulatory approval, the speed at which we develop product candidates, our, or our commercialization partners’, ability to manufacture and sell commercial quantities of a product to the market, product acceptance by physicians and other professional healthcare providers, the quality and breadth of our technologies, the skills of our employees and our ability to recruit and retain skilled employees, the protection of our intellectual property, and the availability of substantial capital resources to fund development and commercialization activities.

Manufacturing

We have internal manufacturing capabilities consisting of current Good Laboratory Practices (“cGLP”) research laboratories and a current Good Manufacturing Process (“cGMP”) manufacturing plant for solid oral dosage forms at our facility located at 30 Worcester Road in Toronto, Ontario, Canada, M9W 5X2 (the “Toronto Facility”). Raw materials used in manufacturing our products are available from a number of commercial sources and the prices for such raw materials are generally not particularly volatile. In October 2014, the FDA provided us with written notification that the Toronto Facility had received an “acceptable” classification. Such inspections are carried out on a regular basis by the FDA and an “acceptable” classification is necessary to permit us to be in a position to receive final approvals for ANDAs and NDAs and to permit manufacturing of drug products intended for commercial sales in the United States after any such approvals. Similarly, Health Canada completed an inspection of our Toronto Facility in September 2015 which resulted in a “compliant” rating. Once we have completed certain renovations to our newly-leased property located at 22 Worcester Road in Toronto, Ontario, Canada, M9W 5X2, we would request an inspection by regulatory agencies which will determine compliance of the facility with cGMP.

Intellectual Property

Proprietary rights are an important aspect of our business. These include know-how, trade secrets and patents. Know-how and trade secrets are protected by internal company policies and operating procedures, and where necessary, by contractual provisions with development partners and suppliers. We also seek patent protection for inventive advances which form the basis of our drug delivery technologies. With respect to particular products, we may seek patent protection on the commercial composition, our methods of production and our uses, to prevent the unauthorized marketing and sale of competitive products.

Patents which relate to and protect various aspects of our HypermatrixTM family of drug delivery technologies include the following United States, Japanese, Chinese, Indian, Canadian and European patents which have been issued to us:

Country	Issue Date	Issue No.	Title
U.S.A.	October 31, 2017	9,801,939	Compositions and Methods For Reducing Overdose
U.S.A.	July 11, 2017	9,700,516	Compositions and Methods For Reducing Overdose
U.S.A.	July 11, 2017	9,700,515	Compositions and Methods For Reducing Overdose
U.S.A.	Dec 20, 2016	9,522,119	Compositions and Methods For Reducing Overdose
U.S.A.	July 14, 2015	9,078,827	Pharmaceutical Composition Having Reduced Abuse Potential
U.S.A.	Aug 12, 2014	8,802,139	Proton Pump-Inhibitor-Containing Capsules Which Comprise Subunits Differently Structured For A Delayed Release Of The Active Ingredient
U.S.A.	Dec 10, 2013	8,603,520	Oral Multi-functional Pharmaceutical Capsule Preparations of Proton Pump Inhibitors
U.S.A.	Mar 12, 2013	8,394,409	Controlled Extended Drug Release Technology
U.S.A.	Mar 15, 2011	7,906,143	Controlled Release Pharmaceutical Delivery Device and Process for Preparation Thereof
U.S.A.	Dec 28, 2010	7,858,119	Extended Release Pharmaceuticals
U.S.A.	Aug 15, 2006	7,090,867	Controlled Release Delivery Device for Pharmaceutical Agents Incorporating Microbial Polysaccharide Gum
U.S.A.	Oct 5, 2004	6,800,668	Syntactic Deformable Foam Compositions and Methods for Making
U.S.A.	Nov 25, 2003	6,652,882	Controlled Release Formulation Containing Bupropion
U.S.A.	Aug 19, 2003	6,607,751	Novel Controlled Release Delivery Device for Pharmaceutical Agents Incorporating Microbial Polysaccharide Gum
U.S.A.	Nov 12, 2002	6,479,075	Pharmaceutical Formulations for Acid Labile Substances
U.S.A.	Oct 2, 2001	6,296,876	Pharmaceutical Formulations for Acid Labile Substances
Japan	Aug 28, 2015	5,798,293	Pharmaceutical Composition Having Reduced Abuse Potential
Japan	Jan 17, 2014	5,457,830	Controlled Release Delivery Device Comprising An Organosol Coat
Japan	Aug 8, 2014	5,592,547	Drug Delivery Composition
Japan	Aug 30, 2013	5,349,290	Drug Delivery Composition
India	Feb 10, 2015	265,141	Pharmaceutical Composition Having Reduced Abuse Potential
Europe	Nov 26, 2014	2,007,360	Controlled Release Delivery Device Comprising an Organosol Coat
Canada	May 26, 2015	2,579,382	Controlled Release Delivery Device
Canada	Jan 28, 2014	2,571,897	Controlled Extended Drug Release Technology
Canada	Apr 8, 2014	2,576,556	Drug Delivery Device
Canada	Mar 11, 2014	2,648,280	Controlled Release Delivery Device Comprising an Organosol Coat
Canada	Jun 19, 2012	2,626,558	Pharmaceutical Composition having Reduced Abuse Potential
Canada	Sep 25, 2012	2,529,984	Oral Multi-Functional Pharmaceutical Capsule Preparations of Proton Pump Inhibitors
Canada	Feb 22, 2011	2,459,857	Combinatorial Type Controlled Release Drug Delivery Device
Canada	Mar 15, 2005	2,435,276	Syntactic Deformable Foam Compositions and Methods for Making

Regulatory Requirements

We focus on the development of both branded drug products (which require NDAs) and generic drug products (which require ANDAs). The research and development, manufacture and marketing of controlled-release pharmaceuticals are subject to regulation by U.S., Canadian and other governmental authorities and agencies. Such national agencies and other federal, state, provincial and local entities regulate the testing, manufacturing, safety and promotion of our products. The regulations applicable to our products may change as the currently limited number of approved controlled-release products increases and regulators acquire additional experience in this area.

United States Regulation

New Drug Application

We will be required by the FDA to comply with NDA procedures for our branded products prior to commencement of marketing by us or our licensees. New drug compounds and new formulations for existing drug compounds which cannot be filed as ANDAs, but follow a 505(b)(2) regulatory pathway, are subject to NDA procedures.

These procedures for a new drug compound include (a) preclinical laboratory and animal toxicology tests; (b) scaling and testing of production batches; (c) submission of an IND, and subsequent approval is required before any human clinical trials can commence; (d) adequate and well controlled replicate human clinical trials to establish the safety and efficacy of the drug for its intended indication; (e) the submission of an NDA to the FDA; and (f) FDA approval of an NDA prior to any commercial sale or shipment of the product, including pre-approval and post-approval inspections of our manufacturing and testing facilities. If all of this data in the product application is owned by the applicant, the FDA will issue its approval without regard to patent rights that might be infringed or exclusivity periods that would affect the FDA’s ability to grant an approval if the application relied upon data which the applicant did not own.

Preclinical laboratory and animal toxicology tests may have to be performed to assess the safety and potential efficacy of the product. The results of these preclinical tests, together with information regarding the methods of manufacture of the products and quality control testing, are then submitted to the FDA as part of an IND requesting authorization to initiate human clinical trials. Once the IND notice period has expired, clinical trials may be initiated, unless an FDA hold on clinical trials has been issued.

A new formulation for an existing drug compound requires a 505(b)(2) application. This application contains full reports of investigations of safety and effectiveness but at least some information required for approval comes from studies not conducted by or for the applicant and for which the applicant has not obtained a right of reference. A 505(b)(2) application is submitted when some specific information necessary for approval is obtained from: (1) published literature and/or (2) the FDA findings of safety and effectiveness for an approved drug. The FDA has implemented this approach to encourage innovation in drug development without requiring duplicative studies while protecting the patent and exclusivity rights for the approved drug. A 505(b)(2) application can be submitted for a new chemical entity, a new molecular entity or any changes to previously approved drugs such as dosage form, strength, route of administration, formulation, indication, or bioinequivalence where the application may rely on the FDA’s finding on safety and effectiveness of the previously approved drug. In addition, the applicant may also submit a 505(b)(2) application for a change in drug product that is eligible for consideration pursuant to a suitability petition. For example, a 505(b)(2) application would be appropriate for a controlled-release product that is bioinequivalent to a reference listed drug where the proposed product is at least as bioavailable and the pattern of release is at least as favorable as the approved pharmaceutically equivalent product. A 505(b)(2) application may be granted three years of exclusivity if one or more clinical investigations, other than bioavailability/bioequivalence studies, was essential to the approval and conducted or sponsored by the applicant; five years of exclusivity granted if it is for a new chemical entity. A 505(b)(2) application may also be eligible for orphan drug and pediatric exclusivity.

A 505(b)(2) application must contain the following: (1) identification of those portions of the application that rely on the information the applicant does not have a right of reference, (2) identification of any or all listed drugs by established name, proprietary name, dosage form, strength, route of administration, name of the listed drug’s sponsor, and the application number if application relies on the FDA’s previous findings of safety and effectiveness for a listed drug, (3) information with respect to any patents that claim the drug or the use of the drug for which approval is sought, (4) patent certifications or statement with respect to any relevant patents that claim the listed drug, (5) if approval for a new indication, and not for the indications approved for the listed drug, a certification so stating, (6) a statement as to whether the listed drug has received a period of marketing exclusivity, (7) bioavailability/bioequivalence studies comparing the proposed product to the listed drug (if any) and (8) studies necessary to support the change or modification from the listed drugs or drugs (if any). Before submitting the application, the applicant should submit a plan to identify the types of bridging studies that should be conducted and also the components of application that rely on the FDA’s findings of safety and effectiveness of a previously approved drug product. We intend to generate all data necessary to support FDA approval of the applications we file. A 505(b)(2) application must provide notice of certain patent certifications to the NDA holder and patent owner, and approval may be delayed due to patent or exclusivity protections covering an approved product.

Clinical trials involve the administration of a pharmaceutical product to individuals under the supervision of qualified medical investigators who are experienced in conducting studies under “Good Clinical Practice” guidelines. Clinical studies are conducted in accordance with protocols that detail the objectives of a study, the parameters to be used to monitor safety and the efficacy criteria to be evaluated. Each protocol is submitted to the FDA and to an Institutional Review Board prior to the commencement of each clinical trial. Clinical studies are typically conducted in three sequential phases, which may overlap. In Phase I, the initial introduction of the product into human subjects, the compound is tested for absorption, safety, dosage, tolerance, metabolic interaction, distribution, and excretion. Phase II involves studies in a limited patient population with the disease to be treated to (1) determine the efficacy of the product for specific targeted indications, (2) determine optimal dosage and (3) identify possible adverse effects and safety risks. In the event Phase II evaluations demonstrate that a pharmaceutical product is effective and has an acceptable safety profile, Phase III clinical trials are undertaken to further evaluate clinical efficacy of the product and to further test its safety within an expanded patient population at geographically dispersed clinical study sites. Periodic reports on the clinical investigations are required.

We, or the FDA, may suspend clinical trials at any time if either party believes the clinical subjects are being exposed to unacceptable health risks. The results of the product development, analytical laboratory studies and clinical studies are submitted to the FDA as part of an NDA for approval of the marketing and commercialization of a pharmaceutical product.

Abbreviated New Drug Application

In certain cases, where the objective is to develop a generic version of an approved product already on the market in controlled-release dosages, an ANDA may be filed in lieu of filing an NDA. Under the ANDA procedure, the FDA waives the requirement to submit complete reports of preclinical and clinical studies of safety and efficacy and instead requires the submission of bioequivalency data, that is, demonstration that the generic drug produces the same effect in the body as its brand-name counterpart and has the same pharmacokinetic profile, or change in blood concentration over time. The ANDA procedure is available to us for a generic version of a drug product approved by the FDA. In certain cases, an ANDA applicant may submit a suitability petition to the FDA requesting permission to submit an ANDA for a drug product that differs from a previously approved reference drug product (the “Listed Drug”) when the change is one authorized by statute. Permitted variations from the Listed Drug include changes in: (1) route of administration, (2) dosage form, (3) strength and (4) one of the active ingredients of the Listed Drug when the Listed Drug is a combination product. The FDA must approve the petition before the ANDA may be submitted. An applicant is not permitted to petition for any other kinds of changes from Listed Drugs. The information in a suitability petition must demonstrate that the change from the Listed Drug requested for the proposed drug product may be adequately evaluated for approval without data from investigations to show the proposed drug product’s safety or effectiveness. The advantages of an ANDA over an NDA include reduced research and development costs associated with bringing a product to market, and generally a shorter review and approval time at the FDA.

GDUFA implemented substantial fees for new ANDAs, Drug Master Files, product and establishment fees and a one-time fee for back-logged ANDAs pending approval as of October 1, 2012. In return, the program is intended to provide faster and more predictable ANDA reviews by the FDA and more timely inspections of drug facilities. For the FDA’s fiscal years 2016 and 2017, respectively, the user fee rates are $76,030 and $70,480 for new ANDAs, $38,020 and $35,240 for Prior Approval Supplements, and $17,434 for each ANDA already on file at the FDA. For the FDA’s fiscal years 2016 and 2017, there is also an annual facility user fee of $258,905 and $273,646, respectively. Effective October 1, 2017, for the FDA’s fiscal year 2018, the FDA will charge an annual facility user fee of $226,087 plus a new general program fee of $159,079. Under GDUFA, generic product companies face significant penalties for failure to pay the new user fees, including rendering an ANDA not “substantially complete” until the fee is paid. It is currently uncertain the effect the new fees will have on our ANDA process and business. However, any failure by us or our suppliers to pay the fees or to comply with the other provisions of GDUFA may adversely impact or delay our ability to file ANDAs, obtain approvals for new generic products, generate revenues and thus may have a material adverse effect on our business, results of operations and financial condition.

Patent Certification and Exclusivity Issues

ANDAs and/or NDAs, filed under Paragraph IV of the Hatch Waxman Act, which seek approval by a non-brand owner to market a generic version of a branded drug product prior to the expiry of patents owned or listed in the Orange Book (the “Listed Patents”) as applicable to the brand owner’s product, are required to include certifications pursuant to Paragraph IV that either the Listed Patents are invalid or that the applicant’s drug product does not infringe the Listed Patents. In such circumstances, the owner of the branded drug and/or the holder of the patents may commence patent infringement litigation against the applicant. In such a case, the FDA is not empowered to approve such pending ANDA or NDA until the expiry of 30 months from the commencement of such litigation, unless within such 30 month period the said patents are found to be invalid, or the drug product covered by the ANDA or NDA is finally found by a court not to infringe such patents.

Under the U.S. Food, Drug and Cosmetic Act (“FDC Act”), the first filer of an ANDA (but not an NDA) with a “non-infringement” certification is entitled, if its drug product is approved, to receive 180 days of market exclusivity. Subsequent filers of generic products, if non-infringing and approved by the FDA, are entitled to market their products six months after the first commercial marketing of the first filer’s generic product. A company having FDA approval and permission from the original brand owner is able to market an authorized generic at any time. The 180-day exclusivity period can be forfeited if the first applicant withdraws its application or the FDA considers the application to have been withdrawn, the first applicant amends or withdraws Paragraph IV Certification for all patents qualifying for 180 day exclusivity, or the first applicant fails to obtain tentative approval within 30 months after the date filed, unless failure is due to a change in review requirements. The preservation of the 180 day exclusivity period related to the first-to-file status of a drug not approved within 30 months after the date filed, generally requires that an application be made to the FDA for extension of the time period where the delay has been due to a change in the review requirements for the drug. The approval of the continued first-to-file status in such circumstances is subject to the discretion of the FDA. There can be no assurance that the FDA would accede to such a request if made.

Patent expiration refers to expiry of U.S. patents (inclusive of any extensions) on drug compounds, formulations and uses. Patents outside the United States may differ from those in the United States. Under U.S. law, the expiration of a patent on a drug compound does not create a right to make, use or sell that compound. There may be additional patents relating to a person’s proposed manufacture, use or sale of a product that could potentially prohibit such person’s proposed commercialization of a drug compound.

The FDC Act contains other market exclusivity provisions that offer additional protection to pioneer drug products which are independent of any patent coverage that might also apply. Exclusivity refers to the fact that the effective date of approval of a potential competitor’s ANDA for a generic of the pioneer drug may be delayed or, in certain cases, an ANDA may not be submitted until the exclusivity period expires. Five years of exclusivity are granted to the first approval of a “new chemical entity”. Three years of exclusivity may apply to products which are not new chemical entities, but for which new clinical investigations are essential to the approval. For example, a new indication for use, or a new dosage strength of a previously approved product, may be entitled to exclusivity, but only with respect to that indication or dosage strength. Exclusivity only offers protection against a competitor entering the market via the ANDA route, and does not operate against a competitor that generates all of its own data and submits a full NDA.

If applicable regulatory criteria are not satisfied, the FDA may deny approval of an NDA or an ANDA or may require additional testing. Product approvals may be withdrawn if compliance with current or future regulatory standards is not maintained or if problems occur after the product reaches the market. The FDA may require further testing and surveillance programs to monitor the pharmaceutical product that has been commercialized. Non-compliance with applicable requirements can result in additional penalties, including product seizures, injunction actions and criminal prosecutions.

Canadian Regulation

The requirements for selling pharmaceutical drugs in Canada are substantially similar to those of the United States described above.

Investigational New Drug Application

Before conducting clinical trials of a new drug in Canada, we must submit a Clinical Trial Application (“CTA”) to the Therapeutic Products Directorate (“TPD”). This application includes information about the proposed trial, the methods of manufacture of the drug and controls, preclinical laboratory and animal toxicology tests on the safety and potential efficacy of the drug, and information on any previously executed clinical trials with the new drug. If, within 30 days of receiving the application, the TPD does not notify us that our application is unsatisfactory, we may proceed with clinical trials of the drug. The phases of clinical trials are the same as those described above under “United States Regulation – New Drug Application”.

New Drug Submission

Before selling a new drug in Canada, we must submit a New Drug Submission (“NDS”) or Supplemental New Drug Submission (“sNDS”) to the TPD and receive a Notice of Compliance (“NOC”) from the TPD to sell the drug. The submission includes information describing the new drug, including its proper name, the proposed name under which the new drug will be sold, a quantitative list of ingredients in the new drug, the methods of manufacturing, processing, and packaging the new drug, the controls applicable to these operations, the tests conducted to establish the safety of the new drug, the tests to be applied to control the potency, purity, stability and safety of the new drug, the results of bio-pharmaceutics and clinical trials as appropriate, the intended indications for which the new drug may be prescribed and the effectiveness of the new drug when used as intended. The TPD reviews the NDS or sNDS. If the submission meets the requirements of Canada’s Food and Drugs Act and Regulations, the TPD will issue an NOC for the new drug.

Where the TPD has already approved a drug for sale in controlled-release dosages, we may seek approval from the TPD to sell an equivalent generic drug through an ANDS. In certain cases, the TPD does not require the manufacturer of a proposed drug that is claimed to be equivalent to a drug that has already been approved for sale and marketed, to conduct clinical trials; instead, the manufacturer must satisfy the TPD that the drug is bioequivalent to the drug that has already been approved and marketed.

The TPD may deny approval or may require additional testing of a proposed new drug if applicable regulatory criteria are not met. Product approvals may be withdrawn if compliance with regulatory standards is not maintained or if problems occur after the product reaches the market. Contravention of Canada’s Food and Drugs Act and Regulations can result in fines and other sanctions, including product seizures and criminal prosecutions.

Proposals have recently been made that, if implemented, would significantly change Canada’s drug approval system. In general, the recommendations emphasize the need for efficiency in Canadian drug review. Proposals include establishment of a separate agency for drug regulation and modeling the approval system on those found in European Union countries. There is no assurance, however, that such changes will be implemented or, if implemented, will expedite the approval of new drugs.

The Canadian government has regulations which can prohibit the issuance of an NOC for a patented medicine to a generic competitor, provided that the patentee or an exclusive licensee has filed a list of its Canadian patents covering that medicine with the Minister of Health and Welfare. After submitting the list, the patentee or an exclusive licensee can commence a proceeding to obtain an order of prohibition directed to the Minister prohibiting him or her from issuing an NOC. The minister may be prohibited from issuing an NOC permitting the importation or sale of a patented medicine to a generic competitor until patents on the medicine expire or the waiver of infringement and/or validity of the patent(s) in question is resolved by litigation in the manner set out in such regulations. There may be additional patents relating to a company’s proposed manufacture, use or sale of a product that could potentially prohibit such company’s proposed commercialization of a drug compound.

Certain provincial regulatory authorities in Canada have the ability to determine whether the consumers of a drug sold within such province will be reimbursed by a provincial government health plan for that drug by listing drugs on formularies. The listing or non-listing of a drug on provincial formularies may affect the prices of drugs sold within provinces and the volume of drugs sold within provinces.

Additional Regulatory Considerations

Sales of our products by our licensees outside the United States and Canada will be subject to regulatory requirements governing the testing, registration and marketing of pharmaceuticals, which vary widely from country to country.

Under the U.S. Generic Drug Enforcement Act, ANDA applicants (including officers, directors and employees) who are convicted of a crime involving dishonest or fraudulent activity (even outside the FDA regulatory context) are subject to debarment. Debarment is disqualification from submitting or participating in the submission of future ANDAs for a period of years or permanently. The Generic Drug Enforcement Act also authorizes the FDA to refuse to accept ANDAs from any company which employs or uses the services of a debarred individual. We do not believe that we receive any services from any debarred person.

In addition to the regulatory approval process, pharmaceutical companies are subject to regulations under provincial, state and federal law, including requirements regarding occupational safety, laboratory practices, environmental protection and hazardous substance control, and may be subject to other present and future local, provincial, state, federal and foreign regulations, including possible future regulations of the pharmaceutical industry. We believe that we are in compliance in all material respects with such regulations as are currently in effect.

Before medicinal products can be distributed commercially, a submission providing detailed information must be reviewed and approved by the applicable government or agency in the jurisdiction in which the product is to be marketed. The regulatory review and approval process varies from country to country.

Property, Plant and Equipment

On December 1, 2015, we entered into a lease agreement for a 25,000 square foot facility located at 30 Worcester Road Toronto, Ontario, Canada M9W 5X2 (“30 Worcester Road”), as well as a 40,000 square foot facility on the adjoining property located at 22 Worcester Road, Toronto, Ontario, Canada M9W 5X2, both of which are owned indirectly by the same landlord (“22 Worcester Road”, and together with 30 Worcester Road, the “Combined Properties”) for a five-year term with a five-year renewal option. Basic rent over the five-year term is C$240,000 per annum for the Combined Properties, subject to an annual consumer price inflation adjustment, and we are responsible for utilities, municipal taxes and operating expenses for the leased property. With these two leased premises, we now have use of 65,000 square feet of commercial space to accommodate our growth objectives over the next several years. We also have an option to purchase the Combined Properties after March 1, 2017 until November 30, 2020 based on a fair value purchase formula. We use our facility at 30 Worcester Road as a current Good Laboratory Practices research laboratory, office space, and cGMP scale-up and small to medium-scale manufacturing plant for solid oral dosage forms. The facility at 30 Worcester Road consists of approximately 4,900 square feet for administrative space, 4,300 square feet for R&D, 9,200 square feet for manufacturing, and 3,000 square feet for warehousing. The 22 Worcester Road building provides approximately 35,000 square feet of warehouse space and approximately 5,000 square feet of office space. The current lease also provides us with a right of first refusal to purchase the Combined Properties. The landlord is required to provide us with at least 60 days prior written notice and the desired sale price for the Combined Properties prior to offering the premises to a third party or on the open market. We have five business days to accept such offer and purchase price for a transaction to close within 60 days of the notice. If we decline the offer, the landlord is entitled to offer and sell the properties for a purchase price of not less than the price offered to us for a period of 180 days, after which time the landlord is again obliged to offer the properties to us before offering them to a third party or on the open market.

We continually monitor our facility requirements in the context of our needs and we expect these requirements to change commensurately with our activities.

SELECTED FINANCIAL DATA

The following selected financial data of the Company has been derived from the audited consolidated financial statements of the Company as at and for the years ended November 30, 2017, 2016, 2015, 2014, and 2013. As a result of the IPC Arrangement Agreement completed on October 22, 2009, we selected a November 30 year end. The comparative number of shares issued and outstanding, basic and diluted loss per share have been amended to give effect to this arrangement transaction. These statements were prepared in accordance with U.S. GAAP. All dollar amounts in this prospectus are expressed in U.S. dollars, unless otherwise indicated.

(in thousands of U.S. dollars, except for per share data)

	(Unaudited) As at and for the six months ended May 31, 2018	As at and for the year ended November 30, 2017	As at and for the year ended November 30, 2016	As at and for the year ended November 30, 2015	As at and for the year ended November 30, 2014	As at and for the year ended November 30, 2013
Revenue	911	5,504	2,247	4,094	8,770	1,527
Net loss for the year	(6,009)	(8,857)	(10,144)	(7,436)	(3,856)	(11,495)
Total assets	6,668	7,397	7,974	5,224	7,875	4,380
Total liabilities	7,699	7,010	6,858	5,362	2,966	10,335
Net assets	(1,031)	387	1,116	(138)	4,909	(5,955)
Capital stock	38,698	35,290	29,831	21,481	18,941	11,721
Loss per share - basic and diluted	(1.57)	(2.86)	(3.80)	(3.13)	(1.67)	(5.84)
Dividends	-	-	-	-	-	-
Weighted average common shares	3,831	3,101	2,670	2,377	2,305	1,967

MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the historical consolidated financial statements of the Company the other financial information appearing elsewhere in, or incorporated by reference into, this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Please see “Cautionary Note Regarding Forward-Looking Information” for a discussion of the risks, uncertainties and other factors associated with these statements. The results of operations for the periods reflected herein are not necessarily indicative of results that may be expected for future periods, and our actual results may differ materially from those discussed in our forward-looking statements as a result of various factors, including, but not limited to, those listed under “Risk Factors” on page 6 of this prospectus and those included elsewhere in, or incorporated by reference into, this prospectus. The consolidated financial statements have been prepared in accordance with U.S. GAAP. All amounts are expressed in United States dollars unless otherwise noted. Annual references are to the Company’s fiscal years, which ended on November 30, 2017, 2016 and 2015.

Operating Results

Our results of operations have fluctuated significantly from period to period in the past and are likely to do so in the future. We anticipate that our quarterly and annual results of operations will be impacted for the foreseeable future by several factors, including the timing of approvals to market our product candidates in various jurisdictions and any resulting licensing revenue, milestone revenue, product sales, the number of competitive products and the extent of any aggressive pricing activity, wholesaler buying patterns, the timing and amount of payments received pursuant to our current and future collaborations with third parties, the existence of any first-to-file exclusivity periods, and the progress and timing of expenditures related to our research, development and commercialization efforts. Due to these fluctuations, we presently believe that the period-to-period comparisons of our operating results are not a reliable indication of our future performance.

Six Months Ended May 31, 2018 Compared to the Six Month Ended May 31, 2017

Revenue

The Company recorded revenues of $911,485 for the six months ended May 31, 2018 versus $3,236,878 for the six months ended May 31, 2017. Such revenues consisted primarily of licensing revenues from commercial sales of the 15, 25, 30 and 35 mg strengths of our generic Focalin XR® under the Par Agreement. The decrease in revenues in the six months ended May 31, 2018 compared to the six months ended May 31, 2017 is primarily due to considerably lower profit share payments from sales of generic Focalin XR® capsules in the U.S. Beginning in early 2018, we began to see significant impact from aggressive pricing by competitors, resulting in a marked increase in gross-to-net deductions such as wholesaler rebates, chargebacks and pricing adjustments. These deductions often have the most impact in the first month they are applied and we have begun to see some improvement in product profitability from the first quarter of 2018 to the second quarter. Despite some improvement, overall profitability remains substantially lower than in 2017.

Revenues from generic Seroquel XR® are still well below levels expected at the launch of the product in 2017, primarily due to the Company’s commercial partner entering the market later than planned. Several initiatives to gain market share have shown some improved returns, however, it is expected to take some time to determine if the product can achieve meaningful market penetration. Management is continuing to evaluate strategic options to improve returns from this product.

Cost of goods sold

The Company recorded cost of goods sold of $65,874 for the six months ended May 31, 2018 versus $211,372 for the six months ended May 31, 2017. Cost of sales for the six months ended May 31, 2018, reflects the Company’s manufacturing shipment of generic Seroquel XR® to Mallinckrodt.

Research and Development

Expenditures for R&D for the six months ended May 31, 2018 were lower by $249,371 compared to the six months ended May 31, 2017. The decrease is primarily due to lower stock option compensation expense in the six months ended May 31, 2018 compared to the six months ended May 31, 2017. We recorded higher stock option compensation expense, as a result of certain performance-based stock options vesting upon FDA approvals, as described below.

In the six months ended May 31, 2018, we recorded $67,995 of expenses for stock-based compensation for R&D employees compared to $1,602,025 for the six months ended May 31, 2017, of which $1,577,772 was for expenses related to performance-based stock options which vested on FDA approval for metformin hydrochloride extended release tablets in February 2017 and FDA approval of our quetiapine fumarate extended release tablets in May 2017.

After adjusting for the stock-based compensation expenses discussed above, expenditures for R&D for the six months ended May 31, 2018 were higher by $1,284,659 compared to the six months ended May 31, 2017. The increase was primarily due to an increase in third party R&D expenditures as a result of ongoing clinical trials for Oxycodone ER.

Selling, General and Administrative

Selling, general and administrative expenses were $1,981,319 for the six months ended May 31, 2018 in comparison to $1,718,225 for the six months ended May 31, 2017, an increase of $263,094. The increase is due to higher expenses related to wages and benefits and administrative costs discussed in greater detail below.

Administrative costs for the six months ended May 31, 2018 were $1,042,642 in comparison to $838,983 in the six months ended May 31, 2017. The increase in the six months ended May 31, 2018 was due to the increase in professional fees and legal fees.

Expenditures for wages and benefits for the six months ended May 31, 2018 were $629,867 in comparison to $582,702 in the six months ended May 31, 2017. For the six months ended May 31, 2018, we recorded $26,811 as expense for stock-based compensation compared to an expense of $42,843 for the six months ended May 31, 2017. After adjusting for the stock-based compensation expenses, expenditures for wages for the six months ended May 31, 2018 were higher by $63,197 compared to the six months ended May 31, 2017. The increase is attributable to higher compensation expense due to staff additions.

Marketing costs for the six months ended May 31, 2018 were $238,633 in comparison to $229,055 in the six months ended May 31, 2017. This increase is primarily the result of an increase in travel expenditures related to business development and investor relations activities.

Occupancy costs for the six months ended May 31, 2018 were $70,177 in comparison to $67,485 for the six months ended May 31, 2017. The slight increase is due to the incremental cost of leasing an adjoining facility in order to meet the Company’s anticipated growth requirements.

Depreciation

Depreciation expenses for the six months ended May 31, 2018 were $302,026 in comparison to $198,362 in the six months ended May 31, 2017. The increase is primarily due to the additional investment in production, laboratory and computer equipment during the six months ended May 31, 2018.

Foreign Exchange Gain

Foreign exchange gain was $7,700 for the six months ended May 31, 2018 in comparison to a gain of $17,306 in the six months ended May 31, 2017. The foreign exchange gain for the six months ended May 31, 2018 was due to the strengthening of the U.S. dollar against the Canadian dollar during the six months ended May 31, 2018 as the exchange rates changed to $1.00 for C$1.2948 as at May 31, 2018 from $1.00 for C$1.2888 as at November 30, 2017. The foreign exchange gain for the six months ended May 31, 2017 was due to the strengthening of the U.S. dollar against the Canadian dollar during the six months ended May 31, 2017 as the exchange rates changed to $1.00 for C$1.3500 as at May 31, 2017 from $1.00 for C$1.3429 as at November 30, 2016.

Interest Income

Interest income for the six months ended May 31, 2018 was lower by $15,011 in comparison to the prior period. For the six months ended May 31, 2018 interest was lower largely due to interest received on input tax credit refunds under the Scientific Research & Experimental Development incentive program in the second quarter of 2017.

Interest Expense

Interest expense for the six months ended May 31, 2018 was higher by $109,225 compared with the prior period. This is due to interest expense paid on the 2013 Debenture which accrues interest payable at 12% annually and the related conversion option embedded derivative accreted at an annual imputed interest of approximately 4.9% in the first six months of 2018 in comparison to the first six months of 2017 when the 2013 Debenture imputed interest was approximately 15.2%.

Net Loss

The Company recorded net loss for the six months ended May 31, 2018 of $6,008,864 or $1.57 per Common Share, compared with a net loss of $3,796,190 or $1.26 per Common Share for the six months ended May 31, 2017. In the six months ended May 31, 2018, the higher net loss is attributed to the lower licensing revenues from commercial sales of generic Focalin XR® combined with increased legal and other administrative expenses. In the six months ended May 31, 2017, the net loss was attributed to the ongoing R&D and selling, general and administrative expenses. The lower net loss in 2017 is primarily attributed to higher licensing revenues from commercial sales of Focalin XR®, partially offset by an increase in performance based stock option expense.

Year Ended November 30, 2017 Compared to the Year Ended November 30, 2016

Revenue

The Company recorded revenues of $5,504,452 for the year ended November 30, 2017 versus $2,247,002 for the year ended November 30, 2016. Revenues consisted primarily of licensing revenues from commercial sales of the 10, 15, 20, 25, 30 and 35 mg of generic Focalin XR® under the Par Agreement. The increase in revenues in the current year period is primarily due to the launch in January 2017 of the 25 and 35 mg strengths of generic Focalin XR® capsules in the U.S. and also reflects revenue from the Company’s generic Seroquel XR® launched by Mallinckrodt in June 2017. The Company’s revenues on the 25 and 35 mg strengths of generic Focalin XR® showed some decline commencing July 2017 when their six month exclusivity expired, but have since leveled off. The 15 and 30mg strengths continue to perform well, with the 10 and 20 mg strengths contributing less due to their launch date being late August 2017. The 5 and 40 mg strengths did not contribute at all to top line revenue in fiscal 2017 as the products were not in the market until after year end. Revenues from generic Seroquel XR® were considerably lower than originally anticipated, primarily due to timing of the product launch, which was several weeks after other generics entered the market. As such, it is expected to take some time to gain market share as wholesaler contracts come up for renewal. Revenues under the Par and Mallinckrodt agreements represents the commercial sales of the generic products in those strengths and may not be representative of future sales.

Cost of goods sold

The Company recorded cost of goods sold of $704,006 for the year ended November 30, 2017 versus $0 for the year ended November 30, 2016. Cost of sales for the year ended November 30, 2017, reflects the Company’s shipments of generic Seroquel XR® to Mallinckrodt which are manufactured by the Company and supplied to Mallinckrodt on a cost-plus basis. This product was not marketed or sold prior to fiscal 2017.

Research and Development

Expenditures for R&D for the year ended November 30, 2017 were higher by $1,104,617 compared to the year ended November 30, 2016. The increase is primarily due to higher stock option compensation expense as a result of certain performance based stock options vesting upon FDA approval of quetiapine fumarate extended release tablets in the 50, 150, 200, 300 and 400 mg strengths, as detailed below. R&D expenses are also higher due to higher third party consulting fees associated with our preparation for the FDA Advisory Committee meeting in relation to our Oxycodone ER NDA filing.

In the year ended November 30, 2017, we recorded $1,654,051 of expenses for stock-based compensation for R&D employees, of which $1,577,772 was for expenses related to performance based stock options which vested on FDA approval for metformin hydrochloride extended release tablets in February 2017 and FDA approval of our quetiapine fumarate extended release tablets in May 2017. In the year ended November 30, 2016, we recorded $1,995,805 as expense for stock based compensation for R&D employees, of which $620,632 was for expenses related to performance based stock options which vested on FDA approval of our generic Keppra XR® in February 2016.

After adjusting for the stock-based compensation expenses discussed above, expenditures for R&D for the year ended November 30, 2017 were higher by $1,446,371 compared to the year ended November 30, 2016. The increase was primarily due to costs related to preparing for the FDA Advisory Committee meeting, an increase in third party R&D expenditures and higher compensation expense.

Selling, General and Administrative

Selling, general and administrative expenses were $3,287,914 for the year ended November 30, 2017 in comparison to $3,546,132 for the year ended November 30, 2016, a decrease of $258,218. The decrease is due to lower wages and benefits and administrative costs offset by higher expenses related to marketing cost and occupancy cost discussed in greater detail below.

Expenditures for wages and benefits for the year ended November 30, 2017 were $1,240,361 in comparison to $1,454,501 in the year ended November 30, 2016. For the year ended November 30, 2017, we recorded $95,948 as expense for stock-based compensation compared to an expense of $265,639 for the year ended November 30, 2016. After adjusting for the stock-based compensation expenses, expenditures for wages for the year ended November 30, 2017 were lower by $44,449 compared to the year ended November 30, 2016. The decrease is attributable to the accrual of bonuses to certain management employees in the year ended November 30, 2016, there were no bonuses paid in the year ended November 30, 2017.

Administrative costs for the year ended November 30, 2017 were $1,402,253 in comparison to $1,558,633 in the year ended November 30, 2016. The decrease relates primarily to lower professional fees.

Marketing costs for the year ended November 30, 2017 were $502,688 in comparison to $413,646 in the year ended November 30, 2016. The increase is primarily the result of an increase in travel expenditures related to business development and investor relations activities.

Occupancy costs for the year ended November 30, 2017 were $142,612 in comparison to $119,352 for the year ended November 30, 2016. The increase is due to the incremental cost of leasing an adjoining facility in order to meet the Company’s anticipated growth requirements.

Depreciation

Depreciation expenses for the year ended November 30, 2017 were $506,961 in comparison to $385,210 in the year ended November 30, 2016. The increase is primarily due to the additional investment in production, laboratory and computer equipment during the year ended November 30, 2017.

Foreign Exchange Loss

Foreign exchange loss was $80,093 for the year ended November 30, 2017 in comparison to a loss of $22,470 in the year ended November 30, 2016. The foreign exchange loss for the year ended November 30, 2017 was due to the weakening of the Canadian dollar against the U.S. dollar during the year ended November 30, 2017 as the exchange rates changed to $1.00 for C$1.2888 as at November 30, 2017 from $1.00 for C$1.3429 as at November 30, 2016. The foreign exchange loss for the year ended November 30, 2016 was due to the weakening of the Canadian dollar against the U.S. dollar during the year ended November 30, 2016 as the exchange rates changed to $1.00 for C$1.3429 as at November 30, 2016 from $1.00 for C$1.3353 as at November 30, 2015.

Interest Income

Interest income for the year ended November 30, 2017 was higher by $14,830 in comparison to the prior period. For the year ended November 30, 2017 interest was higher largely due to interest received on input tax credit refunds under the Scientific Research & Experimental Development program.

Interest Expense

Interest expense for the year ended November 30, 2017 was higher by $119,001 compared with the prior period. This is due to interest expense paid in 2017 on the 2013 Debenture which accrues interest payable at 12% annually and the related conversion option embedded derivative accreted at an annual imputed interest of approximately 15.2%, in comparison to the first nine months of 2016 when the 2013 Debenture imputed interest was approximately 4.2%.

Net Loss

The Company recorded net loss for the year ended November 30, 2017 of $8,857,440 or $2.86 per Common Share, compared with a net loss of $10,143,577 or $3.80 per Common Share for the year ended November 30, 2016. In the year ended November 30, 2017, the net loss was attributed to the ongoing R&D and selling, general and administrative expenses, partially offset by licensing revenues from commercial sales of generic Focalin XR® and to a lesser extent, sales of generic Seroquel XR® shipped to Mallinckrodt. The net loss in 2017 is lower compared to 2016 due to higher licensing revenues which were partially offset by an increase in performance based stock option expense and higher third party R&D expenditures. Revenue from commercial sales of generic Focalin XR® and generic Seroquel XR® in the year ended November 30, 2017, was $4,269,691 versus $2,209,502 in fiscal 2016. This is primarily due to the launch of additional strengths of generic Focalin XR® in 2017 as well as the launch of generic Seroquel XR®. In the year ended November 30, 2016, the higher net loss was primarily attributed to lower licensing revenues from commercial sales of generic Focalin XR® for 2016. To a lesser extent, the higher loss for the 2016 period was due to the accrual of management bonuses and additional compensation costs related to vested performance options as a result of the FDA approval of generic Keppra XR® and the Company’s shareholders approving an extension of the expiry date of the performance based stock options.

Year Ended November 30, 2016 Compared to the Year Ended November 30, 2015

Revenue

The Company recorded revenues of $2,247,002 for the year ended November 30, 2016 versus $4,093,781 for the year ended November 30, 2015. For the year ended November 30, 2016, we recognized licensing revenue of $2,209,502 from commercial sales of 15 and 30 mg strengths of generic Focalin XR® capsules under the Par Agreement. The decrease in revenues is primarily due to increased competition and a softening of pricing conditions for our generic Focalin XR® capsules. A fifth generic competitor entered the market in the second half of 2015, resulting in increased price competition and lower market share. Based on the most recent two month trend, our market share for the 15 and 30 mg strengths was approximately 30% for the combined strengths of our generic Focalin XR® capsules. In addition, during the year ended November 30, 2016, the Company received a non-refundable up-front payment of $3,000,000 from Mallinckrodt pursuant to the Mallinckrodt agreement, of which $37,500 was recognized as revenue. Such up-front fees are recognized over the expected ten year term of the contract. There were no up-front fees recognized in the year ended November 30, 2015.

Research and Development

Expenditures for R&D for the year ended November 30, 2016 were higher by $919,263 compared to the year ended November 30, 2015. The increase is primarily due to higher stock option compensation expense as a result of certain performance based stock options vesting upon FDA approval of generic Keppra XR®, and additional compensation costs related to vested performance options as a result of the Company’s shareholders approving a two year extension of the expiry date of the performance based stock options from September 2016 to September 2018, partially offset by lower spending for ongoing R&D work, as detailed below.

In the year ended November 30, 2016 we recorded $1,995,805 as expense for stock based compensation for R&D employees, of which $620,632 was for expenses related to performance based stock options which vested on FDA approval of our generic Keppra XR® in February 2016. As a result of the modification of the performance based stock option expiry date, we recorded additional compensation costs of $1,177,782 related to vested performance options during the year ended November 30, 2016. In the year ended November 30, 2015, we recorded $152,231 as expenses for stock-based compensation expense.

After adjusting for the stock-based compensation expenses discussed above, expenditures for R&D for the year ended November 30, 2016 were lower by $924,311 compared to the year ended November 30, 2015. This is primarily due to the fact that during the year ended November 30, 2016 we incurred lower expenditures on the development of several generic product candidates (specifically for clinical studies), partially offset by an accrual of bonuses to certain management employees, compared to the year ended November 30, 2015. There were no management bonuses paid in the year ended November 30, 2015.

Selling, General and Administrative

Selling, general and administrative expenses were $3,546,132 for the year ended November 30, 2016 in comparison to $3,581,913 for the year ended November 30, 2015, a decrease of $35,781. The decrease was due to a decrease in corporate legal activities and other professional fees, offset by an expense for management bonuses discussed in greater detail below.

Expenditures for wages and benefits for the year ended November 30, 2016 were $1,454,501 in comparison to $1,305,614 in the year ended November 30, 2015, an increase of $148,887, primarily due to the accrual of bonuses to certain management employees. There were no bonuses paid in the year ended November 30, 2015. For the year ended November 30, 2016, we recorded $265,639 as an expense for stock-based compensation compared to an expense of $265,587 for the year ended November 30, 2015.

Administrative costs for the year ended November 30, 2016 were $1,558,633 in comparison to $1,751,315 in the year ended November 30, 2015. The decrease was primarily due to a decrease in expenditures in corporate legal activities and other professional fees.

Marketing costs for the year ended November 30, 2016 were $413,646 in comparison to $434,902 in the year ended November 30, 2015. The decrease was attributable to the decrease in travel expenditures related to business development and investor relations activities.

Occupancy costs for the year ended November 30, 2016 were $119,352 in comparison to $90,082 for the year ended November 30, 2015. The increase was due to the incremental cost of leasing an adjoining facility in order to meet the Company’s anticipated growth requirements.

Depreciation

Depreciation expenses for the year ended November 30, 2016 were $385,210 in comparison to $377,849 in the year ended November 30, 2015. The increase was primarily due to the additional investment in production, laboratory and computer equipment during the year ended November 30, 2016.

Net Foreign Exchange (Loss) Gain

Foreign exchange loss was $22,470 for the year ended November 30, 2016 in comparison to a gain of $46,211 in the year ended November 30, 2015. The foreign exchange loss for the year ended November 30, 2016 was due to the weakening of the Canadian dollar against the U.S. dollar during the year ended November 30, 2016 as the exchange rates changed to $1.00 for C$1.3429 as at November 30, 2016 from $1.00 for C$1.3353 as at November 30, 2015. During the year ended November 30, 2016, the exchange rate averaged $1.00 for C$1.3276 compared to the year ended November 30, 2015, when the exchange rate averaged $1.00 for C$1.2603.

Interest Income

Interest income for the year ended November 30, 2016 was lower by $1,300 in comparison to the prior period. For the year ended November 30, 2016 interest was lower largely due to lower average amounts of cash on hand compared to the year ended November 30, 2015.

Interest Expense

Interest expense for the year ended November 30, 2016 was higher by $13,609 compared with the prior period. This is primarily because the interest expense paid on the 2013 Debenture which accrues interest payable at 12% annually and the related conversion option embedded derivative accreted at an annual imputed interest of approximately 6.6% in fiscal 2016. During the fiscal year 2015, the conversion option embedded derivative accreted at an annual imputed interest of approximately 15%, offset by a credit to interest expense at an imputed interest rate of 14.6%, during the third quarter of 2015, due to the extinguishment of the debt from an accounting perspective.

Net Loss

The Company recorded net loss for the year ended November 30, 2016 of $10,143,577 or $3.80 per Common Share, compared with a net loss of $7,436,388 or $3.13 per Common Share for the year ended November 30, 2015. In the year ended November 30, 2016, the higher net loss was primarily attributed to lower licensing revenues from commercial sales of generic Focalin XR® for 2016. To a lesser extent, the higher loss for the 2016 period was due to the accrual of management bonuses and additional compensation costs related to vested performance options as a result of the FDA approval of generic Keppra XR® and the Company’s shareholders approving an extension of the expiry date of the performance based stock options. In the year ended November 30, 2015, the net loss was attributed to the ongoing R&D and selling, general and administrative expense, partially offset by licensing revenue.

Liquidity and Capital Resources

	For the three months ended				For the six months ended
	May 31, 2018	May 31, 2017	Change		May 31, 2018	May 31, 2017	Change
	(UNAUDITED)	(UNAUDITED)			(UNAUDITED)	(UNAUDITED)
	$	$	$	%	$	$	$	%
Cash flows used in operating activities	(3,545,356)	(952,428)	(2,592,928)	272%	(5,133,366)	(2,672,727)	(2,460,639)	92%
Cash flows provided by financing activities	4,681,311	840,595	3,840,716	457%	4,681,311	1,523,536	3,157,775	207%
Cash flows used in investing activities	(45,507)	(797,173)	751,666	-94%	(84,332)	(1,519,615)	1,435,283	-94%
Increase (decrease) in cash	1,090,448	(909,006)	1,999,454	-220%	(536,387)	(2,668,806)	2,132,419	-80%
Cash, beginning of period	270,226	2,384,624	(2,114,398)	-89%	1,897,061	4,144,424	(2,247,363)	-54%
Cash, end of period	1,360,674	1,475,618	(114,944)	-8%	1,360,674	1,475,618	(114,944)	-8%

The Company had cash of $1,360,674 as at May 31, 2018 compared to $270,226 as at February 28, 2018. The increase in cash during the three months ended May 31, 2018 was mainly a result of cash flows provided by financing activities, offset by lower cash receipts relating to commercial sales of our generic Focalin XR® capsules, and an increase in R&D expenses related to our ongoing product development activities. The decrease in cash during the three months ended May 31, 2017 was mainly a result of expenditures for R&D and selling, general, and administrative expenses, which included increased consulting fees incurred to prepare for the July 26, 2017 Advisory Committees meeting and an increase in purchases of plant and production equipment to support our generic Seroquel XR® launch, which were only partially offset by cash receipts from commercialized sales of our generic Focalin XR® and cash proceeds provided from financing activities derived from Common Share sales under the Company’s at-the-market offering program.

For the three and six months ended May 31, 2018, net cash flows used in operating activities increased to $3,545,356 and $5,133,366, respectively, as compared to net cash flows used in operating activities for the three and six months ended May 31, 2017 of $952,428 and $2,672,727. The increase was primarily a result of the higher loss from operations, offset by an increase in accounts payable and a decrease in accounts receivable, as well as increases in prepaid expenses and inventory.

R&D costs, which are a significant portion of the cash flows used in operating activities, related to continued internal research and development programs are expensed as incurred. Equipment and supplies are capitalized and amortized over their useful lives if they have alternative future uses.

For the three and six months ended May 31, 2018, net cash flows provided from financing activities were $4,681,311 and $4,681,311, compared to $840,595 and $1,523,536, respectively, for the three and six months ended May 31, 2017. Net cash flows from financing activities in the three and six months ended May 31, 2018 were related to two registered direct offerings of an aggregate of 883,333 Common Shares at a price of $6.00 per share (post reverse-split) for gross proceeds of $5,300,000. Net cash flows from financing activities in the three and six months ended May 31, 2017 related to at-the-market issuances of 37,180 and 59,316 Common Shares sold on Nasdaq for gross proceeds of $871,449 and $1,448,472, with net proceeds to the Company of $845,785 and $1,406,243, respectively, and to the exercise of 3,104 and 30,601 warrants resulting in the issuance of 1,552 and 15,300 Common Shares for net proceeds of $29,958 and $295,308, respectively, partially offset by capital lease payments.

All non-cash items have been added back or deducted from the consolidated statements of cash flows.

With the exception of the quarter ended February 28, 2014, the Company has incurred losses from operations since inception. To date, the Company has funded its R&D activities principally through the issuance of securities, loans from related parties, funds from the IPC Arrangement Agreement and funds received under commercial license agreements. Since November 2013, research has also been funded from revenues from sales of our generic Focalin XR® capsules for the 15 and 30 mg strengths. With the launch of the 25 and 35 mg strengths by Par in January 2017, the launch of the 10 and 20 mg strengths in May 2017 along with the launch of the 5 and 40 mg strengths in November 2017, we expect sales of generic Focalin XR® to show some improvement longer term. However, due to continued competitive pressures, we expect net profit payments from this product to be negatively impacted for the next several quarters. As of November 30, 2017, the Company had a cash balance of $1.9 million. As of May 31, 2018, our cash balance was $1.4 million. While we expect to satisfy certain short term capital needs from cash on hand and profit transfer payments from our commercial partners, we need to obtain additional funding as we further the development of our product candidates. Potential sources of capital may include payments from licensing agreements, cost savings associated with managing operating expense levels, other equity and/or debt financings, and/or new strategic partnership agreements which fund some or all costs of product development. We intend to utilize the equity markets to bridge any funding shortfall and to provide capital to continue to advance our most promising product candidates. Our future operations are highly dependent upon our ability to source additional capital to support advancing our product pipeline through continued R&D activities and to fund any significant expansion of our operations. Our ultimate success will depend on whether our product candidates receive the approval of the FDA or Health Canada and whether we are able to successfully market approved products. We cannot be certain that we will be able to receive FDA or Health Canada approval for any of our current or future product candidates, that we will reach the level of sales and revenues necessary to achieve and sustain profitability, or that we can secure other capital sources on terms or in amounts sufficient to meet our needs or at all. Our cash requirements for R&D during any period depend on the number and extent of the R&D activities we focus on. At present, we are working principally on our Oxycodone ER 505(b)(2), PODRASTM technology, additional 505(b)(2) product candidates for development in various indication areas and selected generic product candidate development projects. Our development of Oxycodone ER will require significant expenditures, including costs to defend against the Purdue litigation. For our RegabatinTM XR 505(b)(2) product candidate, Phase III clinical trials can be capital intensive, and will only be undertaken consistent with the availability of funds and a prudent cash management strategy. We anticipate some investment in fixed assets and equipment over the next several months, the extent of which will depend on cash availability.

Effective September 28, 2017, the maturity date for the 2013 Debenture was extended to October 1, 2018. The Company currently expects to repay the current outstanding principal amount of $1,350,000 on or about October 1, 2018, if the Company then has cash available.

The availability of equity or debt financing will be affected by, among other things, the results of our R&D, our ability to obtain regulatory approvals, our success in commercializing approved products with our commercial partners and the market acceptance of our products, the state of the capital markets generally, strategic alliance agreements, and other relevant commercial considerations. In addition, if we raise additional funds by issuing equity securities, our then existing security holders will likely experience dilution, and the incurring of indebtedness would result in increased debt service obligations and could require us to agree to operating and financial covenants that would restrict our operations. In the event that we do not obtain sufficient additional capital, it will raise substantial doubt about our ability to continue as a going concern, realize our assets and pay our liabilities as they become due. Our cash outflows are expected to consist primarily of internal and external R&D, legal and consulting expenditures to advance our product pipeline and selling, general and administrative expenses to support our commercialization efforts. Depending upon the results of our R&D programs, the impact of the Purdue litigation and the availability of financial resources, we could decide to accelerate, terminate, or reduce certain projects, or commence new ones. Any failure on our part to successfully commercialize approved products or raise additional funds on terms favorable to us or at all, may require us to significantly change or curtail our current or planned operations in order to conserve cash until such time, if ever, that sufficient proceeds from operations are generated, and could result in us not taking advantage of business opportunities, in the termination or delay of clinical trials or us not taking any necessary actions required by the FDA or Health Canada for one or more of our product candidates, in curtailment of our product development programs designed to identify new product candidates, in the sale or assignment of rights to our technologies, products or product candidates, and/or our inability to file ANDAs, ANDSs or NDAs at all or in time to competitively market our products or product candidates.

Trend Information

It is important to note that historical patterns of revenue and expenditures cannot be taken as an indication of future revenue and expenditures. Net loss has been somewhat variable over the last eight quarters, and has been impacted primarily by the commercial sales of generic Focalin XR® capsules, the level of our R&D spending, availability of funding and the vesting or modification of performance based stock options. The lower net loss in the fourth quarter of 2017 is primarily attributed to lower R&D spending and selling, general and administrative expenses, partially offset by lower licensing revenues. The higher net loss in the third quarter of 2017 is primarily due to lower licensing revenue as a result of the expiration of exclusivity on the 25 and 35 mg strengths of generic Focalin XR® resulting in higher than normal wholesaler returns, along with higher expenses related to the FDA Advisory Committee meeting in July 2017. The lower net loss in the second quarter of 2017 is primarily attributed to higher licensing revenues from commercial sales of generic Focalin XR® in the 25 and 35 mg strengths complementing the 15 and 30 mg strengths of our generic Focalin XR® marketed by Par, partially offset by an increase in performance based options expense and higher third party consulting fees. The lower net loss in the first quarter of 2017 is primarily attributed to higher licensing revenues from commercial sales of generic Focalin XR® due to Par’s launch of the 25 and 35 mg strengths of its generic Focalin XR® capsules in that quarter, partially offset by an increase in performance based stock options expense and legal and other professional fees. The higher net loss in the fourth quarter of 2016 is attributable to the accrual of management bonuses (there were no management bonuses paid in fiscal 2015) and additional compensation costs related to vested performance based stock options as a result of the Company’s shareholders approving an extension of the expiry date of the performance based stock options.

The following selected financial information is derived from our unaudited interim consolidated financial statements.

Quarter Ended	Revenue	Net loss	Loss per share
			Basic(i)	Diluted(i)
	$	$	$	$
May 31, 2018	576,967	(2,859,276)	(0.68)	(0.68)
February 28, 2018	334,518	(3,149,588)	(0.91)	(0.91)
November 30, 2017	1,077,835	(2,510,936)	(0.76)	(0.76)
August 31, 2017	1,189,739	(2,550,314)	(0.83)	(0.83)
May 31, 2017	2,001,512	(1,805,329)	(0.59)	(0.59)
February 28, 2017	1,235,366	(1,990,861)	(0.66)	(0.66)
November 30, 2016	569,096	(3,913,304)	(1.34)	(1.34)
August 31, 2016	554,925	(2,110,156)	(0.74)	(0.74)

(i)
Quarterly per share amounts may not sum due to rounding.

Off-Balance Sheet Arrangements

The Company, as part of its ongoing business, does not participate in transactions that generate relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities (“SPE”), which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. As of May 31, 2018, the Company was not involved in any material unconsolidated SPE transactions.

Contractual Obligations

In the table below, we set forth our enforceable and legally binding obligations and future commitments and obligations related to all contracts. Some of the figures we include in this table are based on management’s estimate and assumptions about these obligations, including their duration, the possibility of renewal, anticipated actions by third parties, and other factors. Operating lease obligations relate to the lease of premises for the Combined Properties which will expire in November 2020, subject to a five year renewal option. The Company also has an option to purchase the Combined Properties up to November 30, 2020 based on a fair value purchase formula but does not currently expect to exercise this option in 2018.

As of May 31, 2018	Less than3 months	3 to 6 months	6 to 9months	9 months to 1 year	Greater than1 year	Total
	$	$	$	$	$	$
Third parties
Accounts payable	2,931,487	-	-	-	-	2,931,487
Accrued liabilities	708,575	-	-	-	-	708,575
Related parties
Employee costs payable	223,698	-	-	-	-	223,698
Convertible debenture	40,805	1,363,450	-	-	-	1,404,255
	3,904,565	1,363,450	-	-	-	5,268,015

Equity Offerings

For information regarding certain registered direct offerings by us within the past 12 months, see “Prior Sales.”

At-The-Market Termination

On March 13, 2018, we terminated the continuous offering by us under the prospectus supplement dated July 18, 2017 and prospectus dated July 17, 2017 in respect of our at-the-market program. If we seek to offer and sell Common Shares under our at-the-market program, we will file another prospectus supplement prior to making such additional offers and sales. We are not required to sell shares under the equity distribution agreement that we entered into with Roth Capital Partners, LLC, or Roth, in November 2013, relating to our at-the-market program. There can be no assurance that any additional shares will be sold under our at-the-market program. For further information regarding the at-the-market program and sales thereunder, see “—Risk Factors--Sales of a significant number of our Common Shares in the public markets, or the perception that such sales could occur, could depress the market price of the Common Shares.”

For more information about these offerings, see the documents we have filed with the SEC in connection with such offerings. See “Where You Can Find More Information; Incorporation by Reference” in this prospectus.

CONSOLIDATED CAPITALIZATION

The following table sets forth our capitalization as of May 31, 2018:

●
on an actual basis, adjusted to reflect the 1-for-10 reverse split effected September 12, 2018, without giving effect to this offering and the use of net proceeds as discussed in “Use of Proceeds”; and

●
on an as-adjusted basis to reflect this offering and the use of net proceeds therefrom as discussed in “Use of Proceeds.”

This capitalization table should be read in conjunction with our report on Form 6-K including our financial statements in respect of the three months and six months ended May 31, 2018, and the other financial information included and incorporated by reference in this prospectus.

As of May 31, 2018, we had cash totaling $1.4 million.

	As of May 31, 2018
	Actual	As Adjusted
Short term debt-due to related parties based on contractual maturities:	$1,403,224	$
Common Shares, unlimited amount authorized, 4,353,678 issued and outstanding:	$38,697,900	$
	$40,101,124	$

USE OF PROCEEDS

We estimate that the net proceeds to us from this offering will be approximately $     million, based on an assumed public offering price per Unit of $ , the last reported sale price of our Common Shares on Nasdaq on , 2018, assuming the sale of Units and no sale of any Pre-Funded Units in this offering, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, and excluding the proceeds, if any, from the exercise of Warrants issued pursuant to this offering. If the underwriter exercises its option to purchase the additional Units in full, we estimate that the net proceeds will be approximately $  million, based on an assumed public offering price per Unit of $ , the last reported sale price of our Common Shares on Nasdaq on , 2018, assuming the sale of Units and no sale of any Pre-Funded Units in this offering, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, and excluding the proceeds, if any, from the exercise of the Warrants issued pursuant to this offering.

We currently intend to use the net proceeds from this offering for general corporate purposes, which may include working capital, capital expenditures, R&D, accounts payable, and other commercial expenditures. We expect from time to time to evaluate the acquisition of products and technologies for which a portion of the net proceeds may be used, although we currently are not planning or negotiating any such transactions.

The amounts actually expended for each purpose may vary significantly depending upon numerous factors, including the amount and timing of the proceeds from this offering and progress with the clinical development of our product candidates. Expenditures will also depend upon the establishment of collaborative arrangements with other companies, the availability of additional financing and other factors. Investors will be relying on the judgment of our management regarding the application of the proceeds of any sale of shares of our securities.

As of the date of this prospectus, we cannot specify with certainty all of the particular uses of the proceeds from this offering. Accordingly, we will retain broad discretion over the use of such proceeds. Pending the use of the net proceeds from this offering as described above, we intend to invest the net proceeds in investment-grade, interest-bearing securities.

The actual offering price per Unit and Pre-Funded Unit, and the exercise price of the Warrants, as applicable, will be as determined by negotiation between us and the underwriter at the time of pricing, and may be at a discount to the current market price of our Common Shares. These estimates exclude the proceeds, if any, from the exercise of the Warrants in this offering. If all of the Warrants sold in this offering were to be exercised in cash at an assumed exercise price of $ per Common Share, we would receive additional net proceeds of approximately $  million. However, the Warrants contain a cashless exercise provision that permits exercise of the Warrants on a cashless basis (i) at any time when there is no effective registration statement under the U.S. Securities Act, covering the issuance of the underlying Common Shares or (ii) on the expiration date of the Warrant. We cannot predict when or if the Warrants will be exercised or whether they will be exercised for cash. It is possible that the Warrants may be exercised solely on a cashless basis.

A $    increase or decrease in the assumed public offering price per Unit of $ , the last reported sale price of our Common Shares on Nasdaq on , 2018, would increase or decrease the net proceeds to us from this offering by $  million, assuming that the number of Units offered by us, as set forth on the cover page of this prospectus, remains the same, assuming no sale of any Pre-Funded Units, after deducting the estimated underwriter discounts and commissions and estimated offering expenses payable by us, and excluding the proceeds, if any, from the exercise of the Warrants issued pursuant to this offering.

Similarly, each increase or decrease of Units offered by us would increase or decrease the net proceeds to us by approximately $  million, assuming the assumed public offering price per Unit of $ remains the same, assuming no sale of any Pre-Funded Units, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, and excluding the proceeds, if any, from the exercise of the Warrants issued pursuant to this offering.

EXPENSES OF THE OFFERING

The following is a statement of the expenses, other than any underwriting discounts and commission and expenses reimbursed by us, to be incurred in connection with a distribution of the securities registered under this registration statement.

U.S. SEC registration fee	$2,007
Nasdaq and TSX listing expenses	21,200
FINRA filing fee	*
Printing expenses	*
Legal fees and expenses	325,000
Accountants’ fees and expenses	75,000
Miscellaneous	10,000
Total	$*

*To be provided by amendment. All amounts in the table are estimates except the U.S. Securities and Exchange Commission registration fee, the Nasdaq and TSX listing fees and the FINRA filing fee.

UNDERWRITING

We have entered into an underwriting agreement dated                   , 2018, with H.C. Wainwright & Co., LLC (“H.C. Wainwright”) as the sole book-running manager of this offering. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriter and the underwriter has agreed to purchase from us the Units and any Pre-Funded Units, at the public offering prices less the underwriting discounts and commissions set forth on the cover page of this prospectus. The public offering prices shown on the cover page of this prospectus were determined by negotiation between us and the underwriter at the time of pricing, and may be at a discount to the current market price.

A copy of the underwriting agreement has been filed as an exhibit to the registration statement of which this prospectus is a part. The securities we are offering are being offered by the underwriter subject to certain conditions specified in the underwriting agreement.

We have been advised by the underwriter that it proposes to offer the Units and Pre-Funded Units directly to the public at the public offering prices set forth on the cover page of this prospectus. Any Units and Pre-Funded Units sold by the underwriter to securities dealers will be sold at the public offering prices less a selling concession not in excess of $    per share.

The underwriting agreement provides that the underwriter’s obligation to purchase the securities we are offering is subject to conditions contained in the underwriting agreement. The underwriter is obligated to purchase and pay for all of the securities offered by this prospectus.

No action has been taken by us or the underwriter that would permit a public offering of our securities in any jurisdiction where action for that purpose is required. None of the securities included in this offering may be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sales of any of the securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons who receive this prospectus are advised to inform themselves about and to observe any restrictions relating to this offering of the securities and the distribution of this prospectus. This prospectus is neither an offer to sell nor a solicitation of any offer to buy the securities in any jurisdiction where that would not be permitted or legal.

The underwriter has advised us that it does not intend to confirm sales to any accounts over which it exercises discretionary authority.

Underwriting Discounts, Commissions and Expenses

We have agreed to pay an underwriter discount equal to 8% of the aggregate gross proceeds raised in this offering.

The following table shows the public offering price, underwriting discounts and commissions and proceeds, before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriter’s option to purchase additional securities.

Total
	Per Unit	Per Pre-Funded Unit	Without Option Exercise	With Full Option Exercise
Public offering price
Underwriting discounts and commissions
Proceeds, before expenses, to us

We estimate the total expenses payable by us for this offering to be approximately $  million, which amount includes (i) an assumed underwriting discounts and commissions of $  million ($  million if the underwriter’s option to purchase additional securities is exercised in full) based upon the assumed public offering price per Unit of $ (the last reported sale price of our Common Shares on Nasdaq on , 2018), (ii) an assumed management fee in the amount of $ which represents 1% of the assumed aggregate offering price, (iii) $35,000 non-accountable expense allowance payable to the underwriter, (iv) reimbursement of the accountable expenses of the underwriter equal to $100,000 (none of which has been paid in advance), including the legal fees of the underwriter being paid by us, and (v) other estimated expenses of approximately $433,000 which include legal, accounting, printing costs and various fees associated with the registration and listing of our shares.

Right of First Refusal

We have also granted the underwriter, for a period of ten months from the closing date of this offering, a right of first refusal to act as sole book-running manager for each and every future public or private equity or debt offering by us or any of our successors or subsidiaries. We have also agreed to a tail fee equal to the cash and warrant compensation in this offering if any investor to which the underwriter introduced us with respect to this offering during the term of its engagement provides us with further capital in a public or private offering or capital raising transaction, with certain exceptions, during the 12 month period following termination of our engagement of the underwriter.

Option to Purchase Additional Securities

We have granted the underwriter the option to purchase up to   additional Common Shares at a purchase price of $   per share and/or Warrants to purchase up to an aggregate of    Common Shares at a purchase price of $   per Warrant with an exercise price of $ per Common Share, less the underwriting discounts and commissions. The underwriter may exercise its option at any time and from time to time within 30 days from the date of this prospectus. If any additional Units are purchased pursuant to the option, the underwriter will offer these securities on the same terms as those on which the other Units are being offered hereby.

Listing

Our Common Shares are currently traded on the TSX and on Nasdaq under the symbol “IPCI.” See “Prospectus Summary-Recent Developments—Nasdaq Notices and Nasdaq Hearings Panel Grant of Request for Continued Listing” and “—Risk Factors--Our Common Shares will be delisted from the Nasdaq Capital Market if we do not satisfy certain requirements of the Nasdaq Hearing Panel by September 28, 2018” in this prospectus for important information about the listing of our Common Shares on Nasdaq. On September , 2018, the last reported sale price of the Common Shares was $  per share. We do not intend to apply for listing of the Pre-Funded Warrants or the Warrants on any securities exchange or other nationally recognized trading system. There is no established public trading market for the Pre-Funded Warrants or the Warrants, and we do not expect a market to develop.

Lock-up Agreements

We have agreed, subject to certain exceptions, not to offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any Common Shares or other securities convertible into or exercisable or exchangeable for Common Shares for a period of 90 days after the effective date of the registration statement of which this prospectus is a part without the prior written consent of H.C. Wainwright.

In addition, each of our officers, directors and certain existing shareholders have agreed not to offer, pledge, sell, contract to sell, grant any option or contract to purchase, purchase any option or contract to sell, or otherwise dispose of, directly or indirectly, any Common Shares or any securities convertible into, exercisable for, or exchangeable for Common Shares, or enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Shares for a period of 90 days after the effective date of the registration statement of which this prospectus is a part without the prior written consent of H.C. Wainwright.

H.C. Wainwright may in its sole discretion and at any time without notice release some or all of the shares subject to lock-up agreements prior to the expiration of the lock-up period. When determining whether or not to release shares from the lock-up agreements, H.C. Wainwright will consider, among other factors, the security holder’s reasons for requesting the release, the number of shares for which the release is being requested and market conditions at the time.

Stabilization, Short Positions and Penalty Bids

The underwriter may engage in syndicate covering transactions, stabilizing transactions and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of our Common Shares:

●
Syndicate covering transactions involve purchases of securities in the open market after the distribution has been completed in order to cover syndicate short positions. Such a naked short position would be closed out by buying securities in the open market. A naked short position is more likely to be created if the underwriter is concerned that there could be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in the offering.

●
Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specific maximum.

●
Penalty bids permit the underwriter to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These syndicate covering transactions, stabilizing transactions and penalty bids may have the effect of raising or maintaining the market prices of our securities or preventing or retarding a decline in the market prices of our securities. As a result, the price of our securities may be higher than the price that might otherwise exist in the open market. Neither we nor the underwriter make any representation or prediction as to the effect that the transactions described above may have on the price of our securities. These transactions may be effected on Nasdaq, in the over-the-counter market or on any other trading market and, if commenced, may be discontinued at any time.

In connection with this offering, the underwriter also may engage in passive market-making transactions in our securities in accordance with Regulation M during a period before the commencement of offers or sales of our securities in this offering and extending through the completion of the distribution. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for that security. However, if all independent bids are lowered below the passive market maker’s bid, that bid must then be lowered when specific purchase limits are exceeded. Passive market-making may stabilize the market price of the securities at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

Neither we nor the underwriter make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the prices of our securities. In addition, neither we nor the underwriter make any representation that the underwriter will engage in these transactions or that any transactions, once commenced, will not be discontinued without notice.

Indemnification

The underwriting agreement provides that we will indemnify H.C. Wainwright against specified liabilities, including liabilities under the U.S. Securities Act. H.C. Wainwright may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the U.S. Securities Act, and any commissions received by it and any profit realized on the resale of the shares sold by it while acting as principal might be deemed to be underwriting discounts or commissions under the U.S. Securities Act. As an underwriter, H.C. Wainwright would be required to comply with the U.S. Securities Act and the U.S. Exchange Act, including without limitation, Rule 10b-5 and Regulation M under the U.S. Exchange Act. These rules and regulations may limit the timing of purchases and sales of Common Shares, overallotment purchase rights and warrants by H.C. Wainwright acting as principal. Under these rules and regulations, H.C. Wainwright:

●	may not engage in any stabilization activity in connection with our shares; and

●
may not bid for or purchase any of our shares or attempt to induce any person to purchase any of our shares, other than as permitted under the U.S. Exchange Act, until it has completed its participation in the distribution of shares in this offering.

Other Relationships

H.C. Wainwright and its respective affiliates have provided, and may in the future provide, various investment banking, financial advisory and other services to us and our affiliates for which services they have received, and may in the future receive, customary fees.  In the course of their businesses, H.C. Wainwright and its affiliates may actively trade our securities or loans for their own account or for the accounts of customers, and, accordingly, H.C. Wainwright and its affiliates may at any time hold long or short positions in such securities or loans. H.C. Wainwright acted as our placement agent in connection with our registered direct offering and concurrent private placement we consummated in October 2017 and our two registered direct offerings and concurrent private placements we consummated in March 2018, for which it received compensation for each such offering. Except for services provided in connection with this offering, and except as set forth in this paragraph, H.C. Wainwright has not provided any investment banking or other financial services during the 180-day period preceding the date of this prospectus.

RELATED PARTY TRANSACTIONS

In January 2013, we completed the private placement financing of the 2013 Debenture. The 2013 Debenture bears interest at a rate of 12% per annum, payable monthly, is pre-payable at any time at our option, and is convertible at any time into Common Shares at a conversion price of $30.00 per Common Share at the option of the holder. Drs. Isa and Amina Odidi, who are directors, executive officers and principal shareholders of our Company, provided us with the original $1.5 million of the proceeds for the 2013 Debenture. In December 2016, a principal repayment of $150,000 was made on the 2013 Debenture and the maturity date was extended until April 1, 2017. Effective September 28, 2017, the maturity date for the 2013 Debenture was further extended to October 1, 2018. We currently expect to repay the current outstanding principal amount, on the 2013 Debenture, of $1,350,000 on or about October 1, 2018, if we then have cash available.

To our knowledge, Armistice Capital Master Fund, Ltd. and/or its affiliates (collectively “Armistice”), currently a holder of in excess of 10% of our outstanding Common Shares, participated in (i) a registered direct offering in October 2017, pursuant to a placement agent agreement dated October 10, 2017 between the Company and H.C. Wainwright, and (ii) the registered direct offerings completed in March 2018, pursuant to placement agent agreements dated March 12, 2018 and March 18, 2018 between the Company and H.C. Wainwright.

On September 10, 2018 we completed the private placement financing of the 2018 Debenture. The 2018 Debenture bears interest at a rate of 10% per annum, payable monthly, may be prepaid at any time at our option, and is convertible into Common Shares at any time prior to the maturity date at a conversion price of $3.00 per Common Share at the option of the holder. Drs. Isa and Amina Odidi, who are directors, executive officers and principal shareholders of our Company, provided us with the original $500,000 of proceeds for the 2018 Debenture. The maturity date for the 2018 Debenture is September 1, 2020.

Since the beginning of our preceding three financial years to the date hereof, other than discussed above, there have been no transactions or proposed transactions which are material to us or to any of our associates, holders of 10% of the our outstanding shares, to our directors or officers or any transactions that are unusual in their nature or conditions to which we or any of our subsidiaries were a party.

Our Corporate Governance Committee, made up of independent directors, oversees any potential transaction and negotiation that could give rise to a related party transaction or create a conflict of interest, and conducts an appropriate review.

DESCRIPTION OF SHARE CAPITAL

Our authorized share capital consists of an unlimited number of Common Shares, all without nominal or par value and an unlimited number of Preference Shares issuable in series. As of September 18, 2018, there were 4,353,678 Common Shares and no Preference Shares issued and outstanding.

All historical references to Common Shares, warrants and options outstanding prior to September 12, 2018 and the related exercise prices and conversion prices in this prospectus have been adjusted to reflect the effect of the 1-for-10 reverse split effected in September 2018. The reverse split is intended to establish the basis for the shares to trade above US$1.00, as per the minimum bid listing requirement of Nasdaq; however, no assurance can be given that we will be able to regain compliance with Nasdaq’s minimum bid requirement (and other listing requirements) or that, if compliance is regained, that we will be able to maintain compliance with Nasdaq’s listing requirements.

Common Shares

Each of our Common Shares entitles the holder thereof to one vote at any meeting of our shareholders, except meetings at which only holders of a specified class of shares are entitled to vote. Common Shares are entitled to receive, as and when declared by the Board of Directors, dividends in such amounts as shall be determined by the Board of Directors. Subject to the prior rights of the holders of any Preference Shares, the holders of Common Shares have the right to receive our remaining property in the event of our liquidation, dissolution, or winding-up, whether voluntary or involuntary.

Preference Shares

The Preference Shares may at any time and from time to time be issued in one or more series. The Board of Directors will, by resolution, from time to time, before the issue thereof, fix the rights, privileges, restrictions and conditions attaching to the Preference Shares of each series. Except as required by law, the holders of any series of Preference Shares will not as such be entitled to receive notice of, attend or vote at any meeting of our shareholders. Holders of Preference Shares will be entitled to preference with respect to payment of dividends and the distribution of assets in the event of our liquidation, dissolution or winding-up, whether voluntary or involuntary, or any other distribution of our assets among our shareholders for the purpose of winding up our affairs, on such shares over the Common Shares and over any other shares ranking junior to the Preference Shares.

Warrants

At September 18, 2018, an aggregate of 824,570 Common Shares were issuable upon the exercise of outstanding Common Share purchase warrants, with a weighted average exercise price of $9.92 per Common Share.

Deferred Share Units

Effective May 28, 2010, our shareholders approved a Deferred Share Unit (“DSU”) Plan (the “DSU Plan”) and the reservation of 11,000 Common Shares for issuance thereunder for DSU grants to our non-management directors. The DSU Plan permits certain non-management directors to defer receipt of all or a portion of their Board fees until termination of the Board service and to receive such fees in the form of Common Shares at that time. A DSU is a unit equivalent in value to one of our Common Shares based on the trading price of our Common Shares on the TSX. The DSU Plan is administered by the Board or a committee thereof.

The key features of the DSU plan are as follows:

●     Each participant may elect to be paid a minimum of 20% up to a maximum of 100%, in 10% increments, of Board fees in the form of DSUs in lieu of being paid such fees in cash. On the date on which Board fees are payable (on a quarterly basis), the number of DSUs to be credited to the participant is determined by dividing an amount equal to the designated percentage of the Board fees that the participant has elected to have credited in DSUs on that fee payment date, by the calculated market value of a Common Share on that fee payment date. The market value of a common share is the weighted average trading price of the Common Shares on any exchange where the Common Shares are listed (including the TSX) for the last five trading days prior to such day.

●     A participant is permitted to redeem his/her DSUs only following termination of Board service by way of retirement, non-re-election as a director, resignation or death. Upon redemption of DSUs, the Company will issue to the participant Common Shares of the Company equal to the number of DSUs to be redeemed.

●     A separate notional account is maintained for each participant under the DSU Plan. Each such account will be credited with DSUs issued to the participant from time to time by way of a bookkeeping entry in the books of the Company. The DSUs credited to the participant’s account will be cancelled as of the applicable redemption date and following redemption of all DSUs credited to the participant’s account, such participant’s account will be closed.

●     No rights under the DSU Plan and no DSUs credited pursuant to the provisions of the DSU Plan are assignable or transferable by any participant other than pursuant to a will or by the laws of descent and distribution.Upon termination of Board service, the director will be able to redeem DSUs based upon the then market price of our Common Shares on the date of redemption in exchange for any combination of cash or Common Shares as the Board may determine.

At September 18, 2018, there were 10,279 DSUs issued and outstanding. At September 18, 2018, 721 DSUs are reserved for issuance under our DSU plan.

Restricted Share Units

The Company established the restricted share unit (“RSU”) Plan (the “RSU Plan”) and the reservation of 33,000 Common Shares of issuance thereunder to form part of its incentive compensation arrangements available for officers and employees of the Company and its designated affiliates as of May 28, 2010, when the RSU Plan received shareholder approval. Employees and officers, including both full-time and part-time employees of the Company and any designated affiliate of the Company are eligible to participate in the RSU Plan; however, directors of the Company who are not also serving as employees of officers of the Company may not participate in such plan. The RSU Plan is administered by the Board or a committee thereof, which will determine, from time to time, who may participate in the RSU Plan, the number of RSUs to be awarded and the terms of each RSU, all such determinations to be made in accordance with the terms and conditions of the RSU Plan, based on individual and/or corporate performance factors as determined by the Board.

The key features of the RSU Plan are as follows:

●        At the time of the award of RSUs, the Board will determine in its sole discretion the vesting criteria (whether based on time or performance measures of individual and/or corporate performance) applicable to the awarded RSUs. Unless otherwise determined by the Board at the time of the award, RSUs will vest in respect of 33 1/3% of the Common Shares subject to the RSUs on the first day after each of the first three anniversaries of the award date of such RSU. Notwithstanding the foregoing, all vesting and issuances or payments, as applicable, will be completed no later than December 15 of the third calendar year commencing after an award date.

●       The RSU Plan provides that any unvested RSUs will vest at such time as determined by the Board in its sole discretion such that participants in the RSU Plan will be able to participate in a change of control transaction, including by surrendering such RSUs to the Company or a third party or exchanging such RSUs, for consideration in the form of cash and/or securities.

●       If an “event of termination” of employment has occurred, any and all Common Shares corresponding to any vested RSUs in a participant’s account, if any, will be issued as soon as practicable after the event of termination to the former participant. If an event of termination has occurred, any unvested RSUs in the participant’s account will, unless otherwise determined by the Board in its discretion, forthwith and automatically be forfeited by the participant and cancelled. Notwithstanding the foregoing, if a participant is terminated for just cause, each unvested RSU in the participant’s account will be forfeited by the participant and cancelled.

●       No rights under the RSU Plan and no RSUs awarded pursuant to the provisions of the RSU Plan are assignable or transferable by any participant other than pursuant to a will or by the laws of descent and distribution.

Options

The option plan (the “Option Plan”) was adopted effective October 22, 2009 as part of the IPC Arrangement Agreement transaction approved by the shareholders of IPC Ltd., our predecessor company, at the meeting of shareholders on October 19, 2009. Subject to the requirements of the Option Plan, the Board, with the assistance of the Compensation Committee, has the authority to select those directors, officers, employees and consultants to whom options will be granted, the number of options to be granted to each person and the price at which Common Shares of the Company may be purchased. Grants are determined based on individual and aggregate performance as determined by the Board.

The key features of the Option Plan are as follows:

●     The fixed maximum percentage of Common Shares issuable under the Option Plan is 10% of the issued and outstanding Common Shares from time to time. The Option Plan will automatically “reload” after the exercise of an option provided that the number of Common Shares issuable under the Option Plan does not then exceed the maximum percentage of 10%.

●     There are no restrictions on the maximum number of options which may be granted to insiders of the Company other than not more than 1% of the total Common Shares outstanding on a non-diluted basis can be issued to non-executive directors of the Company pursuant to options granted under the Option Plan and the value of any options granted to any non-executive director of the Company, shall not, on an annual basis, exceed C$100,000.

●     The Board determines the exercise price of each option at the time the option is granted, provided that such price cannot be lower than the “market price” of Common Shares at the time the option is granted. “Market price” means the volume weighted average trading price of Common Shares on the TSX, or another stock exchange where the majority of the trading volume and value of Common Shares occurs, for the five trading days immediately preceding the relevant date, calculated in accordance with the rules of such stock exchange.

●     Unless otherwise determined by the Board, each option becomes exercisable as to 33 1/3% on a cumulative basis, at the end of each of the first, second and third years following the date of grant.

●     The period of time during which a particular option may be exercised is determined by the Board, subject to any employment contract or consulting contract, provided that no such option term shall exceed ten years.

As of September 18, 2018, there were 561,316 Common Shares issuable upon the exercise of outstanding options. The weighted average exercise price of these options is $31.50 per Common Share. As at September 18, 2018, up to 150,455 additional Common Shares were reserved for issuance under our Option Plan.

2013 Convertible Debenture

On January 10, 2013, we completed a private placement financing of the 2013 Debenture in the original principal amount of $1.5 million. The 2013 Debenture was originally due to mature on January 1, 2015, but through a series of extensions, the current maturity date is October 1, 2018. The 2013 Debenture bears interest at a rate of 12% per annum, payable monthly, is pre-payable at any time at our option, and is convertible at any time into Common Shares at a conversion price of $30.00 per Common Share (post reverse-split) at the option of the holder. Drs. Isa and Amina Odidi, who are directors, executive officers and principal shareholders of our Company, provided us with the $1.5 million of the proceeds for the 2013 Debenture. Effective December 1, 2016, the maturity date for the 2013 Debenture was extended to April 1, 2017 and a principal repayment of $150,000 was made at the time of the extension. After giving effect to such partial repayment, the 2013 Debenture is now convertible at any time into 45,000 Common Shares at a conversion price of $30.00 per Common Share at the option of the holder. We currently expect to repay the current net amount of $1,350,000 on or about October 1, 2018, if we then have cash available.

2018 Convertible Debenture

On September 10, 2018 we completed the private placement financing of the 2018 Debenture in the principal amount of $500,000. The 2018 Debenture matures on September 1, 2020. The 2018 Debenture bears interest at a rate of 10% per annum, payable monthly, is pre-payable at any time at our option, and is convertible into Common Shares at any time prior to the maturity date at a conversion price of $3.00 per Common Share at the option of the holder. Drs. Isa and Amina Odidi, who are directors, executive officers and principal shareholders of our Company, provided us with the original $500,000 of proceeds for the 2018 Debenture.

Registration Rights

We conducted a private placement of units comprised of Common Shares and warrants in February, 2011, which was exempt from registration under the U.S. Securities Act pursuant to Regulation D and Section 4(a)(2) and/or Regulation S thereof and other available exemptions. As such, the Common Shares, the warrants, and the Common Shares underlying the warrants may not be offered or sold in the United States unless they are registered under the U.S. Securities Act, or an exemption from the registration requirements of the U.S. Securities Act is available.

In connection with the private placement, we agreed to file a registration statement on Form F-3, or the Registration Statement, within 40 days after the closing and use our best efforts to have it declared effective within 150 days after the closing to register (i) 100% of the Common Shares issued in the private placement; and (ii) 100% of the Common Shares underlying the investor warrants issued in the private placement, or the Registrable Securities.

The Registration Statement was declared effective as of March 30, 2011. If (i) the Registration Statement ceases to be continuously effective for more than twenty consecutive calendar days or more than an aggregate of thirty calendar days during any consecutive 12-month period, or (ii) at a time in which the Registrable Securities cannot be sold under the Registration Statement, we shall fail for any reason to satisfy the current public information requirement under Rule 144 as to the applicable Registrable Securities, we shall pay to the investors, on a pro rata basis, partial liquidated damages of 1% of the aggregate purchase price paid by each investor on the occurrence of an event listed above and for each calendar month (pro rata for any period less than a calendar month) from an event, until cured.

The securities shall cease to be Registrable Securities when (i) they have been sold (A) pursuant to a registration statement; or (B) in accordance with Rule 144 or any other rule of similar effect; or (ii) such securities become eligible for resale without volume or manner-of-sale restrictions, and when either we are compliant with any current public information requirements pursuant to Rule 144 or the current public information requirements no longer apply.

DESCRIPTION OF SECURITIES WE ARE OFFERING

We are offering (i) up to     Units, each Unit consisting of one Common Share and one Warrant to purchase one Common Share, or (ii) up to    Pre-Funded Units, each Pre-Funded Unit consisting of one Pre-Funded Warrant to purchase one Common Share and one Warrant to purchase one Common Share. For each Pre-Funded Unit we sell, the number of Units we are offering will be decreased on a one-for-one basis. The Common Share and accompanying Warrant included in each Unit will be issued separately, and the Pre-Funded Warrant to purchase one Common Share and the accompanying Warrant included in each Pre-Funded Unit will be issued separately. Units or Pre-Funded Units will not be issued or certificated. We are also registering the Common Shares included in the Units and the Common Shares issuable from time to time upon exercise of the Warrants and the Pre-Funded Warrants, the Warrants included in the Units and the Pre-Funded Units offered hereby and the Pre-Funded Warrants included in the Pre-Funded Units.

Common Shares

The material terms and provisions of our Common Shares and each other class of our securities which qualifies or limits Common Shares are described under the caption “Description of Share Capital” in this prospectus.

The Warrants

The following is a summary of all material terms and provisions of the Warrants that are being offered hereby; however, it is not a complete description of all terms and is subject to, and qualified in its entirety by, the provisions of the Warrant, the form of which has been filed as an exhibit to the registration statement of which this prospectus is a part. Prospective investors should carefully review the terms and provisions of the form of Warrant for a complete description of the terms and conditions of the Warrants.

Duration and Exercise Price

Each Warrant included in the Units and Pre-Funded Units offered hereby will have an initial exercise price equal to $    per Common Share. The Warrants will be immediately exercisable and may be exercised until     . The exercise price and number of Common Shares issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our Common Shares and the exercise price. The Warrants will be issued separately from the Common Shares or Pre-Funded Warrants sold as part of the Units or Pre-Funded Units, as the case may be, and may be transferred separately immediately thereafter. Warrants will be issued in certificated form only. A Warrant to purchase one Common Share will be included in each Unit or Pre-Funded Unit purchased in this offering.

Exercisability

The Warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of Common Shares purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of the Warrant to the extent that the holder would own more than 4.99% of the outstanding Common Shares immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding Common Shares after exercising the holder’s Warrants up to 9.99% of the number of Common Shares outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Warrants.

Cashless Exercise

If, at the time a holder exercises its Warrants, a registration statement registering the issuance of the Common Shares underlying the Warrants under the U.S. Securities Act is not then effective or the prospectus contained therein is not available for an issuance of the Common Shares underlying the Warrants to the holder, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of Common Shares determined according to a formula set forth in the Warrant.

Fundamental Transactions

In the event of any fundamental transaction, as described in the Warrants and generally including any merger with or into another entity, sale of all or substantially all of our assets, tender offer or exchange offer, or reclassification of our Common Shares, then upon any subsequent exercise of a Warrant, the holder will have the right to receive as alternative consideration, for each Common Share that the holder would have received upon such holder’s exercise of the Warrant immediately prior to the occurrence of such fundamental transaction, the number of common shares of the successor or acquiring corporation or of our Company, if it is the surviving corporation, and any additional consideration receivable upon or as a result of such transaction by a holder of the number of Common Shares for which the holder would have received upon such holder’s exercise of the Warrant on the date of the consummation of such fundamental transaction.

Transferability

Subject to applicable laws, the Warrant may be transferred at the option of the holder upon surrender of the Warrant to us together with the appropriate instruments of transfer.

Fractional Shares

No fractional Common Shares will be issued upon the exercise of the Warrants. Rather, the number of Common Shares to be issued will be rounded up to the nearest whole number.

No Listing

There is no established trading market for the Warrants, and we do not expect an active trading market to develop. We do not intend to apply to list the Warrants on any securities exchange or other trading market. Without a trading market, the liquidity of the Warrants will be extremely limited.

Rights as a Shareholder

Except as otherwise provided in the Warrants or by virtue of the holder’s ownership of Common Shares, such holder of Warrants does not have the rights or privileges of a holder of Common Shares, including any voting rights, until such holder exercises such holder’s Warrants.

Waivers and Amendments

No term of the Warrants may be amended or waived without the written consent of the holder of such Warrant.

Pre-Funded Warrants

The following is a summary of all material terms and provisions of the Pre-Funded Warrants that are being offered hereby, is not complete and is subject to, and qualified in its entirety by, the provisions of the Pre-Funded Warrant, the form of which has been filed as an exhibit to the registration statement of which this prospectus is a part. Prospective investors should carefully review the terms and provisions of the form of Pre-Funded Warrant for a complete description of the terms and conditions of the Pre-Funded Warrants.

Any purchaser in this offering has the ability to purchase Pre-Funded Units (each Pre-Funded Unit consisting of one Pre-Funded Warrant to purchase one Common Share and one Warrant to purchase one Common Share) in lieu of Units that would otherwise result in the purchaser’s beneficial ownership exceeding 4.99% of our outstanding Common Shares (or, at the election of the purchaser, 9.99%). This is accomplished through purchasing Pre-Funded Warrants at a price equal to the purchase price for Units, less $0.01, which $0.01 is the exercise price for the Pre-Funded Warrants. Each Pre-Funded Warrant is exercisable for one Common Share as offered hereunder. Thus, the purchaser is paying substantially all of the purchase price for a Unit at closing of the offering but is not deemed to beneficially own the Common Shares included in the Units until the purchaser exercises the Pre-Funded Warrant. Once purchased, the purchase price of the Pre-Funded Warrants is not refundable. While the Pre-Funded Warrants permit waiver of provisions by us and the holder of the Pre-Funded Warrants, this would not affect the pre-funding as that is the purchase price of the instrument which is paid at the time of closing and becomes part of our proceeds received from this offering.

Duration and Exercise Price

Each Pre-Funded Warrant will have an initial exercise price per share equal to $0.01. The Pre-Funded Warrants will be immediately exercisable and may be exercised at any time until the Pre-Funded Warrants are exercised in full. The exercise price and number of Common Shares issuable upon exercise are subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our Common Shares and the exercise price. The Pre-Funded Warrants will be issued separately from the accompanying Warrants included in the Pre-Funded Units and may be transferred separately immediately thereafter.

Exercisability

The Pre-Funded Warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of Common Shares purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of the Pre-Funded Warrant to the extent that the holder would own more than 4.99% of the outstanding Common Shares immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding Common Shares after exercising the holder’s Pre-Funded Warrants up to 9.99% of the number of Common Shares outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Pre-Funded Warrants. Purchasers of Pre-Funded Units in this offering may also elect prior to the issuance of the Pre-Funded Warrants to have the initial exercise limitation set at 9.99% of our outstanding Common Shares.

Cashless Exercise

If, at the time a holder exercises its Pre-Funded Warrants, a registration statement registering the issuance of the Common Shares issuable upon exercise of the Pre-Funded Warrants under the U.S. Securities Act is not then effective, or the prospectus contained therein is not available for an issuance of the Common Shares underlying the Pre-Funded Warrants to the holder, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to exercise its Pre-Funded Warrants on a cashless basis and receive upon such exercise (either in whole or in part) the net number of Common Shares determined according to a formula set forth in the Pre-Funded Warrant.

Fundamental Transactions

In the event of any fundamental transaction, as described in the Pre-Funded Warrants and generally including any merger with or into another entity, sale of all or substantially all of our assets, tender offer or exchange offer, or reclassification of Common Shares, then upon any subsequent exercise of a Pre-Funded Warrant, the holder will have the right to receive as alternative consideration, for each Common Share that would have been issuable upon such exercise immediately prior to the occurrence of such fundamental transaction, the number of common shares of the successor or acquiring corporation or of our Company, if it is the surviving corporation, and any additional consideration receivable upon or as a result of such transaction by a holder of the number of Common Shares for which the Pre-Funded Warrant is exercisable immediately prior to such event.

Transferability

Subject to applicable laws, a Pre-Funded Warrant may be transferred at the option of the holder upon surrender of the Pre-Funded Warrant to us together with the appropriate instruments of transfer.

Fractional Shares

No fractional Common Shares will be issued upon the exercise of the Pre-Funded Warrants. Rather, the number of Common Shares to be issued will be rounded up to the nearest whole number.

Trading Market

There is no established trading market for the Pre-Funded Warrants on any securities exchange or nationally recognized trading system, and we do not expect an active trading market to develop. We do not intend to list the Pre-Funded Warrants on any securities exchange or other trading market. Without a trading market, the liquidity of the Pre-Funded Warrants will be extremely limited.

Rights as a Shareholder

Except as otherwise provided in the Pre-Funded Warrants or by virtue of the holder’s ownership of Common Shares, such holder of Pre-Funded Warrants does not have the rights or privileges of a holder of Common Shares, including any voting rights, until such holder exercises such holder’s Pre-Funded Warrants.

TRADING PRICE HISTORY

Our Common Shares are currently listed on the TSX and Nasdaq under the symbol “IPCI.” Prior to March 20, 2017, our Common Shares traded on the TSX under the symbol “I”; effective that date, our TSX trading symbol was harmonized with our Nasdaq symbol. See “Prospectus Summary-Recent Developments—Nasdaq Notices and Nasdaq Hearings Panel Grant of Request for Continued Listing” and “—Risk Factors--Our Common Shares will be delisted from the Nasdaq Capital Market if we do not satisfy certain requirements of the Nasdaq Hearing Panel by September 28, 2018” in this prospectus for important information about the listing of our Common Shares on Nasdaq.

The following table indicates, for the relevant periods, the high and low prices of our common shares on Nasdaq and on the TSX:

	NASDAQ (U.S.$)		TSX (C$)
Annual	High	Low	High	Low
2017	31.20	8.10	40.90	10.00
2016	33.50	14.10	45.00	17.80
2015	39.20	17.30	49.90	21.60
2014	51.80	19.40	57.70	21.40
2013	64.60	15.00	67.00	15.50

Quarterly
2018
Second quarter	6.70	3.20	9.00	4.10
First quarter	10.50	6.10	12.90	7.80

2017
Fourth quarter	12.50	8.20	15.80	10.00
Third quarter	29.20	8.10	37.30	10.00
Second quarter	26.90	18.10	35.70	24.80
First quarter	31.20	21.10	40.90	27.80

2016
Fourth quarter	33.50	16.90	45.00	22.10
Third quarter	20.60	14.10	26.10	17.80
Second quarter	24.20	15.30	32.20	20.00
First quarter	31.90	18.30	42.00	24.60

Most recent 6 months
August 2018	3.50	2.30	4.40	3.10
July 2018	5.40	3.10	7.20	4.10
June 2018	5.50	3.90	7.50	4.90
May 2018	4.50	3.20	5.80	4.10
April 2018	6.50	3.30	8.00	4.30
March 2018	6.70	5.10	9.00	7.00

PRIOR SALES

During the 12 month period prior to the date of this prospectus, we have issued Common Shares, or securities convertible into Common Shares, as follows:

In November 2013, we entered into an equity distribution agreement with Roth, pursuant to which we originally could, from time to time, sell up to 530,548 of our Common Shares for up to an aggregate of $16.8 million (or such lesser amount as may then be permitted under applicable exchange rules and securities laws and regulations) through at-the-market issuances on Nasdaq or otherwise. Under the equity distribution agreement, we may at our discretion, from time to time, offer and sell Common Shares through Roth or directly to Roth for resale to the extent permitted under Rule 415 under the U.S. Securities Act. Sales of Common Shares through Roth, if any, will be made at such time and at such price as are acceptable to us, from time to time, by means of ordinary brokers’ transactions on Nasdaq or otherwise at market prices prevailing at the time of sale or as determined by us. We pay Roth a commission, or allow a discount, of 2.75% of the gross proceeds we receive from any sales of our Common Shares under the equity distribution agreement. We have also agreed to reimburse Roth for certain expenses relating to the at-the-market offering program. As of the date of this prospectus, we have issued and sold an aggregate of 474,035 Common Shares with an aggregate offering price of $13,872,929. There have been no sales under the at-the-market program during the 12-month period prior to the date of this prospectus. The Common Shares were offered by us through prospectus supplements pursuant to our shelf registration statements on Form F-3 (Registration No. 333-218297, and prior thereto Registration Nos. 333-178190 and 333-196112) as previously filed and declared effective by the SEC and the base prospectuses contained therein.

Pursuant to a placement agent agreement dated October 10, 2017 between the Company and H.C. Wainwright, in October 2017, we completed a registered direct offering of 363,636 Common Shares at a price of $11.00 per share (post reverse-split) for gross proceeds of approximately $4 million. We also issued to the investors unregistered warrants to purchase an aggregate of 181,818 Common Shares at an initial exercise price of $12.50 per share (post reverse-split). The warrants became exercisable six months following the October 13, 2017 closing date and will expire 30 months after the date they became exercisable. The Common Shares (but not the warrants or the Common Shares underlying the warrants) were offered by us through a prospectus supplement pursuant to our Shelf Registration Statement. The warrants described above were offered in a private placement under Section 4(a)(2) of the U.S. Securities Act, and Regulation D promulgated thereunder and, along with the Common Shares underlying the warrants, have not been registered under the U.S. Securities Act, or applicable state securities laws. We also issued to the placement agent 18,181 warrants to purchase Common Shares at an initial exercise price of $13.75 per share (post reverse-split). The total net proceeds from the offering were $3.5 million, after deducting offering expenses.

Pursuant to a placement agent agreement dated March 12, 2018 between the Company and H.C. Wainwright, on March 16, 2018, we completed a registered direct offering of 583,333 Common Shares at a price of $6.00 per share (post reverse-split) for gross proceeds of approximately $3.5 million. We also issued to the investors unregistered warrants to purchase an aggregate of 291,666 Common Shares at an initial exercise price of $6.00 per share (post reverse-split). The warrants are exercisable six months following the March 16, 2018 closing date and will expire 30 months after the date they become exercisable. The Common Shares (but not the warrants or the Common Shares underlying the warrants) were offered by us through a prospectus supplement pursuant to our Shelf Registration Statement. The warrants described above were offered in a private placement under Section 4(a)(2) of the U.S. Securities Act, and Regulation D promulgated thereunder and, along with the Common Shares underlying the warrants, have not been registered under the U.S. Securities Act, or applicable state securities laws. We also issued to the placement agent 29,166 warrants to purchase Common Shares at an initial exercise price of $7.50 per share (post reverse-split), paid $245,000 in cash for placement agent fees and an aggregate of $75,000 for certain expenses. The total net proceeds from the offering were approximately $3 million, after deducting offering expenses.

Pursuant to a placement agent agreement dated March 18, 2018 between the Company and H.C. Wainwright, on March 21, 2018, we completed a registered direct offering of 300,000 Common Shares at a price of $6.00 per share (post reverse-split) for gross proceeds of approximately $1.8 million. We also issued to the investors unregistered warrants to purchase an aggregate of 150,000 Common Shares at an initial exercise price of $6.00 per share (post reverse-split). The warrants are exercisable six months following the March 21, 2018 closing date and will expire 30 months after the date they become exercisable. The Common Shares (but not the warrants or the Common Shares underlying the warrants) were offered by us through a prospectus supplement pursuant to our Shelf Registration Statement. The warrants described above were offered in a private placement under Section 4(a)(2) of the U.S. Securities Act, and Regulation D promulgated thereunder and, along with the Common Shares underlying the warrants, have not been registered under the U.S. Securities Act, or applicable state securities laws. We also issued to the placement agent 15,000 warrants to purchase Common Shares at an initial exercise price of $7.50 per share(post reverse-split), paid $126,000 in cash for placement agent fees and an aggregate of $45,000 for certain expenses. The total net proceeds from the offering were approximately $1.6 million, after deducting offering expenses.

During the 12-month period prior to the date of this prospectus, no warrants to purchase Common Shares were exercised.

During the 12-month period prior to the date of this prospectus, 49,600 options were granted and no options were exercised.

During the 12-month period prior to the date of this prospectus, a total of 866 deferred share units were granted. For a description of our deferred share units see “Description of Share Capital--Deferred Share Units.”

During the 12-month period prior to the date of this prospectus, no restricted share units were granted. For a description of our restricted share units see ”Description of Share Capital--Restricted Share Units.”

On September 10, 2018, we completed the private placement financing of the 2018 Debenture.

DIVIDEND POLICY

We have not paid any cash dividends on our Common Shares and do not intend to pay cash dividends in the foreseeable future. We intend to retain future earnings, if any, for reinvestment in the development and expansion of our business. Dividend payments in the future may also be limited by loan agreements or covenants contained in other securities we may issue. Any future determination to pay cash dividends will be at the discretion of our Board of Directors and depend on our financial condition, results of operations, capital and legal requirements and such other factors as our Board of Directors deems relevant.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following description is not intended to constitute a complete analysis of all tax consequences relating to our Common Shares, Pre-Funded Warrants and Warrants (sometimes referred to collectively or individually as our “securities”). You should consult your own tax advisor concerning the tax consequences of your particular situation, as well as any tax consequences that may arise under the laws of any state, local, foreign or other taxing jurisdiction.

U.S. Federal Income Taxation

The following are the material U.S. federal income tax consequences of the acquisition, ownership and disposition of our securities.

The discussion below of the U.S. federal income tax consequences to “U.S. Holders” will apply to a beneficial owner of our securities that is for U.S. federal income tax purposes:

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an individual citizen or resident of the United States;

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a corporation (or other entity treated as a corporation) that is created or organized (or treated as created or organized) in or under the laws of the United States, any state thereof or the District of Columbia;

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an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

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a trust if (i) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust; or (ii) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

A beneficial owner of our securities that is described above is referred to herein as a “U.S. Holder.” If a beneficial owner of our securities is not described as a U.S. Holder and is not an entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes, such owner will be considered a “Non-U.S. Holder.” The material U.S. federal income tax consequences of the acquisition, ownership and disposition of our securities applicable specifically to Non-U.S. Holders are described below under the heading “Non-U.S. Holders.”

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, Treasury regulations promulgated thereunder, published rulings and administrative guidance from the Internal Revenue Service (IRS), court decisions and the United States-Canada Income Tax Treaty, all as currently in effect. These authorities are subject to change or differing interpretations, possibly on a retroactive basis.

This discussion does not address all aspects of U.S. federal income taxation that may be relevant to any particular holder based on such holder’s individual circumstances. In particular, this discussion considers only holders that own and hold our securities as capital assets within the meaning of Section 1221 of the Code, and does not address the potential application of the alternative minimum tax or the U.S. federal income tax consequences to holders that are subject to special rules, including:

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financial institutions, financial services entities, or underwriters;

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broker-dealers, dealers or traders in securities;

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persons that are subject to the mark-to-market accounting rules under Section 475 of the Code;

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tax-exempt entities;

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qualified retirement plans, individual retirement accounts and other tax-deferred accounts;

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governments or agencies or instrumentalities thereof;

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insurance companies;

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regulated investment companies;

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real estate investment trusts;

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certain expatriates or former long-term residents of the United States;

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persons that actually or constructively own (including by treating U.S. Holders of Warrants, Pre-Funded Warrants or other options to acquire our Common Shares as owning such Common Shares) 10% or more of the voting power or value of our Common Shares;

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persons that acquired our securities pursuant to an exercise of employee options, in connection with employee incentive plans or otherwise as compensation;

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persons that hold our securities as part of a straddle, constructive sale, hedging, conversion or other integrated transaction;

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persons whose functional currency is not the U.S. dollar;

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passive foreign investment companies; or

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controlled foreign corporations.

This discussion does not address any aspect of U.S. federal non-income tax laws, such as gift or estate tax laws, or state, local or non-U.S. tax laws or, except as discussed herein, any tax reporting obligations applicable to a holder of our securities. Additionally, this discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold our securities through such entities. If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of our securities, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. This discussion also assumes that any distribution made (or deemed made) to a holder in respect of our securities and any consideration received (or deemed received) by a holder in connection with the sale or other disposition of our securities will be in U.S. dollars. In addition, this discussion also assumes that we will be and have been treated as a foreign corporation for U.S. federal income tax purposes. Moreover, this discussion assumes that a holder will receive only Common Shares and will not be entitled to a fractional share upon the exercise of a Warrant or a Pre-Funded Warrant.

We have not sought, and will not seek, a ruling from the Internal Revenue Service (the “IRS”) or an opinion of counsel as to any U.S. federal income tax consequence described herein. The IRS may disagree with the description herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion.

EACH HOLDER OF OUR SECURITIES IS URGED TO CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR SECURITIES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, AND NON-U.S. TAX LAWS, AS WELL AS U.S. FEDERAL TAX LAWS AND ANY APPLICABLE TAX TREATIES.

Tax Characterization of Pre-Funded Warrants

Although the appropriate characterization of pre-funded warrants under the tax law is unsettled, it is likely that the Pre-Funded Warrants will be treated as Common Shares for U.S. federal income tax purposes. However, it is possible that the IRS could treat the Pre-Funded Warrants as warrants to acquire our Common Shares. Any person that elects to receive Pre-Funded Units in lieu of the Units in this offering should consult their own tax advisor regarding the application of the U.S. federal income tax laws to their particular situation.

Allocation of Purchase Price and Characterization of Units

Each Unit and Pre-Funded Unit should be treated for U.S. federal income tax purposes as an investment unit consisting of one Common Share (or Pre-Funded Warrant, as the case may be), and one Warrant to purchase one Common Share. For U.S. federal income tax purposes, each holder must allocate the purchase price of a Unit or Pre-Funded Unit between that Common Share (or Pre-Funded Warrant, as applicable), and one Warrant based on the relative fair market value of each at the time of issuance. The purchase price allocated to each Common Share, Pre-Funded Warrant and Warrant generally will be the holder’s tax basis in such security, as the case may be. The tax basis for each Pre-Funded Warrant that is treated as a Common Share should include both the portion of the Pre-Funded Warrant purchase price allocated to such Pre-Funded Warrant and, once such Pre-Funded Warrant is exercised, the exercise price therefor.

U.S. Holders
Taxation of Cash Distributions

Subject to the passive foreign investment company, or PFIC, rules discussed below, a U.S. Holder generally will be required to include in gross income as ordinary income the amount of any cash dividend paid in respect of our Common Shares. A cash distribution on our Common Shares generally will be treated as a dividend for U.S. federal income tax purposes to the extent the distribution is paid out of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes). The portion of such cash distribution, if any, in excess of such earnings and profits will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in the Common Shares. Any remaining excess generally will be treated as gain from the sale or other taxable disposition of such Common Shares.

The amount of any distribution, and thus potentially of any dividend, will include any amounts withheld by us in respect of Canadian taxes. The U.S. dollar amount of any dividend will not be eligible for the dividends-received deduction generally available to U.S. corporations under the Code. Dividends will be included in a U.S. Holder’s income on the date of the U.S. Holder’s receipt of the dividend. The amount of any dividend income paid in Canadian dollars will be the U.S. dollar amount calculated by reference to the exchange rate in effect on the date of receipt, regardless of whether the payment is in fact converted into U.S. dollars. If the dividend is converted into U.S. dollars on the date of receipt, a U.S. Holder should not be required to recognize foreign currency gain or loss in respect of the dividend income. A U.S. Holder may have foreign currency gain or loss if the dividend is converted into U.S. dollars after the date of receipt.

Dividends paid to a U.S. Holder with respect to our Common Shares generally will be foreign source income, which may be relevant in calculating such U.S. Holder’s foreign tax credit limitations. Subject to applicable limitations, some of which vary depending upon the U.S. Holder’s circumstances, Canadian income taxes withheld from dividends on Common Shares at a rate not exceeding the rate provided by the United States-Canada Income Tax Treaty may be creditable against the U.S. Holder’s U.S. federal income tax liability. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends that we distribute generally should constitute “passive category income,” or, in the case of certain U.S. Holders, “general category income.” A foreign tax credit for foreign taxes imposed on distributions may be denied if a U.S. Holder does not satisfy certain minimum holding period requirements. The rules governing foreign tax credits are complex, and U.S. Holders should consult their tax advisers regarding the creditability of foreign taxes in their particular circumstances. In lieu of claiming a foreign tax credit, U.S. Holders may, at their election, deduct foreign taxes, including any Canadian withholding tax imposed on distributions, in computing their taxable income, subject to generally applicable limitations under U.S. law. An election to deduct foreign taxes instead of claiming foreign tax credits applies to all foreign taxes paid or accrued in the taxable year.

With respect to non-corporate U.S. Holders, any such cash dividends may be subject to U.S. federal income tax at the lower applicable regular long term capital gains tax rate (see “- Taxation on the Disposition of Common Shares, Warrants or Pre-Funded Warrants” below) provided that (a) our Common Shares are readily tradable on an established securities market in the United States or we are otherwise eligible for the benefits of the United States-Canada Income Tax Treaty, (b) we are not a PFIC, as discussed below, for either the taxable year in which the dividend was paid or the preceding taxable year, and (c) certain holding period requirements are met. On the other hand, if our Common Shares are not readily tradable on an established securities market, and we are not otherwise eligible for the benefits of the United States-Canada Income Tax Treaty, then cash dividends paid by us to non-corporate U.S. Holders with respect to such Common Shares will be subject to U.S. federal income tax at ordinary income tax rates, and not the lower regular long term capital gains tax rate. Under published IRS authority, shares are considered for purposes of clause (a) above to be readily tradable on an established securities market in the United States only if they are listed on certain exchanges, which presently include Nasdaq. Although our Common Shares are currently listed and traded on Nasdaq, there is no assurance that they will continue to be so listed. See “Prospectus Summary-Recent Developments—Nasdaq Notices and Nasdaq Hearings Panel Grant of Request for Continued Listing” and “Risk Factors--Our Common Shares will be delisted from the Nasdaq Capital Market if we do not satisfy certain requirements of the Nasdaq Hearing Panel by September 28, 2018” in this prospectus for important information about the listing of our Common Shares on Nasdaq. U.S. Holders should consult their own tax advisors regarding the availability of the lower rate for any cash dividends paid with respect to our Common Shares.

Adjustments with Respect to Warrants

The terms of the Warrants and Pre-Funded Warrants provide for an adjustment to the number of Common Shares for which the warrant may be exercised or to the exercise price of the warrant in certain events. An adjustment that has the effect of preventing dilution generally is not taxable. However, the U.S. Holders of the Warrants or Pre-Funded Warrants would be treated as receiving a constructive distribution from us if, for example, the adjustment increases the warrant holders’ proportionate interest in our assets or earnings and profits (e.g., through a decrease in the exercise price of the Warrants or Pre-Funded Warrants) as a result of a distribution of cash to the holders of our Common Shares, which is taxable to the U.S. Holders of such Common Shares as described under “-Taxation of Cash Distributions,” above. Such constructive distribution would be subject to tax as described under that section in the same manner as if the U.S. Holders of the Warrants or Pre-Funded Warrants received a cash distribution from us equal to the fair market value of such increased interest.

Taxation on the Disposition of Common Shares, Warrants or Pre-Funded Warrants

Upon a sale or other taxable disposition of our Common Shares, Warrants or Pre-Funded Warrants, and subject to the PFIC rules discussed below, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in the securities.

The regular U.S. federal income tax rate on capital gains recognized by U.S. Holders generally is the same as the regular U.S. federal income tax rate on ordinary income, except that long term capital gains recognized by non-corporate U.S. Holders generally are subject to U.S. federal income tax at a maximum regular rate of 20%. Capital gain or loss will constitute long term capital gain or loss if the U.S. Holder’s holding period for the securities exceeds one year. The deductibility of capital losses is subject to various limitations. Any such gain or loss that a U.S. Holder recognizes generally will be treated as U.S. source income or loss for foreign tax credit limitation purposes.

Additional Taxes

U.S. Holders that are individuals, estates or trusts and whose income exceeds certain thresholds generally may be subject to a 3.8% Medicare contribution tax on unearned income, including, without limitation, dividends on, and gains from the sale or other taxable disposition of, our Common Shares, Warrants or Pre-Funded Warrants, subject to certain limitations and exceptions. U.S. Holders should consult their own tax advisors regarding the effect, if any, of such tax on their ownership and disposition of our Common Shares, Warrants or Pre-Funded Warrants.

Exercise or Lapse of a Warrant

Subject to the PFIC rules discussed below, a U.S. Holder generally will not recognize gain or loss upon the exercise of a Warrant or Pre-Funded Warrant for cash. A Common Share acquired pursuant to the exercise of a Warrant or Pre-Funded Warrant for cash generally will have a tax basis equal to the U.S. Holder’s tax basis in the Warrant or Pre-Funded Warrant, increased by the amount paid to exercise the Warrant or Pre-Funded Warrant. The holding period of such Common Share generally would begin on the day after the date of exercise of the Warrant. If a Warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such holder’s tax basis in the Warrant.

The tax consequences of a cashless exercise of Warrants are unclear. A cashless exercise may be tax-free, either because it is a nonrealization event (i.e., not a transaction in which gain or loss is realized) or because the transaction is treated as a recapitalization for U.S. federal income tax purposes. In either tax-free situation, a U.S. Holder’s tax basis in the Common Shares received would equal the U.S. Holder’s basis in the Warrants surrendered. If the cashless exercise were treated as not being a realization event, the U.S. Holder’s holding period in the Common Shares could be treated as commencing on the date following the date of exercise of the Warrants. If the cashless exercise were treated as a recapitalization, the holding period of the Common Shares received would include the holding period of the Warrants.

It is also possible that a cashless exercise could be treated as a taxable exchange in which gain or loss is recognized. In such event, a U.S. Holder could be deemed to have surrendered a number of Warrants with a fair market value equal to the exercise price for the number of Warrants deemed exercised. For this purpose, the number of Warrants deemed exercised would be equal to the amount needed to receive on exercise the number of Common Shares issued pursuant to the cashless exercise of the Warrants. In this situation, the U.S. Holder would recognize capital gain or loss in an amount equal to the difference between the fair market value of the Warrants deemed surrendered to pay the exercise price and the U.S. Holder’s tax basis in such Warrants deemed surrendered. Such gain or loss would be long-term or short-term depending on the U.S. Holder’s holding period in the Warrants. In this case, a U.S. Holder’s tax basis in the Common Shares received would equal the sum of the fair market value of the Warrants deemed surrendered to pay the exercise price and the U.S. Holder’s tax basis in the Warrants deemed exercised, and a U.S. Holder’s holding period for the Common Shares should commence on the date following the date of exercise of the Warrants. There also may be alternative characterizations of any such taxable exchange that would result in similar tax consequences, except that a U.S. Holder’s gain or loss would be short-term.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise of the Warrants, it is unclear which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of a cashless exercise of Warrants or Pre-Funded Warrants.

Passive Foreign Investment Company Rules

A foreign (i.e., non-U.S.) corporation is classified as a PFIC for a given taxable year if, during that year, either (a) at least 75% of its gross income, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income, or (b) at least 50% of its assets, ordinarily determined based on fair market value and averaged quarterly over the year, including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than certain rents or royalties derived from the active conduct of a trade or business), and gains from the disposition of passive assets.

We believe that we were not a PFIC during our 2017 taxable year and are unlikely to be a PFIC during our 2018 taxable year. However, our actual PFIC status for our current taxable year (2018) or any subsequent taxable year is uncertain and will not be determinable until after the end of such taxable year. Accordingly, there can be no assurance with respect to our status as a PFIC for our current taxable year or any subsequent taxable year.

The “No election” Alternative – Taxation of Excess Distributions

If we are determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder of our Common Shares, Warrants or Pre-Funded Warrants, and, in the case of our Common Shares (and Pre-Funded Warrants treated as Common Shares), the U.S. Holder did not make a timely QEF election for our first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) the Common Shares (or Pre-Funded Warrants treated as Common Shares), a purging election, a QEF election along with a purging election, or a mark-to-market election, each as described below, such holder generally will be subject to special rules for regular U.S. federal income tax purposes with respect to:

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any gain recognized by the U.S. Holder on the sale or other disposition of its Common Shares, Warrants or Pre-Funded Warrants; and

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any “excess distribution” made to the U.S. Holder (generally, any distributions to such U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of the Common Shares during the three preceding taxable years of such U.S. Holder or, if shorter, such U.S. Holder’s holding period for the Common Shares).

Under these rules,

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·the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for the Common Shares, Warrants or Pre-Funded Warrants;

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the amount of gain allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution or to the period in the U.S. Holder’s holding period before the first day of our first taxable year in which we qualified as a PFIC will be taxed as ordinary income in the year the gain is recognized or the excess distribution is received;

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the amount allocated to each other taxable year (or portion thereof) of the U.S. Holder that is included in its holding period will be taxed at the highest ordinary tax rate in effect for that year that is applicable to the U.S. Holder; and

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the interest charge generally applicable to underpayments of tax will be imposed in respect of the tax attributable to each such other taxable year of the U.S. Holder.

Although a determination as to our PFIC status is made annually, an initial determination that we are a PFIC generally will apply for subsequent years to a U.S. Holder that held (or was deemed to hold) our Common Shares, Warrants or Pre-Funded Warrants while we were a PFIC, whether or not we meet the test for PFIC status in those subsequent years. If we are determined to be a PFIC in any taxable year, and then cease to meet the test for PFIC status in a subsequent taxable year, a U.S. Holder may be able to make a purging election to eliminate this continuing PFIC status with respect to its Common Shares in certain circumstances. A purging election generally creates a deemed sale of such Common Shares (and Pre-Funded Warrants treated as Common Shares) at their fair market value on the last day of our tax year during which we qualified as a PFIC (or, in the case of a purging election made in connection with a QEF election, the first day of our taxable year in which we qualify as a QEF with respect to such U.S. Holder). Any gain recognized by the purging election generally will be treated as an excess distribution subject to the special tax and interest charge rules described above. As a result of the purging election, the U.S. Holder generally will increase the adjusted basis in its Common Shares (and Pre-Funded Warrants treated as Common Shares) by the amount of gain recognized and will also have a new holding period in its Common Shares (and Pre-Funded Warrants treated as Common Shares) for purposes of the PFIC rules.

The QEF Election Alternative

In general, if we are determined to be a PFIC, a U.S. Holder may avoid the PFIC tax consequences described above with respect to the Common Shares (and Pre-Funded Warrants treated as Common Shares) by making a timely QEF election (or a QEF election along with a purging election). Pursuant to the QEF election, a U.S. Holder generally will be required to include in income its pro rata share of our net capital gains (as long term capital gain) and other earnings and profits (as ordinary income), on a current basis, in each case whether or not distributed, in the taxable year of the U.S. Holder in which or with which our taxable year ends if we are treated as a PFIC for that taxable year. However, a U.S. Holder may make a QEF election only if we agree to provide certain tax information to such holder annually. At this time, we do not intend to provide U.S. Holders with such information as may be required to make a QEF election effective.

A U.S. Holder may not make a QEF election with respect to its Warrants to acquire our Common Shares. As a result, if a U.S. Holder sells or otherwise disposes of such Warrants (other than upon exercise thereof), any gain recognized generally will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above, if we were a PFIC at any time during the period the U.S. Holder held the Warrants. If a U.S. Holder that exercises such Warrants properly makes a QEF election with respect to the newly acquired Common Shares (or has previously made a QEF election with respect to our Common Shares), the QEF election will apply to the newly acquired Common Shares, but the adverse tax consequences attributable to the period prior to exercise of the Warrants, adjusted to take into account the current income inclusions resulting from the QEF election, will continue to apply with respect to such newly acquired Common Shares (which generally will be deemed to have a holding period for purposes of the PFIC rules that includes the period the U.S. Holder held the Warrants), unless the U.S. Holder makes a purging election under the PFIC rules. The purging election creates a deemed sale of such Common Shares at their fair market value. The gain recognized by the purging election will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above. As a result of the purging election, the U.S. Holder will have a new basis and holding period in the Common Shares acquired upon the exercise of the Warrants for purposes of the PFIC rules

Mark-to-Market Election Alternative

Alternatively, if a U.S. Holder, at the close of its taxable year while we are considered a PFIC, owns Common Shares (or Pre-Funded Warrants treated as Common Shares) in a PFIC that are treated as marketable stock, the U.S. Holder may make a mark-to-market election with respect to such Common Shares for such taxable year. If the U.S. Holder makes a valid mark-to-market election for the first taxable year of the U.S. Holder in which the U.S. Holder holds (or is deemed to hold) the Common Shares and for which we are determined to be a PFIC, such holder generally will not be subject to the PFIC rules described above with respect to its Common Shares as long as such shares continue to be treated as marketable stock. Instead, in general, the U.S. Holder will include as ordinary income for each year that we are treated as a PFIC the excess, if any, of the fair market value of its Common Shares at the end of its taxable year over the adjusted tax basis in its Common Shares. The U.S. Holder also will be allowed to take an ordinary loss in respect of the excess, if any, of the adjusted tax basis of its Common Shares over the fair market value of its Common Shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. Holder’s adjusted tax basis in its Common Shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of the Common Shares in a taxable year in which we are treated as a PFIC generally will be treated as ordinary income. Special tax rules may also apply if a U.S. Holder makes a mark-to-market election for a taxable year after the first taxable year in which the U.S. Holder holds (or is deemed to hold) our Common Shares and for which we are determined to be a PFIC. Currently, a mark-to-market election may not be made with respect to warrants.

The mark-to-market election is available only for stock that is regularly traded on a national securities exchange that is registered with the U.S. Securities and Exchange Commission, including Nasdaq, or on a foreign exchange or market that is regulated or supervised by a governmental authority of the country in which the exchange or market is located and which (A) meets certain requirements, that are enforced by law, relating to trading volume, listing, financial disclosure, surveillance and other requirements that are designed to (i) prevent fraudulent and manipulative acts and practices, (ii) remove impediments to and perfect the mechanism of a free and open, fair and orderly, market and (iii) protect investors and (B) has rules that effectively promote the active trading of listed stock. Although our Common Shares are currently listed and traded on Nasdaq, there is no assurance that they will continue to be so listed. See “Prospectus Summary-Recent Developments—Nasdaq Notices and Nasdaq Hearings Panel Grant of Request for Continued Listing” and “Risk Factors--Our Common Shares will be delisted from the Nasdaq Capital Market if we do not satisfy certain requirements of the Nasdaq Hearing Panel by September 28, 2018” in this prospectus for important information about the listing of our Common Shares on Nasdaq. U.S. Holders should consult their own tax advisors regarding the availability and tax consequences of a mark-to-market election with respect to our Common Shares under their particular circumstances. It appears that, until regulations are issued permitting such an election, U.S. Holders of Warrants will not be able to make a mark-to-market election with respect to such Warrants.

If we are a PFIC and, at any time, have a foreign subsidiary that is classified as a PFIC, a U.S. Holder of our securities may be deemed to own a portion of the shares of such lower-tier PFIC, and generally could incur liability for the deferred tax and interest charge described above if we receive a distribution from, or dispose of all or part of our interest in, or the U.S. Holder were otherwise deemed to have disposed of an interest in, the lower-tier PFIC. A mark-to-market election generally would not be available with respect to such a lower-tier PFIC. U.S. Holders are urged to consult their own tax advisors regarding the tax issues raised by lower-tier PFICs.

A U.S. Holder that owns (or is deemed to own) Common Shares in a PFIC during any taxable year of the U.S. Holder may have to file an IRS Form 8621 (whether or not a mark-to-market election is or has been made) with such U.S. Holder’s U.S. federal income tax return and provide such other information as may be required by the U.S. Treasury Department.

The rules dealing with PFICs and purging and mark-to-market elections are very complex and are affected by various factors in addition to those described above. Accordingly, U.S. Holders of our securities should consult their own tax advisors concerning the application of the PFIC rules to our securities under their particular circumstances.

Non-U.S. Holders

Cash dividends paid or deemed paid to a Non-U.S. Holder with respect to our Common Shares generally will not be subject to U.S. federal income tax unless such dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base that such holder maintains or maintained in the United States).

In addition, a Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain attributable to a sale or other taxable disposition of our securities unless such gain is effectively connected with its conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base that such holder maintains or maintained in the United States) or the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of such sale or other disposition and certain other conditions are met (in which case, such gain from U.S. sources generally is subject to U.S. federal income tax at a 30% rate or a lower applicable tax treaty rate).

Dividends and gains that are effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base that such holder maintains or maintained in the United States) generally will be subject to regular U.S. federal income tax at the same regular U.S. federal income tax rates as applicable to a comparable U.S. Holder and, in the case of a Non-U.S. Holder that is a corporation for U.S. federal income tax purposes, may also be subject to an additional branch profits tax at a 30% rate or a lower applicable tax treaty rate.

Backup Withholding and Information Reporting

In general, information reporting for U.S. federal income tax purposes should apply to distributions made on our securities within the United States to a U.S. Holder (other than an exempt recipient) and to the proceeds from sales and other dispositions of our securities by a U.S. Holder (other than an exempt recipient) to or through a U.S. office of a broker. Payments made (and sales and other dispositions effected at an office) outside the United States will be subject to information reporting in limited circumstances. In addition, certain information concerning a U.S. Holder’s adjusted tax basis in securities it owns and adjustments to that tax basis and whether any gain or loss with respect to such securities is long term or short term also may be required to be reported to the IRS.

In addition, U.S. federal income tax information reporting rules generally require certain individuals who are U.S. Holders to file Form 8938 to report the ownership of specified foreign financial assets if the total value of those assets exceeds an applicable threshold amount (subject to certain exceptions). For these purposes, a specified foreign financial asset includes not only a financial account (as defined for these purposes) maintained by a foreign financial institution, but also any stock or security issued by a non-U.S. person, any financial instrument or contract held for investment that has an issuer or counterparty other than a U.S. person and any interest in a foreign entity, provided that the asset is not held in an account maintained by a financial institution. The minimum applicable threshold amount is generally U.S. $50,000 in the aggregate, but this threshold amount varies depending on whether the individual lives in the U.S., is married, files a joint income tax return with his or her spouse, and on certain other factors. Certain domestic entities that are U.S. Holders may also be required to file Form 8938 if both (i) such entities are owned at least 80% by an individual who is a U.S. citizen or U.S. tax resident (or in some cases, by a nonresident alien who meets certain criteria) or are trusts with beneficiaries that are such individuals and (ii) more than 50% of their income consists of certain passive income or more than 50% of their assets is held for the production of such income. U.S. Holders are urged to consult with their tax advisors regarding their reporting obligations, including the requirement to file IRS Form 8938.

Moreover, backup withholding of U.S. federal income tax, currently at a rate of 24%, generally will apply to dividends paid on our securities to a U.S. Holder (other than an exempt recipient) and the proceeds from sales and other dispositions of our securities by a U.S. Holder (other than an exempt recipient), in each case who:

●
fails to provide an accurate taxpayer identification number;

●
is notified by the IRS that backup withholding is required; or

●
in certain circumstances, fails to comply with applicable certification requirements.

A Non-U.S. Holder generally may eliminate the requirement for information reporting and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Backup withholding is not an additional tax. Rather, the amount of any backup withholding will be allowed as a credit against a U.S. Holder’s or a Non-U.S. Holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that certain required information is timely furnished to the IRS.

Holders are urged to consult their own tax advisors regarding the application of backup withholding and the availability of and procedures for obtaining an exemption from backup withholding in their particular circumstances.

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the principal Canadian federal income tax considerations generally applicable to a purchaser of Units or Pre-Funded Units of the Company pursuant to this prospectus supplement who, for purposes of the Income Tax Act (Canada) (the “Canadian Tax Act”) and at all relevant times, is not resident in Canada nor deemed to be resident in Canada, deals at arm’s length and is not affiliated with the Company, holds the Warrants, Pre-Funded Warrants and the Common Shares as capital property, and does not use or hold and is not deemed to use or hold the Warrants, Pre-Funded Warrants or Common Shares in or in the course of carrying on business in Canada (a “Non-resident Holder”). Special rules which are not discussed in this summary may apply to a Non-resident Holder that is a financial institution, as defined in the Canadian Tax Act, or an insurer carrying on business in Canada and elsewhere.

This summary is based upon the current provisions of the Canadian Tax Act and the Canada- U.S. Tax Convention (1980) (the “Treaty”) both as in force as of the date hereof and counsel’s understanding of the current administrative policies and assessing practices published in writing by the Canada Revenue Agency (the “CRA”). This summary takes into account all specific proposals to amend the Canadian Tax Act and the Treaty publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Tax Proposals”) and assumes that the Tax Proposals will be enacted in the form proposed, although no assurance can be given that the Tax Proposals will be enacted in their current form or at all.

This summary does not otherwise take into account any changes in law or in the administrative policies or assessing practices of the CRA, whether by legislative, governmental or judicial decision or action, nor does it take into account or consider any provincial, territorial or foreign (including U.S.) income tax considerations, which considerations may differ significantly from the Canadian federal income tax considerations discussed in this summary.

This summary is not exhaustive of all possible Canadian federal income tax considerations applicable to a Non-resident Holder in respect of the securities described herein. The income or other tax consequences will vary depending on the particular circumstances of the Non-resident Holder.

This summary is of a general nature only and is not intended to be, and should not be interpreted as, legal or tax advice to any prospective purchaser or holder of the Units or the Pre-Funded Units and no representation with respect to the Canadian federal income tax consequences to any such prospective purchaser is made. Accordingly, prospective purchasers and holders of the Units or Pre-Funded Units should consult their own tax advisors with respect to their particular circumstances.

Exercise of Warrants or Pre-Funded Warrants

No gain or loss will be realized by a Non-resident Holder on the exercise of a Warrant or a Pre-Funded Warrant. When a Warrant or a Pre-Funded Warrant is exercised, the Non-resident Holder’s cost of the Common Share acquired thereby will be the aggregate of the Non-resident Holder’s adjusted cost base of such Warrant or Pre-Funded Warrant, respectively, and the exercise price, if any, paid for the Common Share upon exercise of the Warrant or Pre-Funded Warrant, as the case may be. The Non-resident Holder’s adjusted cost base of the Common Share so acquired will be determined by averaging such cost with the adjusted cost base to the Non-resident Holder of all Common Shares held by the Non-resident Holder as capital property immediately prior to such acquisition.

Dividends on Common Shares

Generally, dividends paid or credited by Canadian corporations to non-resident shareholders are subject to a withholding tax of 25% of the gross amount of such dividends. Such withholding tax rate may be reduced by an applicable tax treaty entered into by Canada and a Non-resident Holder’s country of residence. For example, where applicable, under the Treaty, the withholding tax rate on the gross amount of dividends paid or credited to a Non-resident Holder who is eligible for benefits under such treaty, is reduced to 15% or, in the case of an eligible Non-resident Holder that is a U.S. company that beneficially owns at least 10% of the voting stock of the Canadian corporation paying the dividends, to 5% of the gross amount of such dividends.

Disposition of the Warrants, Pre-Funded Warrants and Common Shares

In general, a Non-resident Holder will not be subject to Canadian income tax on capital gains arising on the disposition or deemed disposition of the Warrants, Pre-Funded Warrants or Common Shares, unless such Warrants, Pre-Funded Warrants or Common Shares are “taxable Canadian property” within the meaning of the Canadian Tax Act. Generally, Warrants, Pre-Funded Warrants or Common Shares acquired pursuant to this offering will not be “taxable Canadian property” to a Non-resident Holder if the Common Shares are listed at that time on a designated stock exchange for purposes of the Canadian Tax Act (which includes the TSX and Nasdaq) unless, at any particular time during the 60 month period immediately preceding the disposition (i) 25% or more of the issued shares of any class or series of the capital stock of the Company were owned by: (a) such Non-resident Holder, (b) persons with whom the Non-resident Holder did not deal at arm’s length, (c) a partnership in which the Non-resident Holder, or persons with whom the Non-resident Holder did not deal at arm’s length, holds a membership interest directly or indirectly through one or more partnerships, or (d) any combination thereof, and (ii) the shares derived more than 50% of their fair market value directly or indirectly from one or any combination of real or immovable property situated in Canada, “Canadian resource property”, “timber resource property” (each as defined under the Canadian Tax Act), or options in respect of, or interests in, or for civil law rights in such properties, whether or not such property exists.

Although no assurance can be given in this regard, the value of the Company’s Common Shares is not now, and is not expected to be in the future, derived more than 50% from any of these properties. Consequently, any gain realized by a Non-resident Holder upon the disposition of the Warrants, Pre-Funded Warrants or Common Shares should be exempt from tax under the Canadian Tax Act.

EXPERTS

The consolidated financial statements for the years ended November 30, 2017 and 2016 incorporated by reference in this prospectus from our Annual Report on Form 20-F for the year ended November 30, 2017, have been audited by MNP LLP, an independent registered public accounting firm located at 111 Richmond Street West, Suite 300, Toronto, ON M5H 2G4, as stated in their report incorporated herein by reference (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the conditions and events that raise substantial doubt on the Company’s ability to continue as a going concern). Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements for the year ended November 30, 2015 incorporated in this prospectus by reference from our Annual Report on Form 20-F for the year ended November 30, 2017, have been audited by Deloitte LLP, an independent registered public accounting firm, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the conditions and events that raise substantial doubt about the Company’s ability to continue as a going concern), which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

LEGAL PROCEEDINGS

From time to time, we may be exposed to claims and legal actions in the normal course of business. As of the date of this prospectus, we are not aware of any pending or threatened material litigation claims against us, other than as described below.

In November 2016, we filed an NDA for our Oxycodone ER product candidate, relying on the 505(b)(2) regulatory pathway, which allowed us to reference data from Purdue Pharma L.P.’s file for its OxyContin® extended-release oxycodone hydrochloride. Our Oxycodone ER application was accepted by the FDA for further review in February 2017. We certified to the FDA that we believed that our Oxycodone ER product candidate would not infringe any of the OxyContin® patents listed in the FDA’s Approved Drug Products with Therapeutic Equivalence Evaluations, commonly known as the “Orange Book”, or that such patents are invalid, and so notified Purdue Pharma L.P. and the other owners of the subject patents listed in the Orange Book of such certification. On April 7, 2017, we received notice that Purdue Pharma L.P., Purdue Pharmaceuticals L.P., The P.F. Laboratories, Inc., or collectively the Purdue parties, Rhodes Technologies, and Grünenthal GmbH, or collectively the Purdue litigation plaintiffs or plaintiffs, had commenced patent infringement proceedings, or the Purdue litigation, against us in the U.S. District Court for the District of Delaware (docket number 17-392) in respect of our NDA filing for Oxycodone ER, alleging that our proposed Oxycodone ER infringes 6 out of the 16 patents associated with the branded product OxyContin®, or the OxyContin® patents, listed in the Orange Book. The complaint seeks injunctive relief as well as attorneys’ fees and costs and such other and further relief as the Court may deem just and proper. An answer and counterclaim have been filed.

Subsequent to the above-noted filing of lawsuit, 4 further such patents were listed and published in the Orange Book. We then similarly certified to the FDA concerning such further patents. On March 16, 2018, we received notice that the Purdue litigation plaintiffs had commenced further such patent infringement proceedings against us adding the 4 further patents. This lawsuit is also in the District of Delaware federal court under docket number 18-404.

As a result of the commencement of the first of these legal proceedings, the FDA is stayed for 30 months from granting final approval to our Oxycodone ER product candidate. That time period commenced on February 24, 2017, when the Purdue litigation plaintiffs received notice of our certification concerning the patents, and will expire on August 24, 2019, unless the stay is earlier terminated by a final declaration of the courts that the patents are invalid, or are not infringed, or the matter is otherwise settled among the parties.

On or about June 26, 2018, the court issued an order to sever 6 “overlapping” patents from the second Purdue case, but ordered litigation to proceed on the 4 new (2017-issued) patents. An answer and counterclaim was filed on July 9, 2018. The existence and publication of additional patents in the Orange Book, and litigation arising therefrom, is an ordinary and to be expected occurrence in the course of such litigation.

On July 6, 2018, the court issued a so-called “Markman” claim construction ruling on the first case and the October 22, 2018 trial date remains unchanged. We believe that we have non-infringement and/or invalidity defenses to all of the asserted claims of the subject patents in both of the cases and will vigorously defend against these claims.

On July 24, 2018, the parties to the case mutually agreed to dismiss the infringement claims related to the Grünenthal ‘060 patent. The Grünenthal ‘060 patent is one of the six patents included in the original litigation case, however, the dismissal does not by itself result in a termination of the 30-month litigation stay. Infringement claims related to this patent have been dismissed without prejudice.

In July 2017, three complaints were filed in the U.S. District Court for the Southern District of New York asserting claims under the federal securities laws against us and two of our executive officers on behalf of a putative class of purchasers of our securities. In a subsequent order, the Court consolidated the three actions under the caption Shanawaz v. Intellipharmaceutics Int’l Inc., et al., No. 1:17-cv-05761 (S.D.N.Y.), appointed lead plaintiffs in the consolidated action, and approved lead plaintiffs’ selection of counsel. Lead plaintiffs filed a consolidated amended complaint on January 29, 2018. In the amended complaint, lead plaintiffs purport to assert claims on behalf of a putative class consisting of purchasers of our securities between May 21, 2015 and July 26, 2017. The amended complaint alleges that the defendants violated Sections 10(b) and 20(a) of the U.S. Exchange Act and Rule 10b-5 promulgated thereunder by making allegedly false and misleading statements or failing to disclose certain information regarding our NDA for Oxycodone ER abuse-deterrent oxycodone hydrochloride extended-release tablets. The complaint seeks, among other remedies, unspecified damages, attorneys’ fees and other costs, equitable and/or injunctive relief, and such other relief as the court may find just and proper. On March 30, 2018, we filed a motion to dismiss in response to the claim. A response by the plaintiffs was filed on May 31, 2018. A reply in support of the motion to dismiss was filed by the Company on June 29, 2018. We intend to vigorously defend against the claims asserted in the consolidated action.

LEGAL MATTERS

Certain legal matters relating to the offering of securities hereunder will be passed upon on behalf of the Company by Gowling WLG (Canada) LLP. At the date hereof, the partners and associates of Gowling WLG (Canada) LLP, as a group, beneficially own, directly or indirectly, less than 1% of any outstanding securities of the Company or any associate or affiliate of the Company. Certain legal matters with respect to this offering, including the validity of the Warrants and the Pre-Funded Warrants under laws of the State of New York has been passed on for us by Buchanan Ingersoll & Rooney PC. Sheppard Mullin Richter & Hampton LLP, New York, New York, is acting as counsel to the underwriters in this offering.

TRANSFER AGENT AND REGISTRAR

The Canadian transfer agent and registrar for our Common Shares is AST Trust Company (Canada) located at 1 Toronto Street, Suite 1200 Toronto, ON M5C 2V6. The United States co-transfer agent and registrar for our Common Shares is American Stock Transfer & Trust Company LLC located at 6201 15th Avenue, Brooklyn, NY 11219.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

Available Information

We file reports and other information with the securities commissions and similar regulatory authorities in each of the provinces and territories of Canada. These reports and information are available to the public free of charge on the System for Electronic Document Analysis and Retrieval, or SEDAR, at www.sedar.com.

We have filed a registration statement on Form F-1 with the SEC covering the Units and Pre-Funded Units we are offering by this prospectus. This prospectus does not include all of the information contained in the registration statement. You should refer to the registration statement and its exhibits for additional information. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits filed or documents incorporated by reference as part of the registration statement for copies of the actual contract, agreement or other document.

We are subject to the information requirements of the U.S. Exchange Act relating to foreign private issuers and applicable Canadian securities legislation and, in accordance therewith, file reports and other information with the SEC and with the securities regulatory authorities in Canada. As a foreign private issuer, we are exempt from the rules under the U.S. Exchange Act prescribing the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the U.S. Exchange Act. In addition, we are not required to publish financial statements as promptly as U.S. companies.

Investors may read any document that we have filed with the SEC at the SEC’s public reference room in Washington, D.C. Investors may also obtain copies of those documents from the public reference room of the SEC at 100 F Street, N.E., Washington, D.C., 20549 by paying a fee. Investors should call the SEC at 1-800-SEC-0330 or access its website at www.sec.gov for further information about the public reference rooms. Investors may read and download some of the documents we have filed with the SEC’s Electronic Data Gathering and Retrieval system at www.sec.gov.

Readers should rely only on information contained or incorporated by reference in this prospectus and any applicable prospectus supplement. We have not authorized anyone to provide the reader with different information. We are not making an offer of any securities in any jurisdiction where the offer is not permitted. Readers should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus, unless otherwise noted herein or as required by law. It should be assumed that the information appearing in this prospectus and the documents incorporated herein by reference are accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

Documents Incorporated by Reference

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. The documents we are incorporating by reference as of their respective dates of filing are:

(a)
our annual report on Form 20-F for the fiscal year ended November 30, 2017, which was filed with the SEC on March 1, 2018, including our audited consolidated balance sheets as at November 30, 2017 and November 30, 2016, and the consolidated statements of operations and comprehensive loss, shareholders’ equity (deficiency) and cash flows for each of the years in the three-year period ended November 30, 2017;

(b)
our report on Form 6-K furnished to the SEC on April 16, 2018, including our notice of 2018 annual and special meeting of shareholders and management proxy circular dated April 5, 2018, for the annual meeting of shareholders held on May 15, 2018, which was included as part of Exhibit 99.2, but excluding Exhibits 99.1, 99.3, 99.4 and 99.5 thereto;

(c)
our report on Form 6-K furnished to the SEC on July 13, 2018, including our notice of 2018 special meeting of shareholders and management proxy circular dated July 6, 2018, for the special meeting of shareholders to be held on August 15, 2018, which was included as part of Exhibit 99.2, but excluding Exhibits 99.1, 99.3, 99.4, 99.5 and 99.6 thereto;

(d)
our condensed unaudited interim consolidated financial statements and notes to the condensed unaudited interim consolidated financial statements (i) for the three months ended February 28, 2018, which were included as Exhibit 99.2 to the report on Form 6-K furnished to the SEC on April 16, 2018, together with the Management Discussion and Analysis of Financial Condition and Results of Operations for the three months ended February 28, 2018, which was included as Exhibit 99.1 to the report on Form 6-K furnished to the SEC on April 16, 2018 and (ii) for the three and six months ended May 31, 2018, which were included as Exhibit 99.2 to the report on Form 6-K furnished to the SEC on July 16, 2018, together with the Management Discussion and Analysis of Financial Condition and Results of Operations for the three and six months ended May 31, 2018, which was included as Exhibit 99.1 to the report on Form 6-K furnished to the SEC on July 16, 2018, and our report on Form 6-K/A furnished to the SEC on July 24, 2018; and

(e)
our reports on Form 6-K furnished to the SEC on March 14, 2018, March 16, 2018, March 19, 2018 (both reports filed on such date), March 20, 2018, March 21, 2018, March 22, 2018, March 29, 2018, April 23, 2018, April 27, 2018, May 8, 2018, May 16, 2018, May 22, 2018, June 8, 2018, August 15, 2018, September 11, 2018 and September 13, 2018.

Copies of the documents incorporated herein by reference may be obtained on request without charge from our Chief Financial Officer at 30 Worcester Road, Toronto, Ontario, Canada, M9W 5X2, telephone (416) 798-3001 or on our website at www.intellipharmaceutics.com. The information on our website is not incorporated by reference into this prospectus. These documents are also available through the Internet on SEDAR, which can be accessed online at www.sedar.com, and on the SEC’s Electronic Data Gathering and Retrieval System at www.sec.gov.

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein, or in a subsequently filed document incorporated by reference herein, modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this prospectus.

ENFORCEMENT OF CERTAIN CIVIL LIABILITIES

The Company is incorporated under the CBCA and its principal place of business is in Canada. Most of the Company’s directors and officers, and some of the experts named in this prospectus, are residents of Canada, and all or a substantial portion of their assets, and a substantial portion of the Company’s assets, are located outside the United States. The Company has appointed an agent for service of process in the United States but it may be difficult for holders of securities who reside in the United States to effect service within the United States upon the Company or those directors, officers and experts who are not residents of the United States. Investors should not assume that a Canadian court would enforce a judgment of a U.S. court obtained in an action against the Company or such other persons predicated on the civil liability provisions of the U.S. federal securities laws or the securities or “blue sky” laws of any state within the United States or would enforce, in original actions, liabilities against the Company or such persons predicated on the U.S. federal securities laws or any such state securities or “blue sky” laws. The Company’s Canadian counsel has advised the Company that a monetary judgment of a U.S. court predicated solely upon the civil liability provisions of U.S. federal securities laws would likely be enforceable in Canada if the U.S. court in which the judgment was obtained had a basis for jurisdiction in the matter that was recognized by a Canadian court for such purposes. The Company cannot provide assurance that this will be the case. It is less certain that an action could be brought in Canada in the first instance on the basis of liability predicated solely upon such laws.

DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

The following documents have been or will be filed with the SEC as part of the registration statement of which this prospectus forms a part: the documents set out under the heading “Where You Can Find More Information; Incorporation by Reference”; the forms of the underwriting agreement, the Warrants and the Pre-Funded Warrants; the consents of the auditor and legal counsel and the powers of attorney from the directors and certain officers of the Company.

DISCLOSURE OF COMMISSION POSITION ON
INDEMNIFICATION FOR U.S. SECURITIES ACT LIABILITY

Insofar as indemnification for liabilities arising under the U.S. Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the U.S. Securities Act and is therefore unenforceable.

INTELLIPHARMACEUTICS INTERNATIONAL INC.

Up to   Units (each Unit contains one Common Share and one Warrant to purchase One Common Share)

Up to   Pre-Funded Units (each Pre-Funded Unit contains one Pre-Funded Warrant to purchase one Common Share and one Warrant to purchase One Common Share)

(Up to   Common Shares Underlying the Warrants) and

(Up to   Common Shares Underlying the Pre-Funded Warrants)

PROSPECTUS

Sole Book-Running Manager

H.C. Wainwright & Co.

, 2018

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors and Officers

Under Section 124 of the CBCA, a corporation may indemnify a present or former director or officer of the corporation or another individual who acts or acted at the corporation’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the corporation or other entity. A corporation may not indemnify an individual unless the individual (i) acted honestly and in good faith with a view to the best interests of the corporation or, as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the corporation’s request, and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that his or her conduct was lawful. Such indemnification may be made in connection with an action by or on behalf of the corporation or other entity to procure a judgment in its favor only with court approval and only if the conditions set forth in subclauses (i) and (ii) above are met. A director or officer is entitled to indemnification from the corporation as a matter of right if he or she was not judged by the court or other competent authority to have committed any fault or omitted to do anything that he or she ought to have done and fulfilled the conditions set forth in subclauses (i) and (ii) above. The corporation may advance moneys to a director, officer or other individual for the costs, charges and expenses of a proceeding referred to above. The individual shall repay the moneys if he or she does not fulfill the conditions set forth in subclauses (i) and (ii) above to qualify for indemnification.

Our By-Law No. 1 (a by-law relating generally to the transaction of the business and affairs of the Company) provides for the indemnification of the directors and officers of the Company, and former directors and officers of the Company, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the Company, subject to certain limitations in By-Law No. 1 and the limitations in the CBCA.

The Company may also indemnify other individuals who act or acted at the Company’s request as a director or officer, or an individual acting in a similar capacity, of another entity.

A policy of directors’ and officers’ liability insurance is maintained by the Company which insures directors and officers of the Company for losses as a result of claims based upon their acts or omissions as directors and officers including liabilities under securities laws, and also reimburses the Company for payments made pursuant to the indemnity provisions under the CBCA. The directors and officers are not required to pay any premium in respect of this insurance.

Insofar as indemnification for liabilities arising under the U.S. Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to any charter provision, by-law, contract, arrangement, statute or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the U.S. Securities Act and is, therefore, unenforceable.

Item 7. Recent Sales of Unregistered Securities

Pursuant to a placement agent agreement dated October 10, 2017 between the Company and H.C. Wainwright, in October 2017, we completed a registered direct offering of 363,636 Common Shares at a price of $11.00 per share (post reverse-split) for gross proceeds of approximately $4 million. We also issued to the investors unregistered warrants to purchase an aggregate of 181,818 Common Shares at an initial exercise price of $12.50 per share (post reverse-split). The warrants became exercisable six months following the October 13, 2017 closing date and will expire 30 months after the date they became exercisable. The Common Shares (but not the warrants or the Common Shares underlying the warrants) were offered by us through a prospectus supplement pursuant to our shelf registration statement on Form F-3 as previously filed and declared effective by the SEC and the base prospectus contained therein (Registration Statement No. 333-218297). The warrants described above were offered in a private placement under Section 4(a)(2) of the U.S. Securities Act, and Regulation D promulgated thereunder and, along with the Common Shares underlying the warrants, were not registered under the U.S. Securities Act. We also issued to the placement agent 18,181 warrants to purchase Common Shares at an initial exercise price of $13.75 per share (post reverse-split). The total net proceeds from the offering were $3.5 million, after deducting offering expenses.

Pursuant to a placement agent agreement dated March 12, 2018 between the Company and H.C. Wainwright, on March 16, 2018, we completed a registered direct offering of 583,333 Common Shares at a price of $6.00 per share (post reverse-split) for gross proceeds of approximately $3.5 million. We also issued to the investors unregistered warrants to purchase an aggregate of 291,666 Common Shares at an initial exercise price of $6.00 per share (post reverse-split). The warrants are exercisable six months following the March 16, 2018 closing date and will expire 30 months after the date they become exercisable. The Common Shares (but not the warrants or the Common Shares underlying the warrants) were offered by us through a prospectus supplement pursuant to our shelf registration statement on Form F-3 as previously filed and declared effective by the SEC and the base prospectus contained therein (Registration Statement No. 333-218297). The warrants described above were offered in a private placement under Section 4(a)(2) of the U.S. Securities Act, and Regulation D promulgated thereunder and, along with the Common Shares underlying the warrants, have not been registered under the U.S. Securities Act. We also issued to the placement agent 29,166 warrants to purchase Common Shares at an initial exercise price of $7.50 per share (post reverse-split), paid $245,000 in cash for placement agent fees and an aggregate of $75,000 for certain expenses. The total net proceeds from the offering were approximately $3 million, after deducting offering expenses.

Pursuant to a placement agent agreement dated March 18, 2018 between the Company and H.C. Wainwright, on March 21, 2018, we completed a registered direct offering of 300,000 Common Shares at a price of $6.00 per share (post reverse-split) for gross proceeds of approximately $1.8 million. We also issued to the investors unregistered warrants to purchase an aggregate of 150,000 Common Shares at an initial exercise price of $6.00 per share (post reverse-split). The warrants are exercisable six months following the March 21, 2018 closing date and will expire 30 months after the date they become exercisable. The Common Shares (but not the warrants or the Common Shares underlying the warrants) were offered by us through a prospectus supplement pursuant to our shelf registration statement on Form F-3 as previously filed and declared effective by the SEC and the base prospectus contained therein (Registration Statement No. 333-218297). The warrants described above were offered in a private placement under Section 4(a)(2) of the U.S. Securities Act, and Regulation D promulgated thereunder and, along with the Common Shares underlying the warrants, have not been registered under the U.S. Securities Act. We also issued to the placement agent 15,000 warrants to purchase Common Shares at an initial exercise price of $7.50 per share (post reverse-split), paid $126,000 in cash for placement agent fees and an aggregate of $45,000 for certain expenses. The total net proceeds from the offering were approximately $1.6 million, after deducting offering expenses.

On September 10, 2018 we completed the private placement financing of the 2018 Debenture in the principal amount of $500,000. The 2018 Debenture is due to mature on September 1, 2020. The 2018 Debenture bears interest at a rate of 10% per annum, payable monthly, is pre-payable at any time at our option, and is convertible into Common Shares at any time prior to the maturity date at a conversion price of $3.00 per Common Share (post reverse-split) at the option of the holder. Drs. Isa and Amina Odidi, who are directors, executive officers and principal shareholders of our Company, provided us with the original $500,000 of proceeds for the 2018 Debenture.

Item 8. Exhibits and Financial Statement Schedules

Exhibit Number	Description (a) The following documents are filed as part of this registration statement:
1.1*	Form of Underwriting Agreement
3.1
Articles of Incorporation of the Company and certain Amendments thereto (incorporated herein by reference to Exhibit 10.1 to the Company’s Annual Report on Form 20-F for the fiscal year ended November 30, 2009 as filed on June 1, 2010).

3.2
Articles of Amendment to the Articles of Incorporation of the Company (incorporated herein by reference to Exhibit 99.1 to the Company’s report on Form 6-K for the month of the September 2018 as filed on September 13, 2018).

3.3	By-laws of the Company (incorporated by reference to Exhibit 10.2 to the Company’s Annual Report on Form 20-F for the fiscal year ended November 30, 2009 as filed on June 1, 2010).
4.1	IPC Arrangement Agreement (incorporated herein by reference to Exhibit 4.1 to the Company’s annual report on Form 20-F for the fiscal year ended November 30, 2009 as filed on June 1, 2010)
4.2
The acknowledgement and agreement of the Company dated October 22, 2009 to be bound by the performance based stock option agreement dated September 10, 2004 pursuant to which Drs. Isa and Amina Odidi are entitled to purchase up to 276,394 of the Company’s shares upon payment of $36.20 per share, subject to satisfaction of the performance vesting conditions (incorporated herein by reference to Exhibit 4.2 to the Company’s annual report on Form 20-F for the fiscal year ended November 30, 2009 as filed on June 1, 2010)

4.3
The amended and restated promissory note dated October 22, 2009 for up to $2,300,000 issued by Intellipharmaceutics Corp. to Isa Odidi and Amina Odidi (incorporated herein by reference to Exhibit 4.3 to the Company’s annual report on Form 20-F for the fiscal year ended November 30, 2009 as filed on June 1, 2010)

4.4
Registration rights agreement for February 1, 2011 private placement (incorporated herein by reference to Exhibit 4.52 to the Company’s annual report on Form 20-F for the fiscal year ended November 30, 2010 as filed on May 31, 2011)

4.5
Combined Series A/B common share purchase warrant for February 1, 2011 private placement (incorporated herein by reference to Exhibit 4.53 to the Company’s annual report on Form 20-F for the fiscal year ended November 30, 2010 as filed on May 31, 2011)

4.6	Form of Subscription Agreement (incorporated by reference to Exhibit A attached to Exhibit 99.1 to the Company’s report on Form 6-K for the month of March 2012 as filed on March 9, 2012)
4.7
12% convertible term debenture dated January 10, 2013 in principal amount of $1,500,000 (incorporated herein by reference to Exhibit 4.56 to the Company’s annual report on Form 20-F for the fiscal year ended November 30, 2012 as filed on January 31, 2013)

4.8	Form of Subscription Agreement (incorporated by reference to Exhibit A attached to Exhibit 99.1 to the Company’s report on Form 6-K for the month of March 2013 as filed on March 19, 2013)
4.9	Form of Warrants (incorporated by reference to Exhibit B attached to Exhibit 99.1 to the Company’s report on Form 6-K for the month of March 2013 as filed on March 19, 2013)
4.10	Form of Warrants (incorporated herein by reference to Exhibit 99.2 to the Company’s report on Form 6-K for the month of July 2013 as filed on July 26, 2013 (SEC Accession No. 0001171843-13-002968))
4.11
Extension of Debenture Maturity Date dated October 1, 2014 to that certain 12% convertible term debenture dated January 10, 2013 in principal amount of $1,500,000 (incorporated herein by reference to Exhibit 4.66 to the Company’s annual report on Form 20-F for the fiscal year ended November 30, 2014 as filed on February 27, 2015)

4.12
Extension of Debenture Maturity Date dated as of June 29, 2015 to that certain 12% convertible term debenture dated January 10, 2013 in principal amount of $1,500,000 (incorporated herein by reference to Exhibit 4.68 to the Company’s annual report on Form 20-F for the fiscal year ended November 30, 2015 as filed on March 21, 2016)

4.13
Extension of Debenture Maturity Date dated as of December 8, 2015 to that certain 12% convertible term debenture dated January 10, 2013 in principal amount of $1,500,000 (incorporated herein by reference to Exhibit 4.69 to the Company’s annual report on Form 20-F for the fiscal year ended November 30, 2015 as filed on March 21, 2016)

4.14	Form of Common Share Purchase Warrant (incorporated herein by reference to Exhibit 99.2 to the Company’s report on Form 6-K for the month of May 2016 as filed on May 27, 2016)
4.15
Extension of Debenture Maturity Date dated as of May 26, 2016 to that certain 12% convertible term debenture dated January 10, 2013 (incorporated herein by reference to Exhibit 4.72 to the Company’s annual report on Form 20-F for the fiscal year ended November 30, 2016 as filed on February 28, 2017)

4.16
Extension of Debenture Maturity Date dated as of December 1, 2016 to that certain 12% convertible term debenture dated January 10, 2013 (incorporated herein by reference to Exhibit 4.73 to the Company’s annual report on Form 20-F for the fiscal year ended November 30, 2016 as filed on February 28, 2017)

4.17	Form of Warrant (incorporated herein by reference to Exhibit 99.2 to the Company’s report on Form 6-K for the month of October 2017 as filed on October 12, 2017)
4.18	Form of Wainwright Warrant (incorporated herein by reference to Exhibit 99.3 to the Company’s report on Form 6-K for the month of October 2017 as filed on October 12, 2017)
4.19
Extension of Debenture Maturity Date dated as of March 28, 2017 to that certain 12% convertible term debenture dated January 10, 2013 (incorporated herein by reference to Exhibit 4.79 to the Company’s annual report on Form 20-F for the fiscal year ended November 30, 2017 as filed on March 1, 2018)

4.20
Extension of Debenture Maturity Date dated as of September 28, 2017 to that certain 12% convertible term debenture dated January 10, 2013 (incorporated herein by reference to Exhibit 4.80 to the Company’s annual report on Form 20-F for the fiscal year ended November 30, 2017 as filed on March 1, 2018)

4.21	Form of Warrant (incorporated herein by reference to Exhibit 99.2 to the Company’s report on Form 6-K for the month of March 2018 as filed on March 16, 2018)

4.22	Form of Wainwright Warrant (incorporated herein by reference to Exhibit 99.3 to the Company’s report on Form 6-K for the month of March 2018 as filed on March 16, 2018)
4.23	Form of Warrant (incorporated herein by reference to Exhibit 99.2 to the Company’s report on Form 6-K for the month of March 2018 as filed on March 20, 2018)
4.24	Form of Wainwright Warrant (incorporated herein by reference to Exhibit 99.3 to the Company’s report on Form 6-K for the month of March 2018 as filed on March 20, 2018)
4.25	10% convertible term debenture dated September 10, 2018 in principal amount of $500,000
4.26*	Form of Pre-Funded Warrant
4.27*	Form of Warrant
4.28*	Form of Underwriter Warrant
5.1	Opinion of Gowling WLG (Canada) LLP
5.2	Opinion of Buchanan Ingersoll & Rooney PC
10.1
Equity Distribution Agreement between Intellipharmaceutics International Inc. and Roth Capital Partners, LLC, dated November 27, 2013 (incorporated herein by reference to Exhibit 99.1 to the Company’s report on Form 6-K for the month of November 2013 as filed on November 27, 2013)

10.2(†)
License and Commercialization Agreement dated as of November 21, 2005, between Intellipharmaceutics Corp., and Par Pharmaceutical, Inc., as amended by the First Amendment To License and Commercialization Agreement dated as of August 12, 2011, and as further amended by the Second Amendment to License and Commercialization Agreement dated as of September 24, 2013 (incorporated herein by reference to Exhibit 4.64 to the Company’s Amendment No. 1 on Form 20-F/A for the fiscal year ended November 30, 2013 as filed on April 14, 2014)

10.3
Fifth Amendment to Lease Agreement dated November 28, 2014 between Finley W. McLachlan Properties Inc. and Intellipharmaceutics Corp. for premises at 30 Worcester Road, Toronto, Ontario, Canada (incorporated herein by reference to Exhibit 4.65 to the Company’s annual report on Form 20-F for the fiscal year ended November 30, 2014 as filed on February 27, 2015)

10.4
Indenture of Lease dated as of December 1, 2015 between Finley W. McLachlan Properties Inc. and Dufferin Lumber And Supply Company Limited, and Intellipharmaceutics Corp. for premises at 22 Worcester Road and 30 Worcester Road, Toronto, Ontario, Canada (incorporated herein by reference to Exhibit 4.67 to the Company’s annual report on Form 20-F for the fiscal year ended November 30, 2015 as filed on March 21, 2016)

10.5(†)
License and Commercial Supply Agreement dated effective October 11, 2016, between Mallinckrodt LLC and Intellipharmaceutics Corp. (incorporated herein by reference to Exhibit 4.74 to the Company’s annual report on Form 20-F for the fiscal year ended November 30, 2016 as filed on February 28, 2017)

10.6
Form of Securities Purchase Agreement, dated October 11, 2017, by and between Intellipharmaceutics International Inc. and the purchaser named therein (incorporated herein by reference to Exhibit 99.1 to the Company’s report on Form 6-K for the month of October 2017 as filed on October 12, 2017)

10.7
Form of Securities Purchase Agreement, dated March 13, 2018, by and between Intellipharmaceutics International Inc. and the purchaser named therein (incorporated herein by reference to Exhibit 99.1 to the Company’s report on Form 6-K for the month of March 2018 as filed on March 16, 2018

10.8
Form of Securities Purchase Agreement, dated March 19, 2018, by and between Intellipharmaceutics International Inc. and the purchaser named therein (incorporated herein by reference to Exhibit 99.1 to the Company’s report on Form 6-K for the month of March 2018 as filed on March 20, 2018

21.1	List of subsidiaries (incorporated herein by reference to Exhibit 8.1 to the Company’s annual report on Form 20-F for the fiscal year ended November 30, 2017 as filed on March 1, 2018)
23.1	Consent of Independent Registered Public Accounting Firm (MNP LLP)
23.2	Consent of Independent Registered Public Accounting Firm (Deloitte LLP)
23.3	Consent included in opinion of Gowling WLG (Canada) LLP filed as Exhibit 5.1.
24.1	Power of Attorney (included on the signature pages to this Registration Statement).
--------------
*
To be filed by amendment or as an exhibit to a report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, including any Report of Foreign Private Issuer on Form 6-K, and incorporated herein by reference if necessary or required by the transaction.

 (†)
Confidential treatment has been granted for certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

Item 9. Undertakings

a)
The undersigned registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
To include any prospectus required by Section 10(a)(3) of the U.S. Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the U.S. Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the U.S. Securities Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the U.S. Securities Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5)
That, for the purpose of determining liability under the U.S. Securities Act to any purchaser:

(i)
If the registrant is relying on Rule 430B:

A.
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

B.
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the U.S. Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)
If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)
That, for the purpose of determining liability of the registrant under the U.S. Securities Act to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)
Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)
Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)
Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the U.S. Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c)
Insofar as indemnification for liabilities arising under the U.S. Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the U.S. Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the U.S. Securities and will be governed by the final adjudication of such issue.

d)
The undersigned registrant hereby undertakes that:

(1)
For purposes of determining any liability under the U.S. Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the U.S. Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)
For the purpose of determining any liability under the U.S. Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, Canada, on September 20, 2018.

INTELLIPHARMACEUTICS INTERNATIONAL INC.

By:	/s/ Amina Odidi
Dr. Amina Odidi
President, Chief Operating Officer and Director

POWER OF ATTORNEY

Each person whose signature appears below hereby authorizes each of Dr. Isa Odidi and Andrew Patient or either of them as his true and lawful attorney-in-fact with full power of substitution to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file, any and all amendments to this registration statement, including any and all post-effective amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Isa Odidi	Chairman of the Board of Directors	September 20, 2018
Dr. Isa Odidi	Chief Executive Officer and Co-Chief Scientific Officer (Principal Executive Officer)

/s/ Andrew Patient	Chief Financial Officer	September 20, 2018
Andrew Patient	(Principal Financial and Accounting Officer)

/s/ Amina Odidi	President, Chief Operating Officer, Co-Chief Scientific Officer and Director	September 20, 2018
Dr. Amina Odidi

/s/ Kenneth Keirstead	Director	September 20, 2018
Kenneth Keirstead

/s/ Bahadur Madhani	Director	September 20, 2018
Bahadur Madhani

/s/ Eldon Smith	Director	September 20, 2018
Eldon R. Smith

/s/ Shawn Graham	Director	September 20, 2018
Shawn Graham

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, as amended, the undersigned has signed this Registration Statement, solely in the capacity of the duly authorized representative of Intellipharmaceutics International Inc. in the United States, on September 20, 2018.

VASOGEN INC.

By:	/s/ Amina Odidi
Name: Dr. Amina Odidi
Title: President, Chief Operating Officer, Co-Chief Scientific Officer and Director